Exhibit 10.1

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF OCTOBER 16, 2014

AMONG

RANGE RESOURCES CORPORATION,

AS THE BORROWER,

THE SEVERAL LENDERS

FROM TIME TO TIME PARTIES HERETO,

JPMORGAN CHASE BANK, N.A.,

AS ADMINISTRATIVE AGENT

AND A LETTER OF CREDIT ISSUER,

BANK OF AMERICA, N.A.

AND

ROYAL BANK OF CANADA,

AS CO-SYNDICATION AGENTS

AND

BANK OF MONTREAL,

CAPITAL ONE, N.A.,

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH,

CITIBANK, N.A.,

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

MUFG UNION BANK, N.A.,

U.S. BANK, NATIONAL ASSOCIATION

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,

AS CO-DOCUMENTATION AGENTS

J.P. MORGAN SECURITIES LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

AND

RBC CAPITAL MARKETS,

AS JOINT LEAD ARRANGERS

AND

J.P. MORGAN SECURITIES LLC,

AS BOOKRUNNER

i

(Cont’d)

(Cont’d)

(Cont’d)

SCHEDULES

Schedule 1.1(a)	Commitments
Schedule 1.1(b)	Excluded Stock
Schedule 1.1(c)	Excluded Subsidiaries
Schedule 1.1(d)	Closing Date Subsidiary Guarantors
Schedule 1.1(e)	Closing Date Hedge Banks
Schedule 1.1(f)	Existing Letters of Credit
Schedule 8.4	Litigation
Schedule 8.12	Subsidiaries
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.5	Closing Date Investments
Schedule 10.8	Closing Date Negative Pledge Agreements
Schedule 10.12	Closing Date Affiliate Transactions
Schedule 13.2	Notice Addresses

EXHIBITS

Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Letter of Credit Request
Exhibit C	Form of Guarantee
Exhibit D	Form of Pledge Agreement
Exhibit E	Form of Credit Party Closing Certificate
Exhibit F	Form of Assignment and Acceptance
Exhibit G	Form of Promissory Note

v

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of October 16, 2014, among RANGE RESOURCES CORPORATION, a Delaware corporation (the “Borrower”), the banks, financial institutions and other lending institutions from time to time parties as lenders hereto (each a “Lender” and, collectively, the “Lenders”), JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Letter of Credit Issuer, and each other Letter of Credit Issuer from time to time party hereto (capitalized terms used but not defined in this preamble having the meaning provided in Section 1).

WHEREAS, the Borrower has heretofore entered into that certain Fourth Amended and Restated Credit Agreement dated as of February 18, 2011, by and among Borrower, certain Subsidiaries of Borrower, as guarantors, various financial institutions and JPMorgan Chase Bank, N.A., as administrative agent (as amended, supplemented or otherwise modified prior to the Closing Date, the “Existing Credit Agreement”);

WHEREAS, (i) the Borrower has requested that the Existing Credit Agreement be amended and restated in its entirety, (ii) the Borrower has requested that the Lenders extend credit in the form of Loans made available to the Borrower and at any time and from time to time after the Closing Date subject to the Available Commitment and (iii) the Borrower has requested that the Letter of Credit Issuers issue Letters of Credit (subject to the Available Commitment) at any time and from time to time prior to the L/C Maturity Date, in an aggregate Stated Amount at any time outstanding not in excess of $500,000,000; and

WHEREAS, the Lenders and the Letter of Credit Issuers are willing to make available to the Borrower such revolving credit and letter of credit facilities upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1.	Definitions

1.1 Defined Terms.

(a) As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“ABR” shall mean for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus  1⁄2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” and (c) the LIBOR Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%; provided that, for the avoidance of doubt, for purposes of calculating the LIBOR Rate pursuant to clause (c) above, the LIBOR Rate for any day shall be based on the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on such day by reference to the rate appearing on the Reuters Screen LIBOR01 Page (or any successor page or any successor service, or any substitute page or substitute for such service, providing rate quotations comparable to the Reuters Screen LIBOR01 Page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) for a period equal to one-month. The “prime rate” is a rate set by the Administrative Agent based upon various factors, including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the ABR due to a change in such rate announced by the Administrative Agent, in the Federal Funds Effective Rate or in the one-month LIBOR Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“ABR Loan” shall mean each Loan bearing interest based on the ABR.

“Additional Lender” shall have the meaning provided in Section 2.16(a).

“Adjusted Total Commitment” shall mean, at any time, the Total Commitment less the aggregate amount of Commitments of all Defaulting Lenders.

“Administrative Agent” shall mean JPMorgan Chase Bank, N.A., as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent appointed in accordance with the provisions of Section 12.9.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2, or such other address or account as the Administrative Agent may from time to time notify in writing to the Borrower and the Lenders.

“Administrative Questionnaire” shall mean, for each Lender, an administrative questionnaire in a form approved by the Administrative Agent.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” (“controlling”) and “controlled” shall have meanings correlative thereto.

“Agreement” shall mean this Fifth Amended and Restated Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Equity Amount” shall mean, at any time (the “Applicable Equity Amount Reference Time”), an amount equal to, without duplication,

(a) the amount of any proceeds of an equity issuance received by the Borrower during the period from and including the Business Day immediately following the Closing Date, through and including the Applicable Equity Amount Reference Time, but excluding all proceeds from the issuance of Disqualified Stock; minus

(b) the sum, without duplication, of:

(i) the aggregate amount of any Investments made by the Borrower or any Restricted Subsidiary pursuant to Section 10.5(h)(B) after the Closing Date, and prior to the Applicable Equity Amount Reference Time;

(ii) the aggregate amount of any Restricted Payments made by the Borrower pursuant to Section 10.6(i) after the Closing Date, and prior to the Applicable Equity Amount Reference Time; and

(iii) the aggregate amount of prepayments, repurchases, redemptions and defeasances made by the Borrower or any Restricted Subsidiary pursuant to Section 10.7(c)(iii) after the Closing Date and prior to the Applicable Equity Amount Reference Time.

“Applicable Margin” shall mean, for any day, with respect to any ABR Loan or LIBOR Loan or Commitment Fees, as the case may be,

(a) at any time other than during an Investment Grade Period, the rate per annum set forth in the grid below based upon the Borrowing Base Utilization Percentage in effect on such day:

Borrowing Base Utilization Percentage	LIBOR Loans	ABR Loans	Commitment Fee Rate
≥ 90%	2.25%	1.25%	0.375%
≥ 75% and < 90%	2.00%	1.00%	0.375%
≥ 50% and < 75%	1.75%	0.75%	0.350%
≥ 25% and < 50%	1.50%	0.50%	0.300%
< 25%	1.25%	0.25%	0.300%

and (b) at any time during an Investment Grade Period, the rate per annum set forth in the grid below based upon the higher of the Ratings assigned to the Borrower by Moody’s or S&P in effect on such day:

Rating	LIBOR Loans	ABR Loans	Commitment Fee Rate
≤ Ba1/BB+	1.75%	0.75%	0.30%
Baa3/BBB-	1.50%	0.50%	0.25%
Baa2/BBB	1.25%	0.25%	0.20%
≥ Baa1/BBB+	1.125%	0.125%	0.15%

Each change in the Commitment Fee Rate or Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

“Approved Counterparty” means, at any time and from time to time, (i) any Person engaged in the business of writing Hedge Agreements for commodity, interest rate or currency risk that has (or the credit support provider of such Person has), at the time Borrower or any Restricted Subsidiary enters into a Hedge Agreement with such Person, a long term senior unsecured debt credit rating of BBB+ or better from S&P or Baa1 or better from Moody’s or (ii) any Hedge Bank.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” shall mean (a) DeGolyer and MacNaughton, (b) H.J. Gruy and Associates, Inc., (c) Wright and Company, Inc., (d) Netherland, Sewell & Associates, Inc., (e) Cawley, Gillespie & Associates, Inc., (f) W. D. Van Gonten & Co. Petroleum Engineering, (g) Ryder Scott Company, L.P., and (h) at the Borrower’s option, any other independent petroleum engineers selected by the Borrower and reasonably acceptable to the Administrative Agent.

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit F or such other form as may be approved by the Administrative Agent.

“Authorized Officer” shall mean as to any Person, the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Vice President – Finance, the General Counsel, the Treasurer, the Assistant or Vice Treasurer, any Senior Vice President, any Executive Vice President, and any manager, managing member or general partner, in each case, of such Person, and any other senior officer designated as such in writing to the Administrative Agent by such Person. Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of the Borrower or any other Credit Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Person.

“Auto-Extension Letter of Credit” shall have the meaning provided in Section 3.2(b).

“Available Commitment” shall mean, at any time, (a) the Loan Limit at such time minus (b) the aggregate Total Exposures of all Lenders at such time.

“Bank Price Deck” shall mean the Administrative Agent’s forward curve for each of oil, natural gas and other Hydrocarbons, as applicable, furnished to the Borrower by the Administrative Agent from time to time in accordance with the terms of this Agreement and consistent with the bank price deck used by the Administrative Agent with respect to similar oil and gas credits for borrowers with similar credit profiles.

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“benefited Lender” shall have the meaning provided in Section 13.8.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” shall mean, as to any Person, the board of directors or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Bookrunner” shall mean J.P. Morgan Securities LLC in its capacity as bookrunner in respect of the Facility.

“Borrower” shall have the meaning provided in the introductory paragraph hereto.

“Borrowing” shall mean the incurrence of one Type of Loan on a given date (or resulting from conversions on a given date) having, in the case of LIBOR Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Loans).

“Borrowing Base” shall mean, at any time, the amount determined in accordance with Section 2.14, as the same may be adjusted from time to time pursuant to the provisions thereof.

“Borrowing Base Deficiency” occurs if, at any time, the aggregate Total Exposures of all Lenders exceeds the Borrowing Base then in effect. The amount of the Borrowing Base Deficiency is the amount by which Total Exposures of all Lenders exceeds the Borrowing Base then in effect.

“Borrowing Base Properties” shall mean the Oil and Gas Properties of the Credit Parties included in the Initial Reserve Report and thereafter in the Reserve Report most recently delivered pursuant to Section 9.13 and evaluated for inclusion in the Borrowing Base.

“Borrowing Base Required Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding at least 95% of the Adjusted Total Commitment at such date or (b) if the Total Commitment has been terminated, Lenders having or holding at least 95% of the outstanding principal amount of the Loans and Letter of Credit Exposure (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.

“Borrowing Base Utilization Percentage” shall mean, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the aggregate Total Exposures of all Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.

“Business Day” shall mean any day excluding Saturday, Sunday and any other day on which banking institutions in New York City are authorized or required by law to remain closed; provided that, when used in connection with (a) any interest rate settings as to a LIBOR Loan, (b) any fundings, disbursements, settlements and payments in respect of any such LIBOR Loan, or (c) any other dealings pursuant to this Agreement in respect of any such LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Cash Collateralize” shall have the meaning provided in Section 3.8(c).

“Cash Management Agreement” shall mean any agreement entered into from time to time by the Borrower or any of the Borrower’s Restricted Subsidiaries in connection with cash management services for collections, other Cash Management Services and for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” shall mean any Person that either (a) at the time it provides Cash Management Services, (b) on the Closing Date or (c) at any time after it has provided any Cash Management Services, is a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent.

“Cash Management Obligations” shall mean obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” shall mean (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services, including any such relationship or services under any Cash Management Agreement.

“Casualty Event” shall mean, with respect to any Collateral, (a) any damage to, destruction of, or other casualty or loss involving, any property or asset or (b) any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of, or relating to, or any similar event in respect of, any property or asset.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” shall mean the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or any Letter of Credit Issuer (or, for purposes of clauses (a)(ii) or (c) of Section 2.10, by any lending office of such Lender or by such Lender’s or such Letter of Credit Issuer’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” shall mean and be deemed to have occurred if:

(a) any Person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person, entity or “group” and their respective Subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), shall at any time have acquired direct or indirect beneficial ownership

(as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of voting power of the outstanding Voting Stock of the Borrower having more than 40% of the ordinary voting power for the election of directors of the Borrower; or

(b) occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower by persons who were neither (1) nominated by the Board of Directors of the Borrower nor (2) appointed by directors so nominated; or

(c) the occurrence of any “Change of Control,” “Change in Control” or substantially similar definition under and as defined in the Indenture.

“Closing Date” shall mean October 16, 2014.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents” shall mean Bank of Montreal, Capital One, N.A., Canadian Imperial Bank of Commerce, New York Branch, Citibank, N.A., Credit Agricole Corporate and Investment Bank, MUFG Union Bank, N.A., U.S. Bank, National Association and Wells Fargo Bank, National Association, as co-documentation agents for the Lenders under this Agreement and the other Credit Documents.

“Collateral” shall have the meaning provided for such term in each of the Security Documents; provided that with respect to any Mortgages, “Collateral”, as defined herein, shall include “Mortgaged Properties” as defined therein.

“Collateral Coverage Minimum” shall mean a Collateral Coverage Ratio of at least 1.80 to 1.00; provided that during any Investment Grade Period, the Collateral Coverage Minimum shall mean a Collateral Coverage Ratio of 0.00 to 1.00.

“Collateral Coverage Ratio” shall mean, at any time, the ratio of (a) the Mortgaged Present Value at such time to (b) the Loan Limit at such time.

“Commitment” shall mean, (a) with respect to each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Commitment” and (b) in the case of any Lender that becomes a Lender after the Closing Date, (i) the amount specified as such Lender’s “Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Commitment or (ii) the amount specified in Schedule 1.1(a) as amended by any Incremental Agreement, in each case as the same may be changed from time to time pursuant to terms of this Agreement. The aggregate amount of the Commitments as of the Closing Date is $2,000,000,000.

“Commitment Fee” shall have the meaning provided in Section 4.1(a).

“Commitment Fee Rate” shall mean, for any day, with respect to the Available Commitment on any day, the applicable rate per annum set forth under the column heading “Commitment Fee Rate” in the definition of “Applicable Margin” and based upon the Borrowing Base Utilization Percentage or the higher of the Ratings assigned to the Borrower by Moody’s or S&P, as applicable, in effect on such day.

“Commitment Percentage” shall mean, at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Commitment at such time by (b) the amount of the Total Commitment at such time; provided that at any time when the Total Commitment shall have been terminated, each Lender’s Commitment Percentage shall be the percentage obtained by dividing (i) such Lender’s Total Exposure at such time by (ii) the aggregate Total Exposures of all Lenders at such time.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.

“Confidential Information” shall have the meaning provided in Section 13.16.

“Consolidated Current Assets” means, as of any date of determination, the current assets of the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, plus, (a) to the extent not already included therein, the amount by which the Borrowing Base exceeds the Total Exposure as of such date and (b) unless an Event of Default has occurred and is continuing, the aggregate amount of cash on deposit with the Administrative Agent as of such date pursuant to Section 2.15(c) as a result of the existence of any Defaulting Lender; provided that for purposes of this definition, current assets shall exclude non-cash assets required to be included in consolidated current assets of the Borrower and its Restricted Subsidiaries as a result of the application of FASB Accounting Standards Codifications 815 or 410.

“Consolidated Current Liabilities” means, as of any date of determination, the current liabilities of the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, minus, to the extent included therein, the current portion of long-term Indebtedness outstanding under this Agreement or under the Senior Notes; provided that for purposes of this definition, current liabilities shall exclude non-cash liabilities required to be included in consolidated current liabilities of the Borrower and its Restricted Subsidiaries as a result of the application of FASB Accounting Standards Codifications 815 or 410, but shall expressly include any unpaid liabilities for cash charges or payments that have been incurred as a result of the termination of any Hedge Agreement.

“Consolidated EBITDAX” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, and local income and franchise taxes payable by the Borrower and its Restricted Subsidiaries for such period, (iii) depletion, depreciation, amortization and exploration expense for such period, (iv) all other non-cash items reducing such Consolidated Net Income for such period, and (v) extraordinary or non-recurring losses and charges for such period, and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) federal, state and local income tax credits of the Borrower and its Restricted Subsidiaries for such period (ii) all other non-cash items increasing Consolidated Net Income for such period, and (iii) extraordinary or non-recurring gains for such period; provided that, with respect to the determination of the Borrower’s compliance with the covenant set forth in Section 10.11(a) for any period, Consolidated EBITDAX shall be adjusted to give effect, on a pro forma basis, to any Qualified Acquisition or Qualified Disposition made during such period, as if such acquisition or Disposition had occurred on the first day of such period.

“Consolidated Funded Debt” means, as of any date and without duplication, Indebtedness of the Borrower and the Restricted Subsidiaries of the type described in clauses (a) and (b) (other than intercompany Indebtedness owing among the Borrower and the Restricted Subsidiaries), (c), (d) (with respect to unreimbursed amounts drawn under letters of credit), (f) and (i) (to the extent any such Guarantee Obligations constitute guarantees of Indebtedness that is otherwise Consolidated Funded Debt) of the definition thereof, minus (i) the aggregate cash and Permitted Investments (in each case, free and clear of all Liens, other than Permitted Liens and other nonconsensual Liens permitted by Section 10.2 and Liens permitted by Sections 10.2(a), (h), (i) and (l) and clauses (i) and (ii) of Section 10.2(n))

included in the cash and cash equivalents accounts listed on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date, and (ii) unless an Event of Default has occurred and is continuing, the aggregate amount of cash on deposit with the Administrative Agent as of such date pursuant to Section 2.15(c) as a result of the existence of any Defaulting Lender.

“Consolidated Funded Debt to Consolidated EBITDAX Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Funded Debt as of the last day of the most recent Test Period ended on or prior to such date of determination to (b) Consolidated EBITDAX for such Test Period.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Restricted Subsidiaries for such period in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Restricted Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP.

“Consolidated Net Income” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the net income of the Borrower and its Restricted Subsidiaries (excluding extraordinary gains and extraordinary losses and the net income of any Person (other than the Borrower or a Restricted Subsidiary) for that period, except to the extent of the amount of dividends and distributions actually received by the Borrower or a Restricted Subsidiary), provided that the calculation of Consolidated Net Income shall exclude any non-cash charges or losses and any non-cash income or gains, in each case, required to be included in net income of the Borrower and its Restricted Subsidiaries as a result of the application of FASB Accounting Standards Codifications 718, 815, 410 and 360, but shall expressly include any cash charges or payments that have been incurred as a result of any Hedge Termination.

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date.

“Contractual Requirement” shall have the meaning provided in Section 8.3.

“Co-Syndication Agents” shall mean Bank of America, N.A. and Royal Bank of Canada, as co-syndication agents for the Lenders under this Agreement and the other Credit Documents.

“Credit Documents” shall mean this Agreement, the Fee Letter, the Guarantee, the Security Documents, each Letter of Credit, any promissory notes issued by the Borrower under this Agreement and any other agreements executed in connection with this Agreement (other than Hedge Agreements).

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan, the issuance of a Letter of Credit or the amendment or extension of a Letter of Credit resulting in an increase in the face amount thereof.

“Credit Party” shall mean each of the Borrower and the Guarantors.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.8(c).

“Defaulting Lender” shall mean any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default”.

“Disposition” shall have the meaning provided in Section 10.4. “Dispose” shall have a correlative meaning.

“Disqualified Stock” shall mean, with respect to any Person, any Stock or Stock Equivalents of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Stock or Stock Equivalents that is not Disqualified Stock), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale to the extent the terms of such Stock or Stock Equivalents provide that such Stock or Stock Equivalents shall not be required to be repurchased or redeemed until the Maturity Date has occurred or the indebtedness of the Person is satisfied or such repurchase or redemption is otherwise permitted by this Agreement (including as a result of a waiver hereunder)), in whole or in part, in each case prior to the date that is 91 days after the Maturity Date hereunder; provided that, if such Stock or Stock Equivalents are issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Stock or Stock Equivalents shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Stock or Stock Equivalents held by any future, present or former employee, director, manager or consultant of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies or any other entity in which the Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors or managers of the Borrower, in each case pursuant to any equity holders’ agreement, management equity plan or stock incentive plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries.

“Disregarded Entity” shall mean any Domestic Subsidiary that is disregarded for U.S. federal income tax purposes.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States or any state thereof, or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.4(b).

“Engineering Reports” shall have the meaning provided in Section 2.14(c).

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, written demands, claims, liens, or notices of noncompliance, violation, potential responsibility or required investigation (other than internal reports prepared by or on behalf of the Borrower or any of the Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings arising under or based upon any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters (to the extent relating to human exposure to Hazardous Materials).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect on the Closing Date and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Event of Default” shall have the meaning provided in Section 11.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Rate” shall mean on any day with respect to any currency (other than Dollars), the rate at which such currency may be exchanged into any other currency (including Dollars), as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m., local time, on such date for the purchase of the relevant currency for delivery two Business Days later.

“Excluded Hedge Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Credit Party with respect to, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof or other agreement or undertaking agreeing to guaranty, repay, indemnify or otherwise be liable therefor) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty obligation or other liability of such Credit Party or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Credit Party is a “financial entity,” as defined in section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time the guaranty obligation or other liability of such Loan Party becomes or would become effective with respect to such related Swap

Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty obligation or other liability or security interest is or becomes illegal.

“Excluded Hedges” means Hedge Agreements that (i) are basis differential only swaps for volumes of crude oil, natural gas and natural gas liquids included under other Hedge Agreements permitted by Section 10.10(a) or (ii) are a hedge of volumes of crude oil, natural gas or natural gas liquids by means of a put or a price “floor” for which there exists no deferred obligation to pay the related premium or other purchase price or the only deferred obligation is to pay the financing for such premium or other purchase price.

“Excluded Stock” shall mean (a) any Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences of pledging such Stock or Stock Equivalents in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (b) (i) solely in the case of any pledge of Stock or Stock Equivalents of any Foreign Corporate Subsidiary or FSHCO to secure the Obligations, any Stock or Stock Equivalents that is Voting Stock of such Foreign Corporate Subsidiary or FSHCO in excess of 65% of the outstanding Stock and Stock Equivalents of such class and (ii) solely in the case of a pledge of Stock or Stock Equivalents of any Disregarded Entity substantially all of whose assets consist of Stock and Stock Equivalents of Foreign Corporate Subsidiaries to secure the Obligations, any Stock or Stock Equivalents of such Disregarded Entity in excess of 65% of the outstanding Stock and Stock Equivalents of such entity (such percentages to be adjusted upon any change of law as may be required to avoid adverse U.S. federal income tax consequences to the Borrower or any Subsidiary), (c) any Stock or Stock Equivalents to the extent the pledge thereof would be prohibited by any Requirement of Law, (d) in the case of (i) any Stock or Stock Equivalents of any Subsidiary to the extent the pledge of such Stock or Stock Equivalents is prohibited by Contractual Requirements or (ii) any Stock or Stock Equivalents of any Subsidiary that is not wholly owned by the Borrower and its Restricted Subsidiaries at the time such Subsidiary becomes a Subsidiary, any Stock or Stock Equivalents of each such Subsidiary described in clause (i) or (ii) to the extent (A) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable Requirements of Law) or organizational document, (B) any Contractual Requirement or organizational document prohibits such a pledge without the consent of any other party; provided that this clause (B) shall not apply if (1) such other party is a Credit Party or a wholly owned Restricted Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent)) and for so long as such Contractual Requirement or organizational document or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or a wholly owned Restricted Subsidiary) to any Contractual Requirement governing such Stock or Stock Equivalents the right to terminate its obligations thereunder (other than customary non-assignment provisions that are ineffective under the Uniform Commercial Code or other applicable Requirement of Law), (e) the Stock or Stock Equivalents of any Immaterial Subsidiary and any Unrestricted Subsidiary, (f) the Stock or Stock Equivalents of any Subsidiary of a Foreign Corporate Subsidiary, (g) any Stock or Stock Equivalents of any Subsidiary to the extent that the pledge of such Stock or Stock Equivalents would result in material adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower and (h) any Stock or Stock Equivalents set forth on Schedule 1.1(b) which have been identified on or prior to the Closing Date in writing to the Administrative Agent by an Authorized Officer of the Borrower and agreed to by the Administrative Agent.

“Excluded Subsidiary” shall mean (a) each Domestic Subsidiary listed on Schedule 1.1(c) and each future Domestic Subsidiary, in each case, for so long as any such Subsidiary does not constitute a

Material Subsidiary, (b) each Domestic Subsidiary that is not a wholly owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 9.10 (for so long as such Subsidiary remains a non-wholly owned Restricted Subsidiary), (c) any FSHCO or Disregarded Entity substantially all the assets of which consist of Stock and Stock Equivalents of Foreign Corporate Subsidiaries, (d) each Domestic Subsidiary that is prohibited by any applicable Contractual Requirement or Requirement of Law from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect) or that would require consent, approval, license or authorization of a Governmental Authority to guarantee or grant Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (unless such consent, approval, license or authorization has been received), (e) each Domestic Subsidiary that is a Subsidiary of a Foreign Corporate Subsidiary, (f) each other Domestic Subsidiary acquired pursuant to a Permitted Acquisition financed with secured Indebtedness incurred pursuant to Section 10.1(i) and permitted by the proviso to subclause (C) of Section 10.1(i) and each Restricted Subsidiary thereof that guarantees such Indebtedness to the extent and so long as the financing documentation relating to such Permitted Acquisition to which such Restricted Subsidiary is a party prohibits such Restricted Subsidiary from guaranteeing or granting a Lien on any of its assets to secure the Obligations, (g) any other Domestic Subsidiary with respect to which, (x) in the reasonable judgment of the Administrative Agent and the Borrower, the cost or other consequences of providing a Guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) providing such a Guarantee would result in material adverse tax consequences as reasonably determined by the Borrower, and (h) each Unrestricted Subsidiary.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Letter of Credit Issuer or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (a) Taxes imposed on or measured by net income or branch profits (however denominated) and franchise (and similar) Taxes, in each case by a jurisdiction (including any political subdivision thereof), (i) imposed as a result of such recipient being organized in, or having its principal office in, or, in the case of any Lender, having its applicable lending office in, such jurisdiction or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from this Agreement or any other Credit Documents or any transactions contemplated thereunder), (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 13.7) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 5.4(e), (h) or (i) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” shall have the meaning provided in the introductory paragraph hereto.

“Existing Letters of Credit” shall mean the letters of credit described on Schedule 1.1(f) hereto and issued and outstanding under the Existing Credit Agreement on the Closing Date. The Existing Letters of Credit shall be continued on the Closing Date as Letters of Credit hereunder.

“Facility” shall mean this Agreement and the Commitments and the extensions of credit made hereunder.

“Fair Market Value” shall mean, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a Disposition of such asset at such date of determination assuming a Disposition by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Borrower.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any date that is a Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by it; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” shall have the meaning provided in Section 6.6.

“Financial Performance Covenants” shall mean the covenants of the Borrower set forth in Section 10.11.

“Foreign Corporate Subsidiary” shall mean a Foreign Subsidiary that is treated as a corporation for U.S. federal income tax purposes.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fronting Fee” shall have the meaning provided in Section 4.1(c).

“FSHCO” shall mean any direct or indirect Subsidiary that has no material assets other than the Stock of one or more direct or indirect Foreign Corporate Subsidiaries.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” shall mean the Guarantee made by any Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean each Domestic Subsidiary listed on Schedule 1.1(d) and each other Domestic Subsidiary (other than an Excluded Subsidiary) that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.10 or otherwise.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas, (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedge Agreements” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement

(any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. Notwithstanding the foregoing, agreements or obligations to physically sell any commodity at any index-based price shall not be considered Hedge Agreements.

“Hedge Bank” shall mean (a) any Person (other than the Borrower or any of its Subsidiaries) that (x) at the time it enters into a Hedge Agreement is a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, or (y) at any time after it enters into a Hedge Agreement it becomes a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent or (b) with respect to any Hedge Agreement that is in effect on the Closing Date, any Person (other than the Borrower or any of its Subsidiaries) that (x) is a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent on the Closing Date or (y) is listed on Schedule 1.1(e) (and in the case of this clause (y), any Affiliate of such Person).

“Hedge PV” shall mean, with respect to any commodity Hedge Agreement, the present value, discounted at 9% per annum, of the future receipts expected to be paid to the Borrower or the Restricted Subsidiaries under such Hedge Agreement netted against the most recent Bank Price Deck provided to the Borrower by the Administrative Agent pursuant to Section 2.14(g); provided, however, that the “Hedge PV” shall never be less than $0.00.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under Hedge Agreements.

“Hedge Termination” shall have the meaning provided in Section 10.4(l).

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Historical Financial Statements” shall mean the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of December 31, 2012 and December 31, 2013, and the related audited statements of income, statements of changes in shareholders’ equity and statements of cash flows for each of the fiscal years in the two-year period ended December 31, 2013.

“Hydrocarbon Interests” shall mean all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Immaterial Subsidiary” shall mean any Subsidiary that is not a Material Subsidiary.

“Impacted Interest Period” has the meaning assigned to it in the definition of “LIBO Rate.”

“Increasing Lender” shall have the meaning provided in Section 2.16(a).

“Incremental Agreement” shall have the meaning provided in Section 2.16(c).

“Incremental Increase” shall have the meaning provided in Section 2.16(a).

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) the deferred purchase price of assets or services that in accordance with GAAP would be included as a liability on the balance sheet of such Person (other than (i) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (ii) obligations resulting under firm transportation contracts or take or pay contracts entered into in the ordinary course of business), (d) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (e) all Indebtedness (excluding prepaid interest thereon) of any other Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (but if such Indebtedness has not been assumed, limited to the lesser of the amount of such Indebtedness or the fair market value of the property securing or to be secured by such Indebtedness), (f) the principal component of all Capitalized Lease Obligations of such Person, (g) obligations to deliver commodities, goods or services, including Hydrocarbons, in consideration of one or more advance payments, other than obligations relating to net oil, natural gas liquids or natural gas balancing arrangements arising in the ordinary course of business, (h) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment, and (i) without duplication, all Guarantee Obligations of such Person; provided that Indebtedness shall not include (i) trade and other ordinary course payables and accrued expenses arising in the ordinary course of business, (ii) deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) in the case of the Borrower and its Restricted Subsidiaries, all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business, (v) any obligation in respect of a farm-in agreement, joint development agreement, joint operating agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property, (vi) any obligations in respect of any Hedge Agreement that is permitted under this Agreement, (vii) prepayments for gas or crude oil production or net gas imbalances not in excess of $50,000,000 in the aggregate at any time outstanding and (viii) obligations to deliver commodities or pay royalties or other payments in connection with obligations arising from the sale of net profits interests, working interests, overriding royalty interests or similar real property interests.

“Indemnified Liabilities” shall have the meaning provided in Section 13.5.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to or measured by, any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document other than (a) Excluded Taxes and (b) Other Taxes.

“Indenture” shall mean, collectively, (i) that certain Indenture dated August 12, 2010, among the Borrower, as issuer, certain of its Subsidiaries, as guarantors, and The Bank of New York Mellon Trust Company, N.A., as amended or supplemented from time to time as permitted under the terms hereof, (ii) that certain Indenture dated May 25, 2011, among the Borrower, as issuer, certain of its Subsidiaries, as guarantors, and The Bank of New York Mellon Trust Company, N.A., as amended or supplemented from time to time as permitted under the terms hereof, (iii) that certain Indenture dated March 9, 2012, among the Borrower, as issuer, certain of its Subsidiaries, as guarantors, and The Bank of New York Mellon Trust Company, N.A., as amended or supplemented from time to time as permitted under the terms hereof, and (iv) that certain Indenture dated March 18, 2013, among the Borrower, as issuer, certain of its Subsidiaries, as guarantors, and U.S. Bank National Association, as amended or supplemented from time to time as permitted under the terms hereof.

“Industry Investment” shall mean Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas business as a means of actively engaging therein through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas business jointly with third parties, including: (1) ownership interests in oil and gas properties or gathering, transportation, processing, or related systems; and (2) Investments and expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), and other similar agreements (including for limited liability companies) with third parties.

“Initial Reserve Report” shall mean the reserve engineers’ report as of October 1, 2014 prepared by the Borrower’s internal engineers with respect to the Oil and Gas Properties of the Credit Parties.

“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Interim Redetermination” shall have the meaning provided in Section 2.14.

“Interim Redetermination Date” shall mean the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.14.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” shall mean, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Stock, Stock Equivalents, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale), (b) the making of any deposit with, or advance, loan or other extension of credit to, assumption of Indebtedness of, or capital contribution to, or purchase or other acquisition of an equity participation in, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person) (including any partnership or joint venture), (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness of any other Person or (d) the purchase or other acquisition (in one transaction or a series of transactions) of (x) all or substantially all of the property and assets or business of another Person or (y) assets constituting a business unit, line of business or division of such Person; provided that, in the event that any Investment is made by the Borrower or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through one or more other Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 10.5.

“Investment Grade Period” shall mean any period commencing with the date the Borrower elects to enter into an Investment Grade Period pursuant to the provisions of Section 13.23(a) and ending with the earlier to occur of (i) the date the Borrower elects to exit such Investment Grade Period pursuant to the provisions of Section 13.23(b) and (ii) the first date following the beginning of such Investment Grade Period on which the Borrower receives both (i) a Rating from Moody’s that is lower than Ba1 and (ii) a Rating from S&P that is lower than BB+.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall mean, with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement and instrument entered into by the applicable Letter of Credit Issuer and the Borrower (or any Restricted Subsidiary) or in favor of such Letter of Credit Issuer and relating to such Letter of Credit.

“Joint Lead Arrangers” shall mean J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBC Capital Markets, each in its capacity as joint lead arranger in respect of the Facility.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Maturity Date” shall mean the date that is five Business Days prior to the Maturity Date.

“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unpaid Drawings, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participant” shall have the meaning provided in Section 3.3(a).

“L/C Participation” shall have the meaning provided in Section 3.3(a).

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Default” shall mean (i) the refusal or failure of any Lender to make available its portion of any incurrence of Loans or participations in Letters of Credit, which refusal or failure is not cured within one Business Day after the date of such refusal or failure; (ii) the failure of any Lender to pay over to the Administrative Agent, any Letter of Credit Issuer or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute; (iii) a Lender has notified the Borrower or the Administrative Agent that it does not intend or expect to comply with any of its funding obligations or has made a public statement to that effect with respect to its funding obligations under the Facility, (iv) the failure by a Lender to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its obligations under the Facility or (v) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” shall mean, with respect to any Lender, that such Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Lender.

“Letter of Credit” shall have the meaning provided in Section 3.1.

“Letter of Credit Commitment” shall mean $500,000,000, as the same may be reduced from time to time pursuant to Section 3.1.

“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (a) the principal amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the applicable Letter of Credit Issuer pursuant to Section 3.4(a) at such time and (b) such Lender’s Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the applicable Letter of Credit Issuer pursuant to Section 3.4(a)) minus the amount of cash or deposit account balances held by the Administrative Agent to Cash Collateralize outstanding Letters of Credit and Unpaid Drawings under Section 3.8.

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).

“Letter of Credit Issuer” shall mean (a) JPMorgan Chase Bank, N.A., (b) Bank of America, N.A., and (c) Royal Bank of Canada, or, in each case, any of their respective Affiliates or any replacement or successor appointed pursuant to Section 3.6. References herein and in the other Credit Documents to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.

“Letter of Credit Request” shall have the meaning provided in Section 3.2.

“Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate principal amount of all Unpaid Drawings in respect of all Letters of Credit.

“LIBOR Loan” shall mean any Loan bearing interest at a rate determined by reference to the LIBOR Rate (other than an ABR Loan bearing interest by reference to the LIBOR Rate by virtue of clause (c) of the definition of ABR).

“LIBOR Rate” shall mean, for any Interest Period with respect to any Borrowing of a LIBOR Loan, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such

Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBOR Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBO Screen Rate” has the meaning assigned to it in the definition of “LIBOR Rate.”

“Lien” shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement or a financing lease, consignment or bailment for security purposes or (b) Production Payments and the like payable out of Oil and Gas Properties; provided that in no event shall an operating lease be deemed to be a Lien.

“Liquidity” shall mean, as of any date of determination, the sum of (a) the Available Commitment on such date and (b) the aggregate amount of cash and cash equivalents (in each case, free and clear of all Liens, other than Permitted Liens and nonconsensual Liens permitted by Section 10.2 and Liens permitted by Sections 10.2(a), (h), (i) and (l) and clauses (i) and (ii) of Section 10.2(n)) included in the cash and cash equivalents accounts listed on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date, less the amount, if any, of the Borrowing Base Deficiency existing on such date of determination.

“Loan” shall mean any extension of credit by a Lender to the Borrower hereunder.

“Loan Limit” shall mean (a) at any time during an Investment Grade Period, the lesser of (i) the Maximum Aggregate Amount and (ii) the Total Commitments at such time and (b) at any time that is not an Investment Grade Period, the least of (i) the Maximum Aggregate Amount, (ii) the Total Commitments at such time and (iii) the Borrowing Base at such time (including as it may be reduced pursuant to Section 2.14(f)).

“Majority Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding a majority of the Adjusted Total Commitment at such date, or (b) if the Total Commitment has been terminated or for the purposes of acceleration pursuant to Section 11, Non-Defaulting Lenders having or holding a majority of the outstanding principal amount of the Loans and Letter of Credit Exposure (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.

“Material Adverse Effect” shall mean a material adverse effect on (a) the assets or properties, financial condition, businesses or operations of the Credit Parties taken as a whole (it being understood that changes in commodity prices for Hydrocarbons affecting the oil and gas industry as a whole shall not constitute a material adverse effect), (b) the ability of the Credit Parties taken as a whole to carry out their business as of the date of this Agreement or as proposed at the date of this Agreement to be conducted, (c) the ability of the Credit Parties taken as a whole to perform fully and on a timely basis their respective obligations under any of the Credit Documents to which they are a party, or (d) the validity or enforceability of any of the Credit Documents or the rights and remedies of the Administrative Agent or the Lenders under this Agreement and the other Credit Documents.

“Material Subsidiary” shall mean, at any date of determination, each Domestic Subsidiary of the Borrower that is a Restricted Subsidiary of the Borrower whose Total Assets (when combined with the assets of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of the Test Period for which Section 9.1 Financials have been delivered were equal to or greater than 5% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date, determined in accordance with GAAP.

“Maturity Date” shall mean October 16, 2019.

“Maximum Aggregate Amount” shall mean $4,000,000,000.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage or a deed of trust, deed to secure debt, trust deed, assignment of as-extracted collateral, fixture filing or other security document entered into by the owner of a Mortgaged Property and the Administrative Agent for the benefit of the Secured Parties in respect of that Mortgaged Property, in such form as agreed between the Borrower and the Administrative Agent.

“Mortgaged Present Value” shall mean, as of any date of determination, the PV-9 attributable to Mortgaged Properties; provided that in calculating the Mortgaged Present Value the Virginia Borrowing Base Properties shall be deemed to constitute Mortgaged Properties so long as the Administrative Agent, for the benefit of the Secured Parties, has a Lien on and security interest in the Stock of any Credit Party owning Virginia Borrowing Base Properties pursuant to the Pledge Agreement, provided, that the PV-9 attributable to the Virginia Borrowing Base Properties that are deemed to be subject to a Mortgage shall not exceed 35% of the Mortgaged Present Value.

“Mortgaged Property” shall mean, initially, each parcel of real estate and improvements thereto owned by a Credit Party with respect to which a Mortgage is required to be granted pursuant to Section 9.10; provided that, notwithstanding any provision in any Mortgage to the contrary, in no event shall any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) located on the Mortgaged Properties (as defined in the applicable Mortgage) within an area having special flood hazards and in which flood insurance is available under the National Flood Insurance Act of 1968 be included in the definition of “Mortgaged Property” or “Mortgaged Properties” and no such Building or Manufactured (Mobile) Home shall be encumbered by any Mortgage. As used herein, “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder; provided that, for purposes of determining compliance with Sections 8.19, 9.10(c) and 9.16 and notwithstanding the fact that no Mortgages or other Security Documents will be prepared or recorded in Virginia to grant or perfect a Lien on or security interest in any portion of the Virginia Borrowing Base Properties, but subject to the limitation on the Virginia Borrowing Base Properties’ contribution to Mortgaged Present Value set forth therein, the Virginia Borrowing Base Properties shall be deemed to be subject to an executed, delivered and filed Mortgage evidencing a Lien in favor of the Administrative Agent so long as the Administrative Agent, for the benefit of the Secured Parties, has a Lien on and security interest in the Stock of any Credit Party owning Virginia Borrowing Base properties pursuant to the terms of Section 9.10(b).

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA that the Borrower or an ERISA Affiliate is or was obligated to contribute to.

“New Borrowing Base Notice” shall have the meaning provided in Section 2.14(d).

“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Extension Notice Date” shall have the meaning provided in Section 3.2(b).

“Non-U.S. Lender” shall mean any Lender that is not a “United States person” as defined by Section 7701(a)(30) of the Code.

“Notice of Borrowing” shall mean a request of the Borrower in accordance with the terms of Section 2.3(a) and substantially in the form of Exhibit A or such other form as shall be approved by the Administrative Agent (acting reasonably).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“Obligations” shall mean all advances to, and debts, liabilities and obligations of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit or under any Secured Cash Management Agreement or Secured Hedge Agreement, in each case, entered into with the Borrower or any of its Restricted Subsidiaries, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof in any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Restricted Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including Guarantee Obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Credit Party under any Credit Document. Notwithstanding the foregoing, (a) the obligations of the Borrower or any Restricted Subsidiary under any Secured Hedge Agreement and under any Secured Cash Management Agreement shall be secured and guaranteed pursuant to the Security Documents and the Guarantee only to the extent that, and for so long as, the other Obligations are so secured and guaranteed, (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and the other Credit Documents shall not require the consent of the holders of Hedge Obligations under Secured Hedge Agreements or of the holders of Cash Management Obligations under Secured Cash Management Agreements and (c) solely with respect to any Credit Party that is not an “eligible contract participant” under the Commodity Exchange Act, Excluded Hedge Obligations of such Credit Party shall in any event be excluded from “Obligations” owing by such Credit Party.

“Oil and Gas Properties” shall mean (a) Hydrocarbon Interests, (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests, (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests, (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such

Hydrocarbon Interests, (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests, (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants and pipeline systems and any related infrastructure to any thereof, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Other Taxes” shall mean any and all present or future stamp, registration, documentary, intangible, recording, filing or similar taxes (including interest, fines, penalties, additions to tax and related, reasonable, out-of-pocket expenses with regard thereto) arising from any payment made hereunder or made under any other Credit Document or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Credit Document; provided that such term shall not include any of the foregoing Taxes (i) that result from an assignment, grant of a participation pursuant to Section 13.6(c) or transfer or assignment to or designation of a new lending office or other office for receiving payments under any Credit Document (“Assignment Taxes”) to the extent such Assignment Taxes are imposed as a result of a connection between the assignor/participating Lender and/or the assignee/Participant and the taxing jurisdiction (other than a connection arising solely from any Credit Documents or any transactions contemplated thereunder), except to the extent that any such action described in this proviso is requested or required by the Borrower, or (ii) Excluded Taxes.

“Overnight Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the Administrative Agent or the applicable Letter of Credit Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” shall have the meaning provided in Section 13.6(c).

“Participant Register” shall have the meaning provided in Section 13.6(c).

“Patriot Act” shall have the meaning provided in Section 13.18.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pension Act” shall mean the Pension Protection Act of 2006, as it presently exists or as it may be amended from time to time.

“Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by the Borrower or any of the Restricted Subsidiaries of assets (including any assets constituting a business unit, line of business or division) or Stock or Stock Equivalents, so long as (a) such acquisition and all transactions related thereto shall be consummated in all material respects in accordance with Requirements of Law;

(b) if such acquisition involves the acquisition of Stock or Stock Equivalents of a Person that upon such acquisition would become a Subsidiary, such acquisition shall result in the issuer of such Stock becoming a Restricted Subsidiary and, to the extent required by Section 9.10, a Guarantor (subject to the time periods set forth therein); (c) such acquisition shall result in the Administrative Agent, for the benefit of the Secured Parties, being granted a security interest in any Stock or any assets so acquired to the extent required by Section 9.10 (and subject to the time periods set forth therein); (d) after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing; (e) after giving effect to such acquisition, the Borrower and its Restricted Subsidiaries shall be in compliance with Section 10.13; and (f) the Borrower shall be in compliance, on a pro forma basis after giving effect to such acquisition (including any Indebtedness assumed or permitted to exist pursuant to Section 10.1(i), and any related pro forma adjustment), with the Financial Performance Covenants, as such covenants are recomputed as at the last day of the most recently ended Test Period as if such acquisition had occurred on the first day of such Test Period.

“Permitted Additional Debt” shall mean unsecured senior, senior subordinated or subordinated Indebtedness issued by the Borrower or a Guarantor, (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the 91st day after the Maturity Date (other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights after an event of default), (b) the covenants, events of default, guarantees and other terms of which (other than interest rate, fees, funding discounts and redemption or prepayment premiums determined by the Borrower to be “market” rates, fees, discounts and premiums at the time of issuance or incurrence of any such Indebtedness), taken as a whole, are determined by the Borrower to be “market” terms on the date of issuance or incurrence and in any event are not, in the aggregate, materially more restrictive on the Borrower and its Restricted Subsidiaries than the terms of this Agreement (as in effect at the time of such issuance or incurrence) and do not require the maintenance or achievement of any financial performance standards other than as a condition to taking specified actions; provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence or issuance of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive evidence that such terms and conditions satisfy the foregoing requirements, (c) if such Indebtedness is senior subordinated or subordinated Indebtedness, the terms of such Indebtedness provide for customary subordination of such Indebtedness to the Obligations and (d) no Subsidiary of the Borrower (other than a Guarantor) is an obligor under such Indebtedness.

“Permitted Investments” shall mean:

(a) securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities and/or reset dates of not more than 24 months from the date of acquisition thereof;

(b) securities issued by any state, territory or commonwealth of the United States of America or any political subdivision of any such state, territory or commonwealth or any public instrumentality thereof or any political subdivision of any such state, territory or commonwealth or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(c) commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(d) time deposits with, or domestic and LIBOR certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any Lender or any other bank having combined capital and surplus of not less than $500,000,000 in the case of domestic banks and $100,000,000 (or the Dollar equivalent thereof) in the case of foreign banks;

(e) repurchase agreements with a term of not more than 90 days for underlying securities of the type described in clauses (a), (b) and (d) above entered into with any bank meeting the qualifications specified in clause (d) above or securities dealers of recognized national standing;

(f) marketable short-term money market and similar funds (i) either having assets in excess of $500,000,000 or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (f) above; and

(h) in the case of Investments by any Restricted Foreign Subsidiary or Investments made in a country outside the United States of America, other customarily utilized high-quality Investments in the country where such Restricted Foreign Subsidiary is located or in which such Investment is made.

“Permitted Liens” shall mean:

(a) Liens for taxes, assessments or governmental charges or claims not yet overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP, or for property taxes on property that the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge or claim is to such property;

(b) Liens in respect of property or assets of the Borrower or any of the Restricted Subsidiaries imposed by law, such as landlords’, vendors’, suppliers’, carriers’, warehousemen’s, repairmens’, construction contractors’, workers’ and mechanics’ Liens and other similar Liens arising in the ordinary course of business or incident to the exploration, development, operation or maintenance of Oil and Gas Properties, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect;

(c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.9;

(d) Liens incurred or pledges or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, old age pension, public liability obligations or similar legislation and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, or to secure the performance of tenders, statutory obligations, plugging and abandonment obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (including letters of credit issued in lieu of such bonds or to support the issuance thereof) incurred in the ordinary course of business or otherwise constituting Investments permitted by Section 10.5;

(e) ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(f) easements, rights-of-way, licenses, surface leases, restrictions (including zoning restrictions), title defects, exceptions, deficiencies or irregularities in title, encroachments, protrusions, servitudes, permits, conditions and covenants and other similar charges or encumbrances (including in any rights of way or other property of the Borrower or its Restricted Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil or other minerals or timber, and other like purposes, or for joint or common use of real estate, rights of way, facilities and equipment) not interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole and, to the extent reasonably agreed by the Administrative Agent, any exception on the title reports issued in connection with any Borrowing Base Property;

(g) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense permitted by this Agreement;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued for the account of the Borrower or any of its Restricted Subsidiaries; provided that such Lien secures only the obligations of the Borrower or such Restricted Subsidiaries in respect of such letter of credit or bankers’ acceptance to the extent permitted under Section 10.1;

(j) leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(k) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of operating leases entered into by the Borrower or any of its Restricted Subsidiaries;

(l) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of the Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be;

(m) Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements that are usual and customary in the oil and gas business and are for claims which are not delinquent or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP; provided that any such Lien referred to in this clause does not in the aggregate have a Material Adverse Effect;

(n) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole; and

(o) Liens arising pursuant to Article 9.343 of the Texas Uniform Commercial Code or other similar statutory provisions of other states with respect to production purchased from others.

The parties acknowledge and agree that no intention to subordinate the priority afforded the Liens granted in favor of the Administrative Agent, for the benefit of the Secured Parties, under the Security Documents is to be hereby implied or expressed by the permitted existence of such Permitted Liens.

“Permitted Refinancing Indebtedness” shall mean, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness issued or incurred in exchange for, or the net proceeds of which are used to modify, extend, refinance, renew, replace or refund (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (A) the principal amount (or accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to such Refinancing except by an amount equal to the unpaid accrued interest and premium thereon plus other amounts paid and fees and expenses incurred in connection with such Refinancing (including original issue discount) plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (B) if the Indebtedness being Refinanced is Indebtedness permitted by Section 10.1(h) or 10.1(i), the direct and contingent obligors with respect to such Permitted Refinancing Indebtedness are not changed (except that a Credit Party may be added as an additional obligor), (C) other than with respect to a Refinancing in respect of Indebtedness permitted pursuant to Section 10.1(g), such Permitted Refinancing Indebtedness shall have a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Indebtedness, and (D) if the Indebtedness being Refinanced is Indebtedness permitted by Section 10.1(h) or 10.1(i)), terms and conditions of any such Permitted Refinancing Indebtedness, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the Refinanced Indebtedness being Refinanced (including, if applicable, as to collateral priority and subordination, but excluding as to interest rates, fees, floors, funding discounts and redemption or prepayment premiums); provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence or issuance of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Petroleum Industry Standards” shall mean the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Plan” shall mean any single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding six plan years maintained or contributed to (or to which there is or was an obligation to contribute or to make payments to) by the Borrower or an ERISA Affiliate.

“Pledge Agreement” shall mean the Third Amended and Restated Pledge Agreement entered into by the Borrower, the other pledgors party thereto and the Administrative Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit D.

“Production Payment” means a production payment obligation (whether volumetric or dollar denominated) of the Borrower or any of its Restricted Subsidiaries which are payable from a specified share of proceeds received from production from specified Oil and Gas Properties, together with all undertakings and obligations in connection therewith.

“Projected Volume” means the forecasted production of oil and natural gas reserves of the Borrower and its Restricted Subsidiaries, as determined as of the last day of each fiscal quarter, by the Borrower based on the Borrower’s internal engineering reports

“Proposed Borrowing Base” shall have the meaning provided in Section 2.14(c)(i).

“Proposed Borrowing Base Notice” shall have the meaning provided in Section 2.14(c)(ii).

“Proved Developed Producing Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and “Developed Producing Reserves.”

“Proved Developed Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves” or (b) “Developed Non-Producing Reserves.”

“Proved Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves”, (b) “Developed Non-Producing Reserves” or (c) “Undeveloped Reserves”.

“PV-9” shall mean, with respect to any Proved Reserves expected to be produced from any Oil and Gas Properties, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Borrower’s and the Restricted Subsidiaries’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated in accordance with the most recent Bank Price Deck provided to the Borrower by the Administrative Agent pursuant to Section 2.14(g).

“Qualified Acquisition” means an acquisition or a series of related acquisitions in which the consideration paid by the Credit Parties is equal to or greater than $50,000,000.

“Qualified Disposition” means a Disposition or a series of related Dispositions in which the consideration received by the Credit Parties is equal to or greater than $50,000,000.

“Rating” shall mean (a) with respect to a Person’s rating by Moody’s, such Person’s (i) long-term corporate family rating if such Person is not considered investment grade by Moody’s or (ii) long-term, senior unsecured debt rating if such Person is considered investment grade by Moody’s, and (b) with respect to a Person’s rating by S&P, such Person’s long-term issuer rating.

“Redetermination Date” shall mean, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.14(d).

“Refinance” shall have the meaning provided in the definition of “Permitted Refinancing Indebtedness.”

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reimbursement Date” shall have the meaning provided in Section 3.4(a).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents and members of such Person or such Person’s Affiliates and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder, other than any event as to which the 30-day notice period has been waived.

“Required Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding at least 66- 2⁄3% of the Adjusted Total Commitment at such date or (b) if the Total Commitment has been terminated, Non-Defaulting Lenders having or holding at least 66- 2⁄3% of the outstanding principal amount of the Loans and Letter of Credit Exposure (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.

“Requirement of Law” shall mean, as to any Person, any law, treaty, rule, regulation statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Reserve Report” shall mean the Initial Reserve Report and any other subsequent report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each December 31st (or such other date in the event of certain Interim Redeterminations) the Proved Reserves and the Proved Developed Reserves attributable to the Borrowing Base Properties of the Borrower and the Credit Parties, together with a projection of the rate of production and future net income, taxes, operating expenses and Capital Expenditures with respect thereto as of such date, based upon the most recent Bank Price Deck provided to the Borrower by the Administrative Agent pursuant to Section 2.14(g); provided that in connection with any Interim Redeterminations of the Borrowing Base pursuant to the last sentence of Section 2.14(b) (i.e., as a result of the Borrower having acquired Oil and Gas Properties with Proved Reserves that are to be Borrowing Base Properties having a PV-9 (calculated at the time of acquisition) in excess of 10% of the Borrowing Base in effect immediately prior to such acquisition), the Borrower shall be required, for purposes of updating the Reserve Report, to set forth only such additional Proved Reserves and related information as are the subject of such acquisition.

“Restricted Foreign Subsidiary” shall mean a Foreign Subsidiary that is a Restricted Subsidiary.

“Restricted Payments” shall have the meaning provided in Section 10.6.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Scheduled Redetermination” shall have the meaning provided in Section 2.14(b).

“Scheduled Redetermination Date” shall mean the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.14.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b), together with the accompanying Authorized Officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(c).

“Secured Cash Management Agreement” shall mean any Cash Management Agreement by and between the Borrower or any of its Restricted Subsidiaries and any Cash Management Bank.

“Secured Hedge Agreement” shall mean any Hedge Agreement by and between the Borrower or any of its Restricted Subsidiaries and any Hedge Bank.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Letter of Credit Issuers, each Lender, each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is a party to any Secured Cash Management Agreement and each sub-agent pursuant to Section 12 appointed by the Administrative Agent with respect to matters relating to the Credit Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Documents” shall mean, collectively, (a) the Pledge Agreement, (b) the Mortgages, and (c) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.10 or 9.12 or pursuant to any other such Security Documents or otherwise to secure or perfect the security interest in any or all of the Obligations.

“Senior Notes” shall mean (i) the 6  3⁄4% Senior Subordinated Notes due 2020, issued pursuant to the Indenture, (ii) the 5  3⁄4% Senior Subordinated Notes due 2021 issued pursuant to the Indenture, (iii) the 5.0% Senior Subordinated Notes due 2022 issued pursuant to the Indenture, and (iv) the 5.0% Senior Subordinated Notes due 2023 issued pursuant to the Indenture.

“Solvent” shall mean that, as of the Closing Date, (a) the fair value of the assets of the Credit Parties on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Credit Parties on a consolidated basis; (b) the present fair saleable value of the real and personal property of the Credit Parties on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Credit Parties on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Credit Parties on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Credit Parties on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

“Specified Subsidiary” shall mean, at any date of determination any Restricted Subsidiary (i) whose Total Assets at the last day of the Test Period were equal to or greater than 15% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date, or (ii) whose revenues during such Test Period were equal to or greater than 15% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

“Stock” shall mean any and all shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any limited liability company, partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary that is a Guarantor.

“Successor Borrower” shall have the meaning provided in Section 10.3(a).

“Super-Majority Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding at least 80% of the Adjusted Total Commitment at such date or (b) if the Total Commitment has been terminated, Non-Defaulting Lenders having or holding at least 80% of the outstanding principal amount of the Loans and Letter of Credit Exposure (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Termination Date” shall mean the earlier to occur of (a) the Maturity Date and (b) the date on which the Total Commitment shall have terminated.

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended and for which Section 9.1 Financials have been delivered to the Administrative Agent.

“Total Assets” shall mean, as of any date of determination with respect to any Person, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a balance sheet of such Person at such date.

“Total Commitment” shall mean the sum of the Commitments of the Lenders.

“Total Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Loans of such Lender then outstanding and (b) such Lender’s Letter of Credit Exposure at such time.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries or any of their Affiliates in connection with the Transactions, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the execution, delivery and performance of this Agreement and the other Credit Documents, the borrowing of Loans, the use of the proceeds thereof, the issuance of Letters of Credit hereunder and the payment of Transaction Expenses on the Closing Date.

“Transferee” shall have the meaning provided in Section 13.6(e).

“Type” shall mean, as to any Loan, its nature as an ABR Loan or a LIBOR Loan.

“UCC” shall mean the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the Accumulated Benefit Obligation (as defined under FASB Accounting Standards Codification 715 (“ASC 715”)) under the Plan as of the close of its most recent plan year, determined in accordance with ASC 715 as in effect on the date hereof, exceeds the Fair Market Value of the assets allocable thereto.

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of the Borrower that is formed or acquired after the Closing Date; provided that at such time (or promptly thereafter) the Borrower designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent, (b) any Restricted Subsidiary subsequently designated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent; provided that in the case of (a) and (b), (i) such designation shall be deemed to be an Investment on the date of such designation in the amount of the fair market value of the Borrower’s and Restricted Subsidiaries’ outstanding investments therein, (ii) in the case of clause (b), such designation shall be deemed to be a Disposition of the assets owned by such Restricted Subsidiary on the date of such designation for the purposes of Section 10.4(b) and (iii) no Default or Event of Default would result from such designation after giving pro forma effect thereto and (c) each Subsidiary of an Unrestricted Subsidiary. No Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of any Permitted Additional Debt or any Permitted Refinancing Indebtedness in respect of any of the foregoing. The Borrower may, by written notice to the Administrative Agent, re-designate any Unrestricted Subsidiary as a Restricted Subsidiary, and thereafter, such Subsidiary shall no longer constitute an Unrestricted Subsidiary, but only if (A) to the extent such Subsidiary has outstanding Indebtedness on the date of such designation, immediately after giving effect to such designation, the Borrower shall be in compliance, on a pro forma basis after giving effect to the incurrence of such Indebtedness, with the Financial Performance Covenants, as such covenants are recomputed as at the last day of the most recently ended Test Period as if such re-designation had occurred on the first day of such Test Period (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating satisfaction of such test) and (B) no Default or Event of Default would result from such re-designation.

“U.S. Lender” shall have the meaning provided in Section 5.4(h).

“Virginia Borrowing Base Properties” shall mean all Oil and Gas Properties of the Credit Parties located in Virginia and included in the Reserve Report of the Borrower and the Restricted Subsidiaries and evaluated by the Lenders for purposes of establishing the Borrowing Base; provided, that Oil and Gas Properties of the Credit Parties located in Virginia that are encumbered by any Lien in favor of any Person other than the Administrative Agent securing Indebtedness of the type described in the definition of “Consolidated Funded Debt” shall not constitute Virginia Borrowing Base Properties.

“Voting Stock” shall mean, with respect to any Person, such Person’s Stock or Stock Equivalents having the right to vote for the election of directors of such Person under ordinary circumstances.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

1.2 Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(h) Any reference to any Person shall be constructed to include such Person’s successors or assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(i) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(j) The word “will” shall be construed to have the same meaning as the word “shall”.

(k) The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Historical Financial Statements, except as otherwise specifically prescribed herein; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required

Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

1.4 Rounding. Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

1.6 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.7 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in Section 2.9) or performance shall extend to the immediately succeeding Business Day.

1.8 Currency Equivalents Generally.

(a) For purposes of any determination under Section 9, Section 10 (other than Section 10.11) or Section 11 or any determination under any other provision of this Agreement requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Exchange Rate then in effect on the date of such determination; provided, however, that (x) for purposes of determining compliance with Section 10 with respect to the amount of any Indebtedness, Investment, Disposition, Restricted Payment or payment under Section 10.7 in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Disposition, Restricted Payment or payment under Section 10.7 is made, (y) for purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinanced Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced and (z) for the avoidance of doubt, the foregoing provisions of this Section 1.8 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or Disposition, Restricted Payment or payment under Section 10.7 may be made at any time under such Sections. For purposes of Section 10.11, amounts in currencies other than Dollars shall be translated into Dollars at the applicable exchange rates used in preparing the most recently delivered financial statements pursuant to Section 9.1(a) or (b).

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

1.9 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “LIBOR Loan”).

SECTION 2.	Amount and Terms of Credit

2.1 Commitments.

(a) Subject to and upon the terms and conditions herein set forth, each Lender severally, but not jointly, agrees to make Loans denominated in Dollars to the Borrower, which Loans (i) shall be made at any time and from time to time on and after the Closing Date and prior to the Termination Date, (ii) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans; provided that all Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Loans of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not, for any Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Total Exposure at such time exceeding such Lender’s Commitment Percentage at such time of the Loan Limit and (v) shall not, after giving effect thereto and to the application of the proceeds thereof, result in the aggregate amount of all Lenders’ Total Exposures at such time exceeding the Loan Limit.

(b) Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (ii) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply).

2.2 Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing shall be in a minimum amount of at least $1,000,000 and in a multiple of $100,000 in excess thereof (except for any Borrowing in an aggregate amount that is equal to the entire unused balance of aggregate Commitments and Loans to reimburse the Letter of Credit Issuers with respect to any Unpaid Drawing shall be made in the amounts required by Sections 3.3 or 3.4, as applicable). More than one Borrowing may be incurred on any date; provided, that at no time shall there be outstanding more than ten Borrowings of LIBOR Loans under this Agreement.

2.3 Notice of Borrowing.

(a) Whenever the Borrower desires to incur Loans (other than borrowings to repay Unpaid Drawings), the Borrower shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 1:00 p.m. (Central time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Loans if such Loans are to be initially LIBOR Loans (or prior to 9:00 a.m. (Central time) two Business Days’ prior written notice in the case of a Borrowing of Loans to be made on the Closing Date initially as LIBOR Loans) and (ii) written notice (or telephonic notice promptly confirmed in writing) prior to 12:00 noon (Central time) on the date of each Borrowing of Loans that are to be ABR Loans. Such notice (a “Notice of Borrowing”) shall specify (A) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (B) the date of the Borrowing (which shall be a Business Day), (C) whether the respective Borrowing shall consist of ABR Loans and/or LIBOR Loans and, if LIBOR Loans, the Interest Period to be initially applicable thereto (if no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration) and (D) the amount of the then effective Borrowing Base, the current aggregate Total Exposures (without regard to the requested Borrowing) of all Lenders and the pro forma aggregate Total Exposures (giving effect to the requested Borrowing) of all Lenders. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Loans, of such Lender’s Commitment Percentage thereof and of the other matters covered by the related Notice of Borrowing.

(b) Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).

(c) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.

2.4 Disbursement of Funds.

(a) No later than 1:00 p.m. (Central time) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion of each Borrowing requested to be made on such date in the manner provided below; provided that on the Closing Date, such funds shall be made available by 10:00 a.m. (Central time) or such earlier time as may be agreed among the Lenders, the Borrower and the Administrative Agent for the purpose of consummating the Transactions.

(b) Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing in immediately available funds to the Administrative Agent at the Administrative Agent’s Office in Dollars, and the Administrative Agent will (except in the case of Borrowings to repay Unpaid Drawings) make available to the Borrower, by depositing or wiring to an account as designated by the Borrower in the Borrowing Notice to the Administrative Agent the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

(c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby promises to pay to the Administrative Agent, for the benefit of the applicable Lenders, on the Maturity Date, the then outstanding principal amount of all Loans.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office from time to time, including the amounts of principal and interest payable and paid to such lending office from time to time under this Agreement.

(c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (b) and (c) of this Section 2.5 shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note substantially in the form of Exhibit G hereto. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.6) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

2.6 Conversions and Continuations.

(a) Subject to the penultimate sentence of this clause (a), (i) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least $1,000,000 (and in multiples of

$100,000 in excess thereof) of the outstanding principal amount of Loans of one Type into a Borrowing or Borrowings of another Type and (ii) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional Interest Period; provided that (A) no partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than $1,000,000, (B) ABR Loans may not be converted into LIBOR Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such conversion, (C) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuation, and (D) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 1:00 p.m. (Central time) at least (1) three Business Days’, in the case of a continuation of or conversion to LIBOR Loans or (2) the date of conversion, in the case of a conversion into ABR Loans, prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted into or continued and, if such Loans are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto (if no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration). The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b) If any Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of LIBOR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a) above, the Borrower shall be deemed to have elected to convert such Borrowing of LIBOR Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period.

(c) Notwithstanding anything to the contrary herein, the Borrower may deliver a Notice of Conversion or Continuation pursuant to which the Borrower elects to irrevocably continue the outstanding principal amount of any Loans subject to an interest rate Hedge Agreement as LIBOR Loans for each Interest Period until the expiration of the term of such applicable Hedge Agreement; provided that any Notice of Conversion or Continuation delivered pursuant to this Section 2.6(c) shall include a schedule attaching the relevant interest rate Hedge Agreement or related trade confirmation.

2.7 Pro Rata Borrowings. Each Borrowing of Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then applicable Commitment Percentages. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.

2.8 Interest.

(a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin plus the ABR, in each case, in effect from time to time.

(b) The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin plus the relevant LIBOR Rate, in each case, in effect from time to time.

(c) If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (the “Default Rate”) (A) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (B) in the case of any overdue interest, to the extent permitted by applicable Requirements of Law, the rate described in Section 2.8(a) plus 2% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).

(d) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in Dollars; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, the Borrower hereby promises to pay to the Administrative Agent for the benefit of the Lenders interest, (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, (iii) in respect of each Loan, (A) on any prepayment (on the amount prepaid), (B) at maturity (whether by acceleration or otherwise) and (C) after such maturity, on demand.

(e) All computations of interest hereunder shall be made in accordance with Section 5.5.

(f) The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9 Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans in accordance with Section 2.6(a), the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be a one, two, three or six or (if available to all the Lenders making such LIBOR Loans as determined by such Lenders in good faith based on prevailing market conditions) a 12-month period or any shorter period requested by the Borrower; provided that, notwithstanding the foregoing, the initial Interest Period beginning on the Closing Date may be for a period less than one month if agreed upon by the Borrower, the Administrative Agent and each of the Lenders.

Notwithstanding anything to the contrary contained above:

(a) the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b) if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day, but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(d) the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the Maturity Date.

2.10 Increased Costs, Illegality, Etc.

(a) In the event that (x) in the case of clause (i) below, the Majority Lenders or (y) in the case of clauses (ii) and (iii) below, any Lender, shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the LIBOR Rate for any Interest Period that (A) deposits in the principal amounts of the Loans comprising such LIBOR Borrowing are not generally available in the relevant market, (B) by reason of any changes arising on or after the Closing Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate, or (C) the LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period; or

(ii) that, due to a Change in Law occurring at any time on or after the Closing Date, which Change in Law shall (A) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, (B) subject any Lender to any Tax with respect to any Credit Document or any LIBOR Loan made by it (other than (i) Taxes indemnifiable under Section 5.4, or (ii) Excluded Taxes), or (C) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Loans made by such Lender, in each case, which results in the cost to such Lender of making, converting into, continuing or maintaining LIBOR Loans or participating in Letters of Credit (in each case hereunder) increasing by an amount which such Lender reasonably deems material or the amounts received or receivable by such Lender hereunder with respect to the foregoing shall be reduced; or

(iii) at any time, that the making or continuance of any LIBOR Loan has become unlawful as a result of compliance by such Lender in good faith with any Requirement of Law (or would conflict with any such Requirement of Law not having the force of law even though the failure to comply therewith would not be unlawful);

then, and in any such event, such Lenders (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to LIBOR Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly (but no later than fifteen days) after receipt of written demand therefor such additional amounts as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by applicable Requirements of Law.

(b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (i) if the affected LIBOR Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (ii) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Loan into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c) If, after the Closing Date, any Change in Law relating to capital adequacy or liquidity requirements of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity requirements occurring after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity requirements), then from time to time, promptly (but in any event no later than fifteen days) after written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any applicable Requirement of Law as in effect on the Closing Date (except as otherwise set forth in the definition of Change in Law). Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

2.11 Break Funding Payments. If (a) any payment of principal of any LIBOR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Sections 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of LIBOR Loans is not made on the date specified in a Notice of Borrowing, (c) any ABR Loan is not converted into a LIBOR Loan on the date specified in a Notice of Conversion or Continuation, (d) any LIBOR Loan is not continued as a LIBOR Loan on the date specified in a Notice of Conversion or Continuation or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall after the Borrower’s receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent (within fifteen days after such request) for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding, in each case, loss of anticipated profits or applicable margin) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.

2.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(c), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 3.5 or 5.4.

2.13 Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrower; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.14 Borrowing Base.

(a) Initial Borrowing Base. For the period from and including the Closing Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be $3,000,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 2.14(e).

(b) Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined annually in accordance with this Section 2.14 (a “Scheduled Redetermination”), and, subject to Section 2.14(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Letter of Credit Issuers and the Lenders on May 1st of each year, commencing May 1, 2015. In addition, the Borrower may at any time (including prior to the first Scheduled Redetermination date of May 1, 2015), by notifying the Administrative Agent thereof, not more than once between Scheduled Redeterminations, and the Administrative Agent, following the first Scheduled Redetermination date of May 1, 2015, may, at the direction of the Required Lenders, by notifying the Borrower thereof, not more than once between Scheduled Redeterminations, in each case elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (an “Interim Redetermination”) in accordance with this Section 2.14. In addition to, and not including and/or limited by the Interim Redeterminations allowed above, the Borrower may, by notifying the Administrative Agent thereof, at any time between Scheduled Redeterminations, request additional Interim Redeterminations of the Borrowing Base in the event it or another Credit Party acquires Oil and Gas Properties with Proved Reserves which are to be Borrowing Base Properties having a PV-9 (calculated at the time of acquisition) in excess of 10% of the Borrowing Base in effect immediately prior to such acquisition.

(c) Scheduled and Interim Redetermination Procedure.

(i) Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of (A) the Reserve Report, and (B) such other reports, data and supplemental information as may, from time to time, be reasonably requested by the Required Lenders (the Reserve Report and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall in good faith propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including the status of title information with respect to the Borrowing Base Properties as described in the Engineering Reports and the existence of any Hedge Agreements or any other Indebtedness) as the Administrative Agent deems appropriate in good faith in accordance with its usual and customary oil and gas lending criteria as it exists at the particular time and that is of the type used for such purpose with respect to similar oil and gas credits for borrowers with similar credit profiles.

(ii) The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A) in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 9.13(a) and (b) in a timely manner, then on or before April 15th of such year following the date of delivery or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 9.13(a) and (b) in a timely manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.14(c)(i); and

(B) in the case of an Interim Redetermination, promptly, and in any event, within 15 days after the Administrative Agent has received the required Engineering Reports.

(iii) Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by the Borrowing Base Required Lenders in each such Lender’s sole discretion and consistent with each such Lender’s normal and customary oil and gas lending criteria as it exists at the particular time as provided in this Section 2.14(c)(iii) and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by Lenders constituting at least the Required Lenders in each such Lender’s sole discretion and consistent with each such Lender’s normal and customary oil and gas lending criteria as it exists at the particular time as provided in this Section 2.14(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have 15 days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If at the end of such 15-day period, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If, at the end of such 15-day period, the Borrowing Base Required Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required

Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.14(d). If, however, at the end of such 15-day period, the Borrowing Base Required Lenders or the Required Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, then the Administrative Agent shall promptly thereafter poll the Lenders to ascertain the highest Borrowing Base then acceptable to the Borrowing Base Required Lenders (in the case of any increase to the Borrowing Base) or a number of Lenders sufficient to constitute the Required Lenders (in any other case) and such amount shall become the new Borrowing Base, effective on the date specified in Section 2.14(d). It is expressly understood that the Administrative Agent and Lenders have no obligation to designate the Borrowing Base at any particular amount, except in the exercise of their discretion, whether in relation to the Total Commitment, the Maximum Aggregate Amount or otherwise.

(d) Effectiveness of a Redetermined Borrowing Base. Subject to Section 2.14(f), after a redetermined Borrowing Base is approved or is deemed to have been approved by the Borrowing Base Required Lenders or the Required Lenders, as applicable, pursuant to Section 2.14(c)(iii), the Administrative Agent shall promptly thereafter notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Letter of Credit Issuers and the Lenders:

(i) in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 9.13(a) and (b) in a timely and complete manner, on the May 1st following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 9.13(a) and (b) in a timely and complete manner, then on the Business Day next succeeding delivery of such New Borrowing Base Notice; and

(ii) in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such New Borrowing Base Notice.

Subject to Section 2.14(f), such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 2.14(e). Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

(e) Reduction of Borrowing Base Upon Asset Dispositions or Termination of Hedge Positions. If (i) (1) the Borrower or one of the other Credit Parties Disposes of Oil and Gas Properties or Disposes of the Stock or Stock Equivalents of any Credit Party owning Oil and Gas Properties, and such Disposition involves Borrowing Base Properties included in the most recently delivered Reserve Report, or (2) the Borrower or any Credit Party shall unwind, terminate or create any off-setting positions in respect of any commodity hedge positions (whether evidenced by a floor, put or Hedge Agreement) upon which the Lenders relied in determining the Borrowing Base pursuant to Section 10.4(b) or (k), as applicable, and (ii) the sum of (1) in the case of clause (i)(1) the aggregate PV-9 (calculated at the time of such Disposition) of all such Borrowing Base Properties Disposed of since the later of (A) the last Redetermination Date and (B) the last adjustment of the Borrowing Base made pursuant to this Section 2.14(e), and (2) in the case of clause (i)(2), the Hedge PV (as calculated at the time of any such unwind, termination or creation of off-setting positions) of such unwound, terminated and/or offsetting positions (after taking into account any other Hedge Agreement executed subsequent to the last Redetermination Date or adjustment of the Borrowing Base) during such period, collectively, exceeds 10% of the then-effective

Borrowing Base, then, after the Administrative Agent has received the notice required to be delivered by the Borrower pursuant to Section 10.4(b) or (k), no later than one Business Day after the date of consummation of any such Disposition, unwind, termination or off-set, as the case may be, the Required Lenders shall have the right to adjust the Borrowing Base in an amount equal to the sum of the Borrowing Base value, if any, attributable to such Disposed of Borrowing Base Properties plus the Borrowing Base value, if any, attributable to such unwound, terminated or off-setting hedge positions in the calculation of the then-effective Borrowing Base and, if the Required Lenders in fact make any such adjustment, the Administrative Agent shall promptly notify the Borrower in writing of the Borrowing Base value, if any, attributable to such Disposed of Borrowing Base Properties in the calculation of the then-effective Borrowing Base and upon receipt of such notice, the Borrowing Base shall be simultaneously reduced by such amount.

(f) Borrower’s Right to Elect Reduced Borrowing Base. Within three Business Days of its receipt of a New Borrowing Base Notice, the Borrower may provide written notice to the Administrative Agent and the Lenders that specifies for the period from the effective date of the New Borrowing Base Notice until the next succeeding Scheduled Redetermination Date, the Borrowing Base will be a lesser amount than the amount set forth in such New Borrowing Base Notice, whereupon such specified lesser amount will become the new Borrowing Base. The Borrower’s notice under this Section 2.14(f) shall be irrevocable, but without prejudice to its rights to initiate Interim Redeterminations.

(g) Administrative Agent Data. The Administrative Agent hereby agrees to provide, promptly, and in any event within 3 Business Days, following its receipt of a request by the Borrower, an updated Bank Price Deck. In addition, the Administrative Agent and the Lenders agree, upon request, to meet with the Borrower to discuss their evaluation of the reservoir engineering of the Oil and Gas Properties included in the Reserve Report and their respective methodologies for valuing such properties and the other factors considered in calculating the Borrowing Base.

(h) Investment Grade Period. Notwithstanding anything in this Agreement to the contrary, during any Investment Grade Period, the provisions of clauses (a) through (f) of Section 2.14 and Section 4.3(b) will be deemed to be inapplicable and shall be disregarded for all purposes. Upon the end of any Investment Grade Period, the Borrowing Base will be determined based on the most recently delivered Reserve Report and will remain in effect until the next Redetermination Date, subject to further adjustments from time to time pursuant to Section 2.14(e).

2.15 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Commitment Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 4.1(a);

(b) The Commitment and Total Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Majority Lenders or the Required Lenders or Borrowing Base Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 13.1); provided that (i) any waiver, amendment or modification requiring the consent of all Lenders pursuant to Section 13.1 or requiring the consent of each affected Lender pursuant to Section 13.1(i) shall require the consent of such Defaulting Lender (which for the avoidance of doubt would include any change to the Maturity Date applicable to such Defaulting Lender, decreasing or forgiving any principal or interest due to such Defaulting Lender, any decrease of any interest rate applicable to Loans made by such Defaulting Lender (other than the waiving of post-default interest rates) and any increase in such Defaulting Lender’s Commitment) and (ii) any redetermination, whether an increase, decrease or affirmation, of the Borrowing Base shall occur without the participation of a Defaulting Lender;

(c) If any Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender, then (i) all or any part of such Letter of Credit Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitment Percentages; provided that (A) each Non-Defaulting Lender’s Total Exposure may not in any event exceed the Commitment Percentage of the Loan Limit of such Non-Defaulting Lender as in effect at the time of such reallocation and (B) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Letter of Credit Issuers or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender, (ii) to the extent that all or any portion (the “unreallocated portion”) of the Defaulting Lender’s Letter of Credit Exposure cannot, or can only partially, be so reallocated to Non-Defaulting Lenders, whether by reason of the first proviso in Section 2.15(c)(i) or otherwise, the Borrower shall within two Business Days following notice by the Administrative Agent or the applicable Letter of Credit Issuer, Cash Collateralize for the benefit of the applicable Letter of Credit Issuer only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above), in accordance with the procedures set forth in Section 3.8 for so long as such Letter of Credit Exposure is outstanding, (iii) if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.15(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is Cash Collateralized, (iv) if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.15(c), then the Letter of Credit Fees payable for the account of the Lenders pursuant to Section 4.1(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Commitment Percentages and the Borrower shall not be required to pay any Letter of Credit Fees to the Defaulting Lender pursuant to Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period that such Defaulting Lender’s Letter of Credit Exposure is reallocated, or (v) if any Defaulting Lender’s Letter of Credit Exposure is neither Cash Collateralized nor reallocated pursuant to this Section 2.15(c), then, without prejudice to any rights or remedies of any Letter of Credit Issuer or any Lender hereunder, all Letter of Credit Fees payable under Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to the applicable Letter of Credit Issuer until such Letter of Credit Exposure is Cash Collateralized and/or reallocated;

(d) So long as any Lender is a Defaulting Lender, no Letter of Credit Issuer will be required to issue any new Letter of Credit or amend any outstanding Letter of Credit to increase the Stated Amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless the Letter of Credit Issuer is reasonably satisfied that any exposure that would result from the exposure to such Defaulting Lender is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof in accordance with clause (c) above or otherwise in a manner reasonably satisfactory to the Letter of Credit Issuer, and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.15(c)(i) (and Defaulting Lenders shall not participate therein); and

(e) If the Borrower, the Administrative Agent and each Letter of Credit Issuer agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender and any applicable Cash Collateral shall be promptly returned to the Borrower and any Letter of Credit Exposure of such Lender reallocated pursuant to Section 2.15(c) shall be reallocated back to such Lender; provided that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(f) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 13.8), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each Letter of Credit Issuer hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders or the Letter of Credit Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or such Letter of Credit Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or Unpaid Drawings, such payment shall be applied solely to pay the relevant Loans of, and Unpaid Drawings owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied in the manner set forth in this Section 2.15(f). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to Section 3.8 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

2.16 Increase of Total Commitment.

(a) Subject to the conditions set forth in Section 2.16(b), the Borrower may, from time to time (including in connection with any redetermination of the Borrowing Base), increase the Total Commitment then in effect (any such increase an “Incremental Increase”) by increasing the Commitment of a Lender (an “Increasing Lender”) or by causing a Person that at such time is not a Lender to become a Lender (an “Additional Lender”).

(b) Any increase in the Total Commitment shall be subject to the following additional conditions:

(i) such increase shall not be less than $100,000,000 (and increments of $10,000,000 above that minimum) unless the Administrative Agent otherwise consents, and no such increase shall be permitted if after giving effect thereto the Total Commitment would exceed (A) at any time during an Investment Grade Period, the Maximum Aggregate Amount or (B) at any time other than during an Investment Grade Period, the lesser of the Borrowing Base then in effect and the Maximum Aggregate Amount;

(ii) no Default or Event of Default shall have occurred and be continuing after giving effect to such increase;

(iii) no Lender’s Commitment may be increased without the consent of such Lender;

(iv) the Administrative Agent shall have been given notice of the increase in Commitments;

(v) the maturity date of such increase shall be the same as the Maturity Date;

(vi) the Borrower shall have paid to the Administrative Agent, for payment to any Increasing Lender or Additional Lender, as applicable, any fees payable in the amounts and at the times separately agreed upon among the Borrower, the Administrative Agent and such Lender or Lenders; and

(vii) the increase shall be on the exact same terms and pursuant to the exact same documentation applicable to this Agreement (other than with respect to any arrangement, structuring, upfront or other fees or discounts payable in connection with such Incremental Increase) (provided that the Applicable Margin of the Facility may be increased to be consistent with that for such Incremental Increases).

(c) Each Increasing Lender or Additional Lender shall execute and deliver to the Borrower and the Administrative Agent customary documentation (any such documentation, an “Incremental Agreement”) implementing any Incremental Increase. Upon receipt by the Administrative Agent of one or more executed Incremental Agreements increasing the Commitments of Lenders and/or adding Commitments from Additional Lenders as provided in this Section 2.16, (i) the Total Commitment shall be increased automatically on the effective date set forth in such Incremental Agreements by the aggregate amount indicated in such Incremental Agreements without further action by the Borrower, the Administrative Agent and the Letter of Credit Issuers or any Lender, (ii) Schedule 1.1(a) and the Register shall each be amended to add such Additional Lender’s Commitment or to reflect the increase in the Commitment of an Increasing Lender, and the Commitment Percentages of the Lenders shall be adjusted accordingly to reflect the Incremental Increase of each Additional Lender and/or each Increasing Lender, (iii) the Administrative Agent shall distribute to the Borrower, the Administrative Agent, each Letter of Credit Issuer and each Lender the revised Schedule 1.1(a), (iv) any such Additional Lender shall be deemed to be a party in all respects to this Agreement and any other Credit Documents to which the Lenders are a party, and (v) upon the effective date set forth in such Incremental Agreement, any such Lender party to the Incremental Agreement shall purchase a pro rata portion of the outstanding Loans (including participations in L/C Obligations) of each of the current Lenders such that each Lender (including any Additional Lender, if applicable) shall hold its respective Commitment Percentage of the outstanding Loans (and participation interests in participations in L/C Obligations) as reflected in the revised Schedule 1.1(a) required by this Section 2.16.

SECTION 3.	Letters of Credit

3.1 Letters of Credit.

(a) Subject to and upon the terms and conditions herein set forth, at any time and from time to time on and after the Closing Date and prior to the L/C Maturity Date, each Letter of Credit Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 3, to issue upon the request of the Borrower and for the direct or indirect benefit of the Borrower and the Restricted Subsidiaries, a letter of credit or letters of credit (together with the Existing Letters of Credit, the “Letters of Credit” and each, a “Letter of Credit”) in such form and with such Issuer Documents as may be approved by the

Letter of Credit Issuer in its reasonable discretion; provided that the Borrower shall be a co-applicant of, and jointly and severally liable with respect to, each Letter of Credit issued for the account of a Restricted Subsidiary.

(b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect, (ii) no Letter of Credit shall be issued the Stated Amount of which would cause the aggregate amount of all Lenders’ Total Exposures at such time to exceed the Loan Limit then in effect, (iii) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance or such longer period of time as may be agreed by the applicable Letter of Credit Issuer, unless otherwise agreed upon by the Administrative Agent and the Letter of Credit Issuer or as provided under Section 3.2(b); provided that any Letter of Credit may provide for automatic renewal thereof for additional periods of up to 12 months or such longer period of time as may be agreed by the applicable Letter of Credit Issuer, subject to the provisions of Section 3.2(b); provided, further, that in no event shall such expiration date occur later than the L/C Maturity Date unless arrangements which are satisfactory to the applicable Letter of Credit Issuer to Cash Collateralize (or backstop) such Letter of Credit have been made (provided, however, that no Lenders shall be obligated to fund participations in respect of any Letter of Credit after the Maturity Date), (iv) each Letter of Credit shall be denominated in Dollars, (v) no Letter of Credit shall be issued if it would be illegal under any applicable Requirement of Law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor and (vi) no Letter of Credit shall be issued by a Letter of Credit Issuer after it has received a written notice from any Credit Party or the Administrative Agent or the Majority Lenders stating that a Default or Event of Default has occurred and is continuing until such time as the Letter of Credit Issuer shall have received a written notice (A) of rescission of such notice from the party or parties originally delivering such notice, (B) of the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1 or (C) that such Default or Event of Default is no longer continuing.

(c) Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the applicable Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part; provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the Letter of Credit Commitment.

3.2 Letter of Credit Requests.

(a) Whenever the Borrower desires that a Letter of Credit be issued for its account, the Borrower shall give the Administrative Agent and the Letter of Credit Issuer a Letter of Credit Request by no later than 1:00 p.m. (Central time) at least two (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days prior to the proposed date of issuance. Each notice shall be executed by the Borrower and shall be in the form of Exhibit B or such other form (including by electronic or fax transmission) as reasonably agreed between the Borrower, the Administrative Agent and the Letter of Credit Issuer (each a “Letter of Credit Request”). No Letter of Credit Issuer shall issue any Letters of Credit unless such Letter of Credit Issuer shall have received notice from the Administrative Agent that the conditions to such issuance have been met, which notice shall be deemed given (i) if the Letter of Credit Issuer has not received notice from the Administrative Agent that the conditions to such issuance have been met within two Business Days after the date of the applicable Letter of Credit Request or (ii) if the aggregate amount of Letters of Credit Outstanding issued by such Letter of Credit Issuer then outstanding does not exceed the amount theretofore agreed to by the Borrower, the Administrative Agent and such Letter of Credit Issuer, and the Administrative Agent has not otherwise notified such Letter of Credit Issuer that it may no longer rely on this clause (i).

(b) If the Borrower so requests in any applicable Letter of Credit Request, the Letter of Credit Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Letter of Credit Issuer to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Letter of Credit Issuer, the Borrower shall not be required to make a specific request to the Letter of Credit Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Maturity Date unless arrangements which are satisfactory to the applicable Letter of Credit Issuer to Cash Collateralize (or backstop) such Letter of Credit have been made (but no Lenders shall be obligated to fund participations in respect of any Letter of Credit after the Maturity Date); provided, however, that the Letter of Credit Issuer shall not permit any such extension if (i) the Letter of Credit Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (b) of Section 3.1 or otherwise), or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (A) from the Administrative Agent that the Majority Lenders have elected not to permit such extension or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 7 are not then satisfied, and in each such case directing the Letter of Credit Issuer not to permit such extension.

(c) Each Letter of Credit Issuer (other than the Administrative Agent or any of its Affiliates) shall, at least once each week, provide the Administrative Agent with a list of all Letters of Credit issued by it that are outstanding at such time; provided that, upon written request from the Administrative Agent, such Letter of Credit Issuer shall thereafter notify the Administrative Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by such Letter of Credit Issuer.

(d) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

3.3 Letter of Credit Participations.

(a) Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each Lender (each such Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Commitment Percentage, in each Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.

(b) In determining whether to pay under any Letter of Credit, the relevant Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that (i) any documents required to be delivered under such Letter of Credit have been delivered, (ii) the Letter of Credit Issuer has examined the documents with reasonable care and (iii) the documents appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the relevant Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.

(c) In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount in full to the respective Letter of Credit Issuer pursuant to Section 3.4(a), or if any reimbursement payment is required to be refunded to the Borrower, the Letter of Credit Issuer shall promptly notify the Administrative Agent and each L/C Participant of such failure, and each such L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the Letter of Credit Issuer, the amount of such L/C Participant’s Commitment Percentage of such unreimbursed payment in Dollars and in immediately available funds; provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Commitment Percentage of such unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under any such Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer (as determined in a final and non appealable judgment by a court of competent jurisdiction). Each L/C Participant shall make available to the Administrative Agent for the account of the Letter of Credit Issuer such L/C Participant’s Commitment Percentage of the amount of such payment no later than 1:00 p.m. (Central time) on the first Business Day after the date notified by the Letter of Credit Issuer in immediately available funds. If and to the extent such L/C Participant shall not have so made its Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees customarily charged by the Letter of Credit Issuer in connection with the foregoing. The failure of any L/C Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Commitment Percentage of any such payment.

(d) Whenever the Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the L/C Participants pursuant to clause (c) above, the Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its Commitment Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount so paid in respect of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations at the Overnight Rate.

(e) The obligations of the L/C Participants to make payments to the Administrative Agent for the account of a Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default;

provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Commitment Percentage of any unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct, bad faith or gross negligence on the part of the Letter of Credit Issuer (as determined in a final and non appealable judgment by a court of competent jurisdiction).

3.4 Agreement to Repay Letter of Credit Drawings.

(a) The Borrower hereby agrees to reimburse the Letter of Credit Issuer by making payment in Dollars to the Administrative Agent for the account of the Letter of Credit Issuer in immediately available funds, for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit issued by it (each such amount so paid until reimbursed, an “Unpaid Drawing”) (i) within one Business Day of the date of such payment or disbursement if the Letter of Credit Issuer provides notice to the Borrower of such payment or disbursement prior to 11:00 a.m. (Central time) on such next succeeding Business Day (from the date of such payment or disbursement) or (ii) if such notice is received after such time, on the next Business Day following the date of receipt of such notice (such required date for reimbursement under clause (i) or (ii), as applicable, on such Business Day (the “Reimbursement Date”)), with interest on the amount so paid or disbursed by such Letter of Credit Issuer, from and including the date of such payment or disbursement to but excluding the Reimbursement Date, at the per annum rate for each day equal to the rate described in Section 2.8(a); provided that, notwithstanding anything contained in this Agreement to the contrary, with respect to any Letter of Credit, (i) unless the Borrower shall have notified the Administrative Agent and the Letter of Credit Issuer prior to 11:00 a.m. (Central time) on the Reimbursement Date that the Borrower intends to reimburse the Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that the Lenders make Loans (which shall be ABR Loans) on the Reimbursement Date in an amount equal to the amount at such drawing, and (ii) the Administrative Agent shall promptly notify each L/C Participant of such drawing and the amount of its Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a Loan to the Borrower in the manner deemed to have been requested in the amount of its Commitment Percentage of the applicable Unpaid Drawing by 12:00 noon (Central time) on such Reimbursement Date by making the amount of such Loan available to the Administrative Agent. Such Loans made in respect of such Unpaid Drawing on such Reimbursement Date shall be made without regard to the limits of

Section 2.2 and without regard to the satisfaction of the conditions set forth in Section 7. The Administrative Agent shall use the proceeds of such Loans solely for purpose of reimbursing the Letter of Credit Issuer for the related Unpaid Drawing. In the event that the Borrower fails to Cash Collateralize any Letter of Credit that is outstanding on the Maturity Date, the full amount of the Letters of Credit Outstanding in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that the Letter of Credit Issuer shall hold the proceeds received from the Lenders as contemplated above as cash collateral for such Letter of Credit to reimburse any Drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any Drawings made in respect of such Letter of Credit following the L/C Maturity Date, second, to the extent such Letter of Credit expires or is returned undrawn while any such cash collateral remains, to the repayment of obligations in respect of any Loans that have not paid at such time and third, to the Borrower or as otherwise directed by a court of competent jurisdiction. Nothing in this Section 3.4(a) shall affect the Borrower’s obligation to repay all outstanding Loans when due in accordance with the terms of this Agreement.

(b) The obligations of the Borrower under this Section 3.4 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower or any other Person may have or have had against the Letter of Credit Issuer, the Administrative Agent or any Lender (including in its capacity as an L/C Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing; provided that the Borrower shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct, bad faith or gross negligence on the part of the Letter of Credit Issuer (as determined in a final and non appealable judgment by a court of competent jurisdiction).

3.5 Increased Costs. If, after the Closing Date, the adoption of any Change in Law shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy, liquidity or similar requirement against letters of credit issued by the Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (b) impose on the Letter of Credit Issuer or any L/C Participant any other conditions, costs or expenses affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such L/C Participant hereunder (other than (i) Taxes indemnifiable under Section 5.4, or (ii) Excluded Taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly (and in any event no later than 15 days) after receipt of written demand to the Borrower by the Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which notice shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), the Borrower shall pay to the Letter of Credit Issuer or such L/C Participant such additional amount or amounts as will compensate the Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that the Letter of Credit Issuer or an L/C Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such Requirement of Law as in effect on the Closing Date (except as otherwise set forth in the definition of Change in Law). A certificate submitted to the Borrower by the relevant Letter of Credit Issuer or an L/C Participant, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error.

3.6 New or Successor Letter of Credit Issuer.

(a) A Letter of Credit Issuer (other than any Letter of Credit Issuer that is also the Administrative Agent at such time) may resign as a Letter of Credit Issuer upon 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. The Borrower may replace the Letter of Credit Issuer for any reason upon written notice to the Letter of Credit Issuer and the Administrative Agent and may add Letter of Credit Issuers at any time upon notice to the Administrative Agent. If a Letter of Credit Issuer shall resign or be replaced, or if the Borrower shall decide to add a new Letter of Credit Issuer under this Agreement, then the Borrower may appoint from among the Lenders a successor issuer of Letters of Credit or a new Letter of Credit Issuer, as the case may be, or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld) and such new Letter of Credit Issuer, another successor or new issuer of Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit shall be granted the rights, powers and duties of a Letter of Credit Issuer hereunder, and the term “Letter of Credit Issuer” shall mean such successor or such new issuer of Letters of Credit effective upon such appointment. The acceptance of any appointment as a Letter of Credit Issuer hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form reasonably satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become a “Letter of Credit Issuer” hereunder. After the resignation or replacement of a Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back-stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall have a Stated Amount equal to the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to a Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was a Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

(b) To the extent that there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including any obligations related to the payment of fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.

3.7 Role of Letter of Credit Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, the Administrative Agent, any of their respective affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable to any Lender for (a) any action taken or omitted in connection herewith at the request or with the approval of the Majority Lenders, (b) any action taken or omitted in the absence of gross negligence, willful misconduct or bad faith or (c) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuer, the Administrative Agent, any of their respective affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable or responsible for any of the matters described in Section 3.3(e); provided that anything in such Section to the contrary notwithstanding, the Borrower may have a claim against the Letter of Credit Issuer, and the Letter of Credit Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to special, indirect, consequential, exemplary or punitive, damages suffered by the Borrower which the Borrower proves were caused by the Letter of Credit Issuer’s willful misconduct, gross negligence or bad faith (as determined in a final and non appealable judgment by a court of competent jurisdiction) or the Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.8 Cash Collateral.

(a) Upon the request of the Majority Lenders if, as of the L/C Maturity Date, there are any Letters of Credit Outstanding, the Borrower shall immediately Cash Collateralize the then Letters of Credit Outstanding.

(b) If any Event of Default shall occur and be continuing, the Required Lenders may require that the L/C Obligations be Cash Collateralized; provided that, upon the occurrence of an Event of Default referred to in Section 11.5 with respect to the Borrower, the Borrower shall immediately Cash Collateralize the Letters of Credit then outstanding and no notice or request by or consent from the Required Lenders shall be required.

(c) For purposes of this Agreement, “Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Letter of Credit Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to the amount of the Letters of Credit Outstanding required to be Cash Collateralized pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Letter of Credit Issuer and the L/C Participants, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Such cash Collateral shall be maintained in blocked, interest bearing deposit accounts established by and in the name of the Borrower, but under the “control” (as defined in Section 9-104 of the UCC) of the Administrative Agent.

3.9 Applicability of ISP and UCP. Unless otherwise expressly agreed by the Letter of Credit Issuer and the Borrower when a Letter of Credit is issued, (a) the rules of the ISP shall apply to each standby Letter of Credit and (b) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

3.10 Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

3.11 Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the Letter of Credit Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

SECTION 4.	Fees; Commitments

4.1 Fees.

(a) The Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Lender (in each case pro rata according to the respective Commitment Percentages of the Lenders), a commitment fee (the “Commitment Fee”) for each day from the Closing Date until but excluding the Termination Date. Each Commitment Fee shall be payable by the Borrower (i) quarterly in arrears on the last Business Day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (ii) on the Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (i) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Commitment in effect on such day.

(b) The Borrower agrees to pay to the Administrative Agent in Dollars for the account of the Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from the date of issuance of such Letter of Credit until the termination or expiration date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable Margin for LIBOR Loans on the average daily Stated Amount of such Letter of Credit. Such Letter of Credit Fees shall be due and payable (i) quarterly in arrears on the last Business Day of each March, June, September and December and (ii) on the Termination Date (for the period for which no payment has been received pursuant to clause (i) above).

(c) The Borrower agrees to pay to each Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the “Fronting Fee”), for the period from the date of issuance of such Letter of Credit to the termination or expiration date of such Letter of Credit, computed at the rate for each day equal to 0.125% per annum (or such other amount a may be agreed in a separate writing between the Borrower and any Letter of Credit Issuer) on the average daily Stated Amount of such Letter of Credit (or at such other rate per annum as agreed in writing between the Borrower and the Letter of Credit Issuer). Such Fronting Fees shall be due and payable by the Borrower (i) quarterly in arrears on the last Business Day of each March, June, September and December and (ii) on the Termination Date (for the period for which no payment has been received pursuant to clause (i) above).

(d) The Borrower agrees to pay directly to the Letter of Credit Issuer upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as the Letter of Credit Issuer and the Borrower shall have agreed upon for issuances of, drawings under or amendments of, letters of credit issued by it.

(e) The Borrower agrees to pay to the Administrative Agent the administrative agent fees in the amounts and on the dates as set forth in writing from time to time between the Administrative Agent and the Borrower.

4.2 Voluntary Reduction of Commitments.

(a) Upon at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, to permanently terminate or reduce the Commitments, as determined by the Borrower, in whole or in part; provided that (i) any such termination or reduction shall apply ratably to reduce each Lender’s Commitment, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $10,000,000 and in an integral multiple of $1,000,000 in excess thereof and (c) after giving effect to such termination or reduction and to any prepayments of Loans or cancellation or Cash Collateralization of Letters of Credit made on the date thereof in accordance with this Agreement, the aggregate amount of all Lenders’ Total Exposures shall not exceed the Loan Limit.

(b) The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than two (2) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.15(f) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Letter of Credit Issuer or any Lender may have against such Defaulting Lender.

4.3 Mandatory Termination or Reduction of Commitments.

(a) The Total Commitment shall terminate at 5:00 p.m. (Central time) on the Termination Date.

(b) If any reduction in the Borrowing Base would result in the Borrowing Base being less than the Total Commitments, the Total Commitments shall be automatically and permanently (but subject to Section 2.16) reduced, without premium or penalty, contemporaneously with such reduction in the Borrowing Base so that the Total Commitment equals the Borrowing Base as reduced; provided that any such reduction shall apply ratably to reduce each Lender’s Commitment. Concurrently with, and effective on, the Redetermination Date applicable to such Borrowing Base reduction, (i) Schedule 1.1(a) and the Register shall each be amended to reflect the decrease in the Total Commitment and the Commitment of each Lender and (ii) the Administrative Agent shall promptly distribute to the Borrower, the Administrative Agent, each Letter of Credit Issuer and each Lender the revised Schedule 1.1(a).

SECTION 5.	Payments

5.1 Voluntary Prepayments. The Borrower shall have the right to prepay Loans without premium or penalty, in whole or in part from time to time on the following terms and conditions:

(a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) being prepaid, which notice shall be given by the Borrower no later than 1:00 p.m. (Central time) (i) in the case of LIBOR Loans, three Business Days prior to and (ii) in the case of ABR Loans on the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders;

(b) each partial prepayment of (i) LIBOR Loans shall be in a minimum amount of $1,000,000 and in multiples of $1,000,000 in excess thereof, and (ii) any ABR Loans shall be in a minimum amount of $1,000,000 and in multiples of $1,000,000 in excess thereof; provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than $1,000,000 for such LIBOR Loans; and

(c) any prepayment of LIBOR Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11.

Each such notice shall specify the date and amount of such prepayment and the Type of Loans to be prepaid. At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Loans of a Defaulting Lender.

5.2 Mandatory Prepayments.

(a) Repayment following Optional Reduction of Commitments. If, after giving effect to any termination or reduction of the Commitments pursuant to Section 4.2(a), the aggregate Total Exposures of all Lenders exceeds the Loan Limit (as reduced), then the Borrower shall on the same Business Day (i) prepay the Loans in an aggregate principal amount equal to such excess and (ii) if any excess remains after prepaying all of the Loans as a result of any Letter of Credit Exposure, pay to the Administrative Agent on behalf of the applicable Letter of Credit Issuer and the L/C Participants an amount in cash equal to such excess to be held as cash collateral as provided in Section 3.8.

(b) Repayment of Loans Following Redetermination or Adjustment of Borrowing Base.

(i) Upon any redetermination of the Borrowing Base in accordance with Section 2.14(b), if the aggregate Total Exposures of all Lenders exceeds the redetermined Borrowing Base, then the Borrower shall, within 10 Business Days after its receipt of a New Borrowing Base Notice indicating such Borrowing Base Deficiency, inform the Administrative Agent of the Borrower’s election to: (A) within 30 days following such election prepay the Loans in an aggregate principal amount equal to such excess, (B) prepay the Loans in six equal monthly installments, commencing on the 30th day following its receipt of such New Borrowing Base Notice with each payment being equal to 1/6th of the aggregate principal amount of such excess, (C) within 30 days following such election, provide additional Collateral in the form of additional Oil and Gas Properties not evaluated in the most recently delivered Reserve Report or other Collateral reasonably acceptable to the Administrative Agent having a Borrowing Base value (as proposed by the Administrative Agent and approved by the Required Lenders) sufficient, after giving effect to any other actions taken pursuant to this Section 5.2(b)(i) to eliminate any such excess or (D) undertake a combination of clauses (A), (B) and (C); provided that if, because of Letter of

Credit Exposure, a Borrowing Base Deficiency remains after prepaying all of the Loans, the Borrower shall Cash Collateralize such remaining Borrowing Base Deficiency as provided in Section 3.8; provided further, that all payments required to be made pursuant to this Section 5.2(b)(i) must be made on or prior to the Termination Date.

(ii) Upon any adjustment to the Borrowing Base pursuant to Section 2.14(e), if the aggregate Total Exposures of all Lenders exceeds the Borrowing Base, as adjusted, then the Borrower shall (A) prepay the Loans in an aggregate principal amount equal to such excess and (B) if any excess remains after prepaying all of the Loans as a result of any Letter of Credit Exposure, Cash Collateralize such excess as provided in Section 3.8. The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral no later than two Business Days following the date it receives written notice from the Administrative Agent of the adjustment of the Borrowing Base and the resulting Borrowing Base Deficiency; provided that all payments required to be made pursuant to this clause must be made on or prior to the Termination Date.

(iii) If the Borrower issues any Indebtedness permitted under Section 10.1(m) or (n) at any time a Borrowing Base Deficiency exists, the Borrower shall prepay the Loans on the date the Borrower receives the net cash proceeds from the issuance of such Senior Notes in an amount sufficient to eliminate such Borrowing Base Deficiency (or, if less, such net cash proceeds). For the avoidance of doubt, Borrower shall be required to continue to comply with Section 5.2(b)(ii) with respect to any Borrowing Base Deficiency existing at the time of such issuance of Senior Notes for any reason other than any Disposition of Borrowing Base Properties.

(iv) For the avoidance of doubt and notwithstanding the foregoing, clauses (b)(i) through (iii) above shall not apply during an Investment Grade Period.

(c) Application to Loans. With respect to each prepayment of Loans elected under Section 5.1 or required by Section 5.2, the Borrower may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) being repaid and (ii) the Loans to be prepaid; provided that (A) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans and (B) notwithstanding the provisions of the preceding clause (A), no prepayment of Loans shall be applied to the Loans of any Defaulting Lender unless otherwise agreed in writing by the Borrower. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(d) LIBOR Interest Periods. In lieu of making any payment pursuant to this Section 5.2 in respect of any LIBOR Loan, other than on the last day of the Interest Period therefor so long as no Event of Default shall have occurred and be continuing, the Borrower at its option may deposit, on behalf of the Borrower, with the Administrative Agent an amount equal to the amount of the LIBOR Loan to be prepaid and such LIBOR Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then customary rate for accounts of such type. Such deposit shall constitute cash collateral for the LIBOR Loans to be so prepaid; provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

5.3 Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower without set-off, counterclaim or deduction of any kind, to the

Administrative Agent for the ratable account of the Lenders entitled thereto or the Letter of Credit Issuer entitled thereto, as the case may be, not later than 2:00 p.m. (Central time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower; it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder and all other payments under each Credit Document shall be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (Central time) or, otherwise, on the next Business Day in the sole discretion of the Administrative Agent) like funds relating to the payment of principal or interest or fees ratably to the Lenders or the Letter of Credit Issuer, as applicable, entitled thereto.

(b) For purposes of computing interest or fees, any payments under this Agreement that are made later than 2:00 p.m. (Central time) shall be deemed to have been made on the next succeeding Business Day in the sole discretion of the Administrative Agent. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4 Net Payments.

(a) Any and all payments made by or on behalf of the Borrower or any Guarantor under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Guarantor or the Administrative Agent shall be required by applicable Requirements of Law to deduct or withhold any Taxes from such payments, then (i) the Borrower or such Guarantor or the Administrative Agent shall make such deductions or withholdings as are reasonably determined by the Borrower, such Guarantor or the Administrative Agent to be required by any applicable Requirement of Law, (ii) the Borrower, such Guarantor or the Administrative Agent, as applicable, shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirements of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower or such Guarantor shall be increased as necessary so that after making all required deductions and withholdings (including deductions or withholdings of Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section 5.4) the Administrative Agent, any Letter of Credit Issuer or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made. After any payment of Taxes by any Credit Party to a Governmental Authority as provided in this Section 5.4, the Borrower shall deliver to the Administrative Agent a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(b) The Borrower shall timely pay and shall indemnify and hold harmless the Administrative Agent and each Lender with regard to any Other Taxes (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority).

(c) The Borrower shall indemnify and hold harmless the Administrative Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed on the Administrative Agent or such Lender, as the case may be (including

Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, the right to indemnification shall be subject to the notice requirements of Section 2.13. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender or the Administrative Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) Each Lender shall deliver to the Borrower and the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Credit Party pursuant to any Credit Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.4(e)(i)(A), (e)(i)(B), (e)(i)(C), (h) and (i) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(e) Without limiting the generality of the foregoing, each Non-U.S. Lender with respect to any Loan made to the Borrower shall, to the extent it is legally entitled to do so:

(i) deliver to the Borrower and the Administrative Agent, prior to the date on which the first payment to the Non-U.S. Lender is due hereunder, two copies of (A) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN or W-8BEN-E (or any applicable successor form) (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10% shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower, is not a CFC related to the Borrower (within the meaning of Section 864(d)(4) of the Code) and the interest payments in question are not effectively connected with the United States trade or business conducted by such Lender), (B) Internal Revenue Service Form W-8BEN, Form W-8BEN-E or Form W-8ECI (or any applicable successor form), in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement, (C) Internal Revenue Service Form W-8IMY (or any applicable successor form) and all necessary attachments (including the forms described in clauses (A) and (B) above, as required) or (D) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

(ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, and from time to time thereafter if reasonably requested by the Borrower and the Administrative Agent;

unless in any such case any Change in Law has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Non-U.S. Lender from duly completing and delivering any such form with respect to it and such Non-U.S. Lender promptly so advises the Borrower and the Administrative Agent. Each Person that shall become a Participant pursuant to Section 13.6 or a Lender pursuant to Section 13.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(e); provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

(f) If any Lender or the Administrative Agent, as applicable, determines, in its sole discretion, that it had received and retained a refund of an Indemnified Tax or Other Tax for which a payment has been made by the Borrower or any Guarantor pursuant to this Agreement or any other Credit Document, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by the Borrower or any Guarantor, then such Lender or the Administrative Agent, as the case may be, shall reimburse the Borrower or such Guarantor for such amount (net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as such Lender or the Administrative Agent, as the case may be, determines in its sole discretion to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment had not been required; provided that the Borrower or such Guarantor, upon the request of such Lender or the Administrative Agent, agrees to repay the amount paid over to the Borrower or such Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. No Lender nor the Administrative Agent shall be obliged to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party in connection with this clause (f) or any other provision of this Section 5.4.

(g) If the Borrower determines that a reasonable basis exists for contesting a Tax, each Lender or the Administrative Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request in challenging such Tax. The Borrower shall indemnify and hold each Lender and the Administrative Agent harmless against any out-of-pocket expenses incurred by such Person in connection with any request made by the Borrower pursuant to this Section 5.4(g). Nothing in this Section 5.4(g) shall obligate any Lender or the Administrative Agent to take any action that such Person, in its sole judgment, determines may result in a material detriment to such Person.

(h) The Administrative Agent and each Lender that is a United States person under Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent two Internal Revenue Service Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such Person is exempt from United States federal backup withholding (i) on or prior to the date it becomes a party to this Agreement, (ii) on or before the date that such form expires or becomes obsolete or invalid, (iii) after the occurrence of a change in Person’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(i) If a payment made to any Lender or the Administrative Agent under this Agreement or any other Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Person shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Person has or has not complied with such Person’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 5.4(i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. The Lenders and the Administrative Agent shall, to the extent they are legally entitled to do so, deliver to the Borrower (and the Lenders shall deliver to the Administrative Agent) additional documentation on or before the date that any such previously delivered documentation under this Section 5.4(i) expires or becomes obsolete or invalid and after the occurrence of any event requiring a change in the most recent documentation previously delivered by it to the Borrower and the Administrative Agent, and from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, as applicable.

(j) For purposes of determining withholding Taxes imposed under FATCA, from and after the date of this Agreement, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement and the Loans as not qualifying as “grandfathered obligations” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(k) For the avoidance of doubt, for purposes of this Section 5.4, the term “Lender” includes any Letter of Credit Issuer and the terms “applicable Requirements of Law” and “applicable law” include FATCA.

(l) The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

5.5 Computations of Interest and Fees.

(a) Except as provided in the next succeeding sentence, Interest on LIBOR Loans and ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Administrative Agent’s prime rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b) Fees and the average daily Stated Amount of Letters of Credit shall be calculated on the basis of a 360-day year for the actual days elapsed.

5.6 Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obligated to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect to any of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b) Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower or any other Credit Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable Requirement of Law, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable Requirements of Law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8.

(d) Rebate of Excess Interest. Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable Requirement of Law, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

SECTION 6.	Conditions Precedent to Initial Borrowing.

The initial Borrowing under this Agreement is subject to the satisfaction of the following conditions precedent, except as otherwise agreed or waived pursuant to Section 13.1.

6.1 Credit Documents. The Administrative Agent shall have received:

(a) this Agreement, executed and delivered by a duly Authorized Officer of each of the Borrower, the Administrative Agent, each Lender and each Letter of Credit Issuer;

(b) the Guarantee, executed and delivered by a duly Authorized Officer of each Person that is a Guarantor as of the Closing Date;

(c) the Pledge Agreement, executed and delivered by a duly Authorized Officer of the Borrower, the Administrative Agent and each other pledgor party thereto as of the Closing Date; and

(d) a Note executed by the Borrower in favor of each Lender that has requested a Note not less than two (2) Business Days prior to the Closing Date.

6.2 Collateral.

(a) All documents, amendments and other instruments, including Uniform Commercial Code or other applicable personal property and financing statements, reasonably requested by the Administrative Agent to be filed, registered or recorded to create or continue, as applicable, the Liens intended to be created by any Security Document and perfect such Liens to the extent required by, and with the priority required by, such Security Document shall have been delivered to the Administrative Agent for filing, registration or recording and none of the Collateral shall be subject to any other pledges, security interests or mortgages, except for Liens permitted under Section 10.2.

(b) All Stock of each Restricted Subsidiary of the Borrower directly or indirectly owned by the Borrower or any Subsidiary Guarantor, in each case as of the Closing Date, shall have been pledged pursuant to the Pledge Agreement (except that such Credit Parties shall not be required to pledge any Excluded Stock) and the Administrative Agent shall have received all certificates, if any, representing such securities pledged under the Pledge Agreement, accompanied by instruments of transfer and/or undated powers endorsed in blank.

(c) The Guarantee shall be in full force and effect.

6.3 Legal Opinions. The Administrative Agent shall have received the executed legal opinions of Vinson & Elkins LLP, counsel to the Borrower, in form and substance reasonably satisfactory to the Administrative Agent. The Borrower, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinions.

6.4 Closing Certificates. The Administrative Agent shall have received a certificate of the Credit Parties, dated the Closing Date, substantially in the form of Exhibit E, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of each Credit Party, and attaching the documents referred to in Section 6.5 and such other closing certificates as it may reasonably request.

6.5 Authorization of Proceedings of Each Credit Party; Organizational Documents. The Administrative Agent shall have received (a) a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the board of directors or managers of each Credit Party (or a duly authorized committee thereof) authorizing (i) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (ii) in the case of the Borrower, the extensions of credit contemplated hereunder and (b) true and complete copies of each of the organizational documents of each Person that is a Credit Party as of the Closing Date.

6.6 Fees. All fees required to be paid on the Closing Date pursuant to the fee letter (the “Fee Letter”) previously agreed in writing between the Administrative Agent, J.P. Morgan Securities LLC, and the Borrower and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the commitment letter in respect of the Commitments as agreed in writing between the Administrative Agent, the Joint Lead Arrangers, the Bookrunner and the Borrower, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), shall, upon the initial Borrowings hereunder, have been, or will be substantially simultaneously, paid.

6.7 Representations. On the Closing Date, all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects unless such representations and warranties are already qualified by materiality, Material Adverse Effect or a similar qualification, in which case such representations and warranties shall be true and correct in all respects.

6.8 Patriot Act. The Administrative Agent and the Bookrunner shall have received all documentation and other information about the Borrower and the Guarantors as shall have been reasonably requested in writing by the Administrative Agent or the Bookrunner at least seven calendar days prior to the Closing Date and as is mutually agreed to be required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

6.9 Historical Financial Statements. The Joint Lead Arrangers shall have received true, correct and complete copies of the Historical Financial Statements.

6.10 Projections. The Administrative Agent shall have received satisfactory projections for the Borrower through December 31, 2015.

6.11 Insurance Certificate. The Administrative Agent shall have received copies of insurance certificates evidencing the insurance required to be maintained by the Borrower and the Subsidiaries pursuant to Section 9.3.

SECTION 7.	Conditions Precedent to All Credit Events

The agreement of each Lender to make any Loan requested to be made by it on any date (excluding Loans required to be made by the Lenders in respect of Unpaid Drawings pursuant to Sections 3.3 and 3.4), and the obligation of the Letter of Credit Issuer to issue Letters of Credit on any date, is subject to the satisfaction of the following conditions precedent:

7.1 No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (other than the initial Credit Event to occur on the Closing Date) (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (unless such representations and warranties are already qualified by materiality, Material Adverse Effect or a similar qualification, in which case such representations and warranties shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

7.2 Notice of Borrowing.

(a) Prior to the making of each Loan (other than any Loan made pursuant to Section 3.4(a)), the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3(a).

(b) Prior to the issuance of each Letter of Credit, the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in Section 7 above have been satisfied as of that time.

SECTION 8.	Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, the Borrower makes, on the Closing Date and on each other date as required or otherwise set forth in this Agreement, the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:

8.1 Corporate Status. Each of the Borrower and each Restricted Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (c) has duly qualified and is authorized to do business and is in good standing (if applicable, or has “active” status in the case of the

State of Texas) in all jurisdictions where it is required to be so qualified, except in each case referred to in clauses (b) and (c), where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

8.2 Corporate Power and Authority; Enforceability. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

8.3 No Violation. None of the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party or the compliance with the terms and provisions thereof will (a) contravene any material applicable provision of any material Requirement of Law, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents) pursuant to the terms of any indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other instrument to which such Credit Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) except to the extent such breach, default or Lien would not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the certificate of incorporation, by-laws or other organizational documents of such Credit Party or any of the Restricted Subsidiaries.

8.4 Litigation. Except as set forth on Schedule 8.4, there are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of the Borrower, threatened with respect to the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect.

8.5 Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board.

8.6 Governmental Approvals. The execution, delivery and performance of each Credit Document do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (a) such as have been obtained or made and are in full force and effect, (b) filings and recordings in respect of the Liens created pursuant to the Security Documents and (c) such consents, approvals, registrations, filings or actions the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

8.7 Investment Company Act. No Credit Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8 True and Complete Disclosure.

(a) None of the written factual information and written data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower, any of the Subsidiaries or any of their respective authorized representatives to the Administrative Agent, any Joint Lead Arranger, the

Bookrunner and/or any Lender on or before the Closing Date (including all such information and data contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time (after giving effect to all supplements so furnished prior to such time) in light of the circumstances under which such information or data was furnished; it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include pro forma financial information, projections or estimates (including financial estimates, forecasts and other forward-looking information) and information of a general economic or general industry nature.

(b) The projections (including financial estimates, forecasts and other forward-looking information) contained in the information and data referred to in Section 8.8(a) were based on good faith estimates and assumptions believed by the Borrower to be reasonable at the time made; it being recognized by the Administrative Agent and the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and the Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

8.9 Financial Condition; Financial Statements.

(a) The Historical Financial Statements present fairly in all material respects the consolidated financial position of the Borrower and its consolidated Subsidiaries at the date of such information and for the period covered thereby and have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes thereto, if any. Since December 31, 2013, there has been no Material Adverse Effect.

(b) As of the Closing Date, neither the Borrower nor any Restricted Subsidiary has any material Indebtedness (including Disqualified Stock), any material guarantee obligations, contingent liabilities, off balance sheet liabilities, partnership liabilities for taxes or unusual forward or long-term commitments that, in each case, are not reflected or provided for in the Historical Financial Statements, except as would not reasonably be expected to result in a Material Adverse Effect.

8.10 Tax Matters. Except where the failure of which would not be reasonably expected to have a Material Adverse Effect, (a) each of the Borrower and the Subsidiaries has filed all federal income tax returns and all other tax returns, domestic and foreign, required to be filed by it and has paid all material taxes payable by it that have become due, other than those (i) not yet delinquent or (ii) being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided to the extent required by and in accordance with GAAP and (b) to the extent then due and payable, the Borrower and each of the Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of management of the Borrower or such Subsidiary) in accordance with GAAP for the payment of, all federal, state, provincial and foreign taxes applicable for the current fiscal year to the Closing Date.

8.11 Compliance with ERISA.

(a) Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no written notice of any insolvency or reorganization with respect to a Multiemployer Plan has been given to the Borrower or any ERISA Affiliate; no Plan has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); on and after the effectiveness of the Pension Act, each Plan has satisfied the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, and there has been no determination that any such Plan is, or is expected to be, in “at risk” status (within the meaning of Section 4010(d)(2) of ERISA); none of the Borrower or any ERISA Affiliate has incurred (or is reasonably likely to incur) any liability to or on account of a Plan or a Multiemployer Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan or Multiemployer Plan; no proceedings have been instituted to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to the Borrower or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of the Borrower or any ERISA Affiliate exists (or is reasonably likely to exist) nor has the Borrower or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of the Borrower or any ERISA Affiliate on account of any Plan or a Multiemployer Plan, except to the extent that a breach of any of the representations, warranties or agreement in this Section 8.11(a) would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect. No Plan has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11(a), be reasonably likely to have a Material Adverse Effect. With respect to Multiemployer Plans, the representations and warranties in this Section 8.11(a), other than any made with respect to (i) liability under Section 4201 or 4204 of ERISA or (ii) liability for termination or reorganization of such Multiemployer Plans under ERISA, are made to the knowledge of the Borrower.

(b) All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and applicable law, except for any failure to so comply, establish, administer or operate the Foreign Plans as would not reasonably be expected to have a Material Adverse Effect. All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.12 Subsidiaries. Schedule 8.12 lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Closing Date (after giving effect to the Transactions). Each Guarantor, Material Subsidiary and Unrestricted Subsidiary as of the Closing Date has been so designated on Schedule 8.12.

8.13 Intellectual Property. The Borrower and each of the Restricted Subsidiaries have obtained all intellectual property, free from burdensome restrictions, that is necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights would not reasonably be expected to have a Material Adverse Effect.

8.14 Environmental Laws.

(a) Except as would not reasonably be expected to have a Material Adverse Effect: (i) the Borrower and each of the Subsidiaries and their Oil and Gas Properties are in compliance with all Environmental Laws; (ii) neither the Borrower nor any Subsidiary has received written notice of any Environmental Claim or any other liability under any Environmental Law that has not been fully resolved; (iii) neither the Borrower nor any Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; and (iv) no underground storage tank or related piping, or any impoundment or disposal area containing Hazardous Materials has been used by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, is located at, on or under any Oil and Gas Properties thereof currently owned or leased by the Borrower or any of its Subsidiaries in violation of any Environmental Law.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any of its currently or formerly owned or leased Oil and Gas Properties or facilities in a manner that would reasonably be expected to give rise to liability of the Borrower or any Subsidiary under Environmental Law.

8.15 Properties.

(a) Each Credit Party has good and defensible title to the Borrowing Base Properties evaluated in the most recently delivered Reserve Report (other than those (i) disposed of in compliance with Section 10.4 since delivery of such Reserve Report, (ii) leases that have expired in accordance with their terms and (iii) with title defects which are either immaterial or have been disclosed in writing to the Administrative Agent), and good title to all its material personal properties, in each case, free and clear of all Liens other than Liens permitted by Section 10.2. After giving full effect to the Liens permitted by Section 10.2, the Borrower or the Restricted Subsidiary specified as the owner owns the working interests and net revenue interests attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and, without regard to any consent or non-consent provisions in any joint operating agreement, the ownership of such properties shall not in any material respect obligate the Borrower or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such property in an amount in excess of the working interest of each property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Restricted Subsidiary’s net revenue interest in such property.

(b) All material leases and agreements necessary for the conduct of the business of the Borrower and the Restricted Subsidiaries are valid and subsisting, in full force and effect, except to the extent that any such failure to be valid or subsisting would not reasonably be expected to have a Material Adverse Effect.

(c) The rights and properties presently owned, leased or licensed by the Credit Parties including all easements and rights of way, include all rights and properties necessary to permit the Credit Parties to conduct their respective businesses as currently conducted, except to the extent any failure to have any such rights or properties would not reasonably be expected to have a Material Adverse Effect.

(d) All of the properties of the Borrower and the Restricted Subsidiaries that are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards, except to the extent any failure to satisfy the foregoing would reasonably be expected to have a Material Adverse Effect.

8.16 Solvency. On the Closing Date (after giving effect to the consummation of the Transactions), the Borrower, on a consolidated basis with its Restricted Subsidiaries, is Solvent.

8.17 Insurance. The properties of the Borrower and the Restricted Subsidiaries are insured in the manner contemplated by Section 9.3.

8.18 Patriot Act. On the Closing Date, each Credit Party is in compliance in all material respects with the material provisions of the Patriot Act, and the Borrower has provided to the Administrative Agent and the Lenders all information related to the Credit Parties (including but not limited to names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Administrative Agent and the Lenders and mutually agreed to be required by the Patriot Act to be obtained by the Administrative Agent or any Lender.

8.19 Liens Under the Security Documents; Collateral Coverage Minimum. Subject to Section 9.16, upon the execution and delivery of the Security Documents (including any amendments or supplements to the existing Mortgages securing the obligations under the Existing Credit Agreement) in accordance herewith, and where appropriate the filing and recordation thereof with the appropriate filing or recording officers in each of the necessary jurisdictions and delivery to the Administrative Agent of Pledged Stock, the Liens granted by any Credit Party to the Administrative Agent, constitute validly created, perfected and first priority Liens, subject only to Liens permitted under Section 10.2. The Collateral Coverage Ratio equals or exceed the Collateral Coverage Minimum.

8.20 No Default. On the Closing Date, no Credit Party is in default under or with respect to any Contractual Requirement that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the Transactions. Each of the Borrower and each Restricted Subsidiary is in compliance in all material respects with the Requirements of Law applicable to it or to its properties, except in such instances in which (a) such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

8.21 Direct Benefit.

The initial Borrowing hereunder and all additional Borrowings are for the direct benefit of the Borrower and its Restricted Subsidiaries. The Borrower and its Restricted Subsidiaries shall engage as an integrated group in the business of oil and gas exploration and related activities and certain other legal business purposes, and any benefits to the Borrower and its Restricted Subsidiaries is a benefit to all of them, both directly or indirectly, inasmuch as the successful operation and condition of the Borrower and its Restricted Subsidiaries is dependent upon the continued successful performance of the functions of the integrated group as a whole.

8.22 Anti-Corruption Laws and Sanctions.

The Borrower has implemented and maintains in effect policies and/or procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by the Credit Agreement will violate Anti-Corruption Laws or applicable Sanctions in any material respect.

SECTION 9.	Affirmative Covenants

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Total Commitment and each Letter of Credit have terminated (unless such Letters of Credit have been collateralized on terms and conditions reasonably satisfactory to the Letter of Credit Issuer following the termination of the Total Commitment) and the Loans and Unpaid Drawings, together with interest, fees and all other Obligations incurred hereunder (other than Hedging Obligations under Secured Hedge Agreements, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations not then due and payable), are paid in full:

9.1 Information Covenants. The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) Annual Financial Statements. As soon as available and in any event within five days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year), the audited consolidated balance sheets of the Borrower and the Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal years (or, in lieu of such audited financial statements of the Borrower and the Restricted Subsidiaries, a detailed reconciliation, reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and the Subsidiaries, on the other hand), all in reasonable detail and prepared in accordance with GAAP, and, except with respect to such reconciliation, certified by independent certified public accountants of recognized national standing whose opinion shall not be materially qualified with a “going concern” or like qualification or exception (other than with respect to, or resulting from, (x) the occurrence of the Maturity Date within one year from the date such opinion is delivered or (y) any potential inability to satisfy the Financial Performance Covenants on a future date or in a future period), together in any event with a certificate of such accounting firm stating that in the course of either (i) its regular audit of the business of the Borrower and its consolidated Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards or (ii) performing certain other procedures permitted by professional standards, such accounting firm has obtained no knowledge of any Event of Default relating to the Financial Performance Covenants that has occurred and is continuing or, if in the opinion of such accounting firm such an Event of Default has occurred and is continuing, a statement as to the nature thereof.

(b) Quarterly Financial Statements. As soon as available and in any event within five days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 60 days after the end of the each such quarterly accounting period), the consolidated balance sheets of the Borrower and the Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statements of operations, shareholders’ equity and cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year (or, in lieu of such unaudited financial statements of the Borrower and the Restricted Subsidiaries, a detailed reconciliation reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and the Subsidiaries, on the other hand), all of which shall be certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows, of the Borrower and its consolidated Subsidiaries in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of footnotes.

(c) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Section 9.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) the calculations required to establish whether the Borrower and its Restricted Subsidiaries were in compliance with the Financial Performance Covenants as at the end of such fiscal year or period, as the case may be and (ii) a specification of any change in the identity of the Restricted Subsidiaries, Material Subsidiaries, Guarantors and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries, Material Subsidiaries, Guarantors and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be. At the time of the delivery of the financial statements provided for in Section 9.1(a), a certificate of an Authorized Officer of the Borrower setting forth in reasonable detail the Applicable Equity Amount as at the end of the fiscal year to which such financial statements are applicable.

(d) Notice of Default; Litigation. Promptly after an Authorized Officer of the Borrower or any of the Restricted Subsidiaries obtains actual knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (ii) any litigation or governmental proceeding pending against the Borrower or any of the Subsidiaries that would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect.

(e) Environmental Matters. Promptly after obtaining actual knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually, or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect, notice of:

(i) any pending or threatened Environmental Claim against any Credit Party or any of their Oil and Gas Properties not otherwise disclosed on Schedule 8.4;

(ii) any condition or occurrence on any Oil and Gas Properties that (A) would reasonably be expected to result in noncompliance by any Credit Party with any applicable Environmental Law or (B) would reasonably be anticipated to form the basis of an Environmental Claim against any Credit Party or any of the Credit Parties’ Oil and Gas Properties;

(iii) any condition or occurrence on any of the Credit Parties’ Oil and Gas Properties not previously disclosed to the Administrative Agent in writing that would reasonably be anticipated to cause such Oil and Gas Properties to be subject to any restrictions on the ownership, occupancy, use or transferability of such Oil and Gas Properties under any Environmental Law; and

(iv) the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any of the Credit Parties’ Oil and Gas Properties.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto.

(f) Other Information. (i) Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Borrower or any of the Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8), (ii) copies of all financial statements, proxy statements, notices and reports that the Borrower or any of the Restricted Subsidiaries shall send to the holders of any publicly issued debt of the Borrower and/or any of the Restricted Subsidiaries, in each case in their capacity as such holders, lenders or agents (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement), and, (iii) with reasonable promptness, but subject to the limitations set forth in the last sentences of Section 9.2(a) and Section 13.6, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time.

Documents required to be delivered pursuant to Sections 9.1(a) and (b) and Section 9.1(f) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 13.2, (ii) on which such documents are transmitted by electronic mail to the Administrative Agent or (iii) on which such documents are filed of record with the SEC; provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents (except that no such notice shall be required to the extent such documents are filed on record with the SEC). Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificates required by Section 9.1(c) to the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

9.2 Books, Records and Inspections.

(a) The Borrower will, and will cause each Restricted Subsidiary to, permit officers and designated representatives of the Administrative Agent or the Majority Lenders (as accompanied by the Administrative Agent) to visit and inspect any of the properties or assets of the Borrower or such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of the Borrower and any such Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, upon reasonable advance notice to the Borrower, all at such reasonable times and intervals during normal business hours and to such reasonable extent as the Administrative Agent or the Majority Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default (i) only the Administrative Agent on behalf of the Majority Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.2, and (ii) only one such visit shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) or any representative of the Majority Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Majority Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in Section 9.1(f)(iii) or this Section 9.2, neither the Borrower nor any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

(b) The Borrower will, and will cause each of the Restricted Subsidiaries to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be.

9.3 Maintenance of Insurance. The Borrower will, and will cause each Restricted Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business; and will furnish to the Administrative Agent, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. The Secured Parties shall be the additional insureds on any such liability insurance as their interests may appear. All policies of insurance required by the terms of this Agreement or any Security Document shall provide that each insurer shall endeavor to give at least 30 days’ prior written notice to the Administrative Agent of any cancellation of such insurance (or at least 10 days’ prior written notice in the case of cancellation of such insurance due to non-payment of premiums).

9.4 Payment of Taxes. The Borrower will pay and discharge, and will cause each of the Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims in respect of any Taxes imposed, assessed or levied that, if unpaid, would reasonably be expected to become a material Lien upon any properties of the Borrower or any of the Restricted Subsidiaries; provided that neither the Borrower nor any of the Subsidiaries shall be required to pay or discharge any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Borrower) with respect thereto to the extent required by, and in accordance with, GAAP or the failure to pay or discharge would not reasonably be expected to result in a Material Adverse Effect.

9.5 Consolidated Corporate Franchises. The Borrower will do, and will cause each Restricted Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Restricted Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.

9.6 Compliance with Statutes; Regulations, Etc..

(a) The Borrower will, and will cause each Restricted Subsidiary to, comply with all Requirements of Law applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower will maintain in effect and enforce policies and/or procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

9.7 ERISA.

(a) Promptly after the Borrower or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to the Administrative Agent a certificate of an Authorized Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Borrower, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred with respect to any Plan; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, or a Multiemployer plan is to be reorganized, partitioned or declared insolvent, under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against the Borrower or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan; that the PBGC has notified the Borrower or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that the Borrower or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that the Borrower or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan or Multiemployer Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

(b) Promptly following any request therefor, on and after the effectiveness of the Pension Act, the Borrower will deliver to the Administrative Agent copies of (i) any documents described in Section 101(k) of ERISA that the Borrower and any of its Restricted Subsidiaries or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that the Borrower and any of its Restricted Subsidiaries or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower, the applicable Restricted Subsidiary(ies) or the ERISA Affiliate(s) shall promptly, following a request from the Administrative Agent, make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

9.8 Maintenance of Properties. The Borrower will, and will cause each of the Restricted Subsidiaries to, except in each case, where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect:

(a) operate its Oil and Gas Properties and other material properties or cause such Oil and Gas Properties and other material properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable Contractual Requirements and all applicable Requirements of Law, including applicable proration requirements and Environmental Laws, and all applicable Requirements of Law of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom;

(b) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material properties, including all equipment, machinery and facilities; and

(c) to the extent a Credit Party is not the operator of any property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 9.8.

9.9 End of Fiscal Years; Fiscal Quarters. The Borrower will, for financial reporting purposes, cause each of its, and each of its Restricted Subsidiaries’, fiscal years and fiscal quarters to end on dates consistent with past practice; provided, however, that the Borrower may, upon written notice to the Administrative Agent change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.10 Additional Guarantors, Grantors and Collateral.

(a) On any date that is not during an Investment Grade Period, subject to any applicable limitations set forth in the Guarantee or the Security Documents, the Borrower will cause (i) any direct or indirect Domestic Subsidiary (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition) and (ii) any Domestic Subsidiary of the Borrower that ceases to be an Excluded Subsidiary, in each case within 30 days from the date of such formation, acquisition or cessation, as applicable (or such longer period as the Administrative Agent may agree in its reasonable discretion) to execute a supplement to each of the Guarantee and the Pledge Agreement, in form and substance acceptable to the Administrative Agent, in order to become a Guarantor under the Guarantee and a grantor under the Pledge Agreement.

(b) On any date that is not during an Investment Grade Period, subject to any applicable limitations set forth in the Pledge Agreement, the Borrower will pledge, and, if applicable, will cause each other Subsidiary Guarantor (or Person required to become a Subsidiary Guarantor pursuant to Section 9.10(a)) to pledge, to the Administrative Agent, for the benefit of the Secured Parties all of the Stock (other than any Excluded Stock) of each Subsidiary owned by the Borrower or any Subsidiary Guarantor (or Person required to become a Guarantor pursuant to Section 9.10(a)), in each case, formed or otherwise purchased or acquired after the Closing Date, pursuant to a supplement to the Pledge Agreement substantially in the form of Annex A thereto and within 30 days of such event (or such longer period as the Administrative Agent may agree in its reasonable discretion).

(c) In connection with each redetermination (but not any adjustment) of the Borrowing Base, the Borrower shall review the applicable Reserve Report, if any, and the list of current Mortgaged Properties, to ascertain whether the PV-9 of the Mortgaged Properties (calculated at the time of redetermination) meets the Collateral Coverage Minimum after giving effect to exploration and production activities, acquisitions, Dispositions and production. In the event that the Collateral Coverage Ratio (calculated at the time of redetermination) does not meet the Collateral Coverage Minimum, then the Borrower shall, and shall cause its Credit Parties to, grant, within 60 days of delivery of notice from the Administrative Agent thereof (or such longer period as the Administrative Agent may agree in its reasonable discretion), to the Administrative Agent as security for the Obligations a first-priority Lien (subject to Liens permitted by Section 10.2) on additional Oil and Gas Properties not already subject to a

Lien of the Security Documents such that, after giving effect thereto, the Collateral Coverage Ratio (calculated at the time of redetermination) meets the Collateral Coverage Minimum. All such Liens will be created and perfected by and in accordance with the provisions of the Security Documents, including, if applicable, any additional Mortgages. In order to comply with the foregoing, if any Restricted Subsidiary places a Lien on its property and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with the provisions of Sections 9.10(a) and (b).

(d) Subject to any applicable limitations set forth in the Security Documents or the Pledge Agreement, the Borrower will, within sixty (60) days of the end of any Investment Grade Period (or such longer period as the Administrative Agent may agree), execute and cause its Restricted Subsidiaries to execute Security Documents and a Guarantee such that the Borrower and its Restricted Subsidiaries are in compliance with the foregoing provisions of this Section 9.10.

9.11 Use of Proceeds.

(a) The Borrower will use the proceeds of the Loans (i) to pay Transaction Expenses, (ii) to make Restricted Payments and Investments permitted to be made hereunder, (iii) to finance the acquisition, development and exploration of Oil and Gas Properties, (iv) to redeem, defease, prepay or repay Indebtedness permitted to be incurred hereunder, including any fees, premiums and expenses associated therewith, (v) for working capital, capital expenditures and other general corporate purposes of the Borrower and its Subsidiaries and (vi) to renew and extend outstanding Indebtedness under the Existing Credit Agreement and the Existing Letters of Credit.

(b) The Borrower will use Letters of Credit for general corporate purposes to support deposits required under purchase agreements pursuant to which the Borrower or its Subsidiaries may acquire Oil and Gas Properties and other assets and to support plugging and abandonment obligations.

9.12 Further Assurances.

(a) Subject to the applicable limitations set forth in the Security Documents, the Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, assignments of as-extracted collateral, mortgages, deeds of trust and other documents) that may be required under any applicable Requirements of Law, or that the Administrative Agent or the Majority Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrower and the Restricted Subsidiaries.

(b) Notwithstanding anything herein to the contrary, (i) if the Administrative Agent and the Borrower reasonably determine in writing that the cost of creating or perfecting any Lien on any property is excessive in relation to the benefits afforded to the Lenders thereby, then such property may be excluded from the Collateral for all purposes of the Credit Documents and (ii) no additional Security Documents or Collateral shall be required during an Investment Grade Period.

9.13 Reserve Reports.

(a) On or before April 1st of each year, commencing April 1, 2015, the Borrower shall furnish to the Administrative Agent a Reserve Report evaluating, as of the immediately preceding December 31st, the Proved Reserves of the Borrower and the Credit Parties located within the geographic boundaries of the United States of America (or the Outer Continental Shelf adjacent to the United States of America) that the Borrower desires to have included in any calculation of the Borrowing Base. Each

Reserve Report as of December 31 shall be prepared, at the Borrower’s election, (i) by or under the supervision of the chief engineer of the Borrower and audited by one or more Approved Petroleum Engineers; provided, that so long as such audit covers at least 85% of the total value of Proved Reserves set forth in such Reserve Report, the remaining value may be covered by a report prepared by or under the supervision of the chief engineer of the Borrower or (ii) by one or more Approved Petroleum Engineers; provided, so long as such report covers at least 85% of the total value of Proved Reserves set forth in such Reserve Report, the remaining value may be covered by a report prepared by or under the supervision of the chief engineer of the Borrower.

(b) In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent a Reserve Report prepared by one or more Approved Petroleum Engineers or by or under the supervision of the chief engineer of the Borrower or by the Borrower. For any Interim Redetermination pursuant to Section 2.14(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent, as soon as possible, but in any event no later than 30 days, in the case of any Interim Redetermination requested by the Borrower or 45 days, in the case of any Interim Redetermination requested by the Administrative Agent or the Lenders, following the receipt of such request.

(c) Notwithstanding anything in this Agreement to the contrary, during any Investment Grade Period, the Borrower will not be required to comply with clauses (a) and (b) of this Section 9.13 so long as the Borrower has either (i) a Rating from Moody’s of Baa3 or better or (ii) a Rating from S&P of BBB- or better.

9.14 Title Information. Upon the Administrative Agent’s request at any time a Default shall have occurred and is continuing, the Borrower will, and will cause each Restricted Subsidiary to, deliver to the Administrative Agent such evidence of title as the Administrative Agent shall deem reasonably necessary or appropriate to verify (a) the ownership of 80% of the Mortgaged Present Value and (b) the validity, perfection and priority of the Liens created by the Mortgages and such other matters regarding such Mortgages as the Administrative Agent shall reasonably request; provided that the Borrower will not be required to comply with this Section 9.14 during any Investment Grade Period.

9.15 Commodity Exchange Act Keepwell Provisions. The Borrower hereby guarantees the payment and performance of all Obligations of each Credit Party (other than Borrower) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Credit Party (other than the Borrower) in order for such Credit Party to honor its obligations under its respective Guaranty Agreement including obligations with respect to Hedge Agreements (provided, however, that the Borrower shall only be liable under this Section 9.15 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.15, or otherwise under this Agreement or any Credit Document, as it relates to such other Credit Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 9.15 shall remain in full force and effect until all Obligations are paid in full to the Lenders, the Administrative Agent and all other Secured Parties, and all of the Commitments are terminated. The Borrower intends that this Section 9.15 constitute, and this Section 9.15 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

9.16 Post-Closing Covenant.

On or prior to the date that is sixty (60) days following delivery of drafts thereof to the Borrower (or such later date as agreed to by the Administrative Agent), the Borrower shall have executed and delivered to the Administrative Agent amendments to existing Mortgages as necessary to reflect the amendment and restatement of the Existing Credit Agreement.

SECTION 10.	Negative Covenants.

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Total Commitment and each Letter of Credit have terminated (unless such Letters of Credit have been collateralized on terms and conditions reasonably satisfactory to the Letter of Credit Issuer following the termination of the Total Commitment) and the Loans and Unpaid Drawings, together with interest, fees and all other Obligations incurred hereunder (other than Hedging Obligations under Secured Hedge Agreements, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations not then due and payable), are paid in full:

10.1 Limitation on Indebtedness. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than the following:

(a) Indebtedness arising under the Credit Documents;

(b) Indebtedness (including Guarantee Obligations thereunder) in respect of the Senior Notes and any fees, underwriting discounts, premiums and other costs and expenses incurred in connection with the foregoing and any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;

(c) Indebtedness of (i) the Borrower or any Guarantor owing to the Borrower or any Subsidiary; provided that any such Indebtedness owing by a Credit Party to a Subsidiary that is not a Guarantor shall be permitted so long as such Indebtedness is evidenced by an intercompany note and subject to subordination terms acceptable to the Administrative Agent, to the extent permitted by Requirements of Law and not giving rise to material adverse tax consequences, (ii) any Subsidiary that is not a Guarantor owing to any other Subsidiary that is not a Guarantor and (iii) to the extent permitted by Section 10.5, any Subsidiary that is not a Guarantor owing to the Borrower or any Guarantor;

(d) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);

(e) subject to compliance with Section 10.5, Guarantee Obligations incurred by (i) Restricted Subsidiaries in respect of Indebtedness of the Borrower or other Restricted Subsidiaries that is permitted to be incurred under this Agreement (except that a Restricted Subsidiary that is not a Credit Party may not, by virtue of this Section 10.1(e) guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 10.1) and (ii) the Borrower in respect of Indebtedness of Restricted Subsidiaries that is permitted to be incurred under this Agreement; provided that (A) if the Indebtedness being guaranteed under this Section 10.1(e) is subordinated to the Obligations, such Guarantee Obligations shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness and (B) no guarantee by any Restricted Subsidiary of any Permitted Additional Debt (or Indebtedness under clause (b) above) shall be permitted unless such Restricted Subsidiary shall have also provided a guarantee of the Obligations substantially on the terms set forth in the Guarantee;

(f) Guarantee Obligations (i) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors, licensees or sublicensees or (ii) otherwise constituting Investments permitted by Sections 10.5(d), (h), (o), (p) and (q);

(g) (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred within 270 days of the acquisition, construction, lease, repair, replacement, expansion or improvement of fixed or capital assets to finance the acquisition, construction, lease, repair, replacement expansion, or improvement of such fixed or capital assets; (ii) Indebtedness arising under Capital Leases, other than (A) Capital Leases in effect on the Closing Date and (B) Capital Leases entered into pursuant to subclause (i) above (provided that, in the case of each of the foregoing subclauses (i) and (ii), the Borrower shall be in compliance on a pro forma basis after giving effect to the incurrence of such Indebtedness with the Financial Performance Covenants, as such covenants are recomputed as at the last day of the most recently ended Test Period as if such incurrence had occurred on the first day of such Test Period); and (iii) any Permitted Refinancing Indebtedness issued or incurred to Refinance any such Indebtedness;

(h) Indebtedness outstanding on the date hereof listed on Schedule 10.1 and any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;

(i) (i) Indebtedness of a Person or Indebtedness attaching to the assets of a Person that, in either case, becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person or any of its Subsidiaries) or Indebtedness attaching to the assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Closing Date as the result of a Permitted Acquisition; provided that:

(A) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof,

(B) such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries),

(C) (1) the Stock of such Person is pledged to the Administrative Agent to the extent required under Section 9.10(b) and (2) such Person executes a supplement to each of the Guarantee and the Pledge Agreement, in each case to the extent required under Section 9.10; provided that the assets covered by such pledges and security interests may, to the extent permitted by Section 10.2, equally and ratably secure such Indebtedness assumed with the Secured Parties subject to intercreditor arrangements in form and substance reasonably satisfactory to the Administrative Agent; provided, further, that the requirements of this clause (C) shall not apply to any Indebtedness of the type that could have been incurred under Section 10.1(g), and

(D) after giving effect to the assumption of any such Indebtedness, to such acquisition and to any related pro forma adjustment, the Borrower shall be in compliance on a pro forma basis with the Financial Performance Covenants, as such covenants are recomputed as at the last day of the most recently ended Test Period as if such assumption and acquisition had occurred on the first day of such Test Period; and

(ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(j) (i) Indebtedness incurred to finance a Permitted Acquisition; provided that:

(A) (1) the Stock of the Person acquired is pledged to the Administrative Agent to the extent required under Section 9.10(b) and (2) such Person executes a supplement to each of the Guarantee and the Pledge Agreement and delivers any other Security Documents, in each case, to the extent required under Section 9.10;

(B) after giving effect to the incurrence of any such Indebtedness, to such acquisition and to any related pro forma adjustment, the Borrower shall be in compliance on a pro forma basis with the Financial Performance Covenants, as such covenant are recomputed as at the last day of the most recently ended Test Period as if such incurrence and acquisition had occurred on the first day of such Test Period;

(C) the maturity of such Indebtedness is not earlier than, and no mandatory repayment or redemption (other than customary change of control or asset sale offers or upon any event of default) is required prior to, 91 days after the Maturity Date (determined at the time of issuance or incurrence); and

(D) such Indebtedness is not guaranteed in any respect by the Borrower or any Subsidiary Guarantor except to the extent permitted under Section 10.5; and

(ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(k) Indebtedness consisting of secured financings by a Foreign Subsidiary in which no Credit Party’s assets are used to secure such Indebtedness;

(l) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business or consistent with past practice, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice;

(m) (i) other additional Indebtedness and (ii) any Permitted Refinancing Indebtedness issued as incurred to Refinance such Indebtedness; provided that the aggregate principal amount of Indebtedness outstanding at any time pursuant to this clause (m) shall not at the time of incurrence thereof and after giving pro forma effect thereto and the use of proceeds thereof, exceed the greater of $500,000,000 and 4.5% of Consolidated Total Assets (measured as of the date such Indebtedness is incurred based upon the financial statements most recently available prior to such date);

(n) Indebtedness in respect of Permitted Additional Debt and any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness; provided that after giving effect to the incurrence or issuance thereof, the Borrower shall be in compliance on a pro forma basis with the Financial Performance Covenants as such covenant are recomputed as of the last day of the most recently ended Test Period as if such incurrence or issuance had occurred on the first day of such Test Period;

(o) Cash Management Obligations, Cash Management Services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business;

(p) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(q) Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case entered into in connection with Permitted Acquisitions, other Investments and the Disposition of any business, assets or Stock permitted hereunder;

(r) Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) obligations to pay insurance premiums or insurance premium financing or (ii) obligations contained in firm transportation or supply agreements or other take or pay contracts, in each case arising in the ordinary course of business;

(s) Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower (or, to the extent such work is done for the Borrower or its Subsidiaries, any direct or indirect parent thereof) and the Restricted Subsidiaries incurred in the ordinary course of business;

(t) Indebtedness consisting of promissory notes issued by the Borrower or any Guarantor to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) permitted by Section 10.6;

(u) Indebtedness consisting of obligations of the Borrower and the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions, Permitted Acquisitions or any other Investment permitted hereunder;

(v) Indebtedness associated with bonds or surety obligations required by Requirements of Law or by Governmental Authorities in connection with the operation of Oil and Gas Properties in the ordinary course of business;

(w) Indebtedness consisting of the undischarged balance of any Production Payment, subject to adjustment of the Borrowing Base as set forth in Section 2.14(e) to the extent required under Section 10.4(b); and

(x) all premiums (if any), interest (including post-petition interest), fees, expenses, charges, and additional or contingent interest on obligations described in clauses (a) through (w) above.

10.2 Limitation on Liens. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a) Liens arising under the Credit Documents to secure the Obligations (including Liens contemplated by Section 3.8) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(b) Permitted Liens;

(c) (x) Liens (including liens arising under Capital Leases to secure Capitalized Lease Obligations) securing Indebtedness permitted pursuant to Section 10.1(g); provided that (i) such Liens attach concurrently with or within 270 days after the acquisition, lease, repair, replacement, construction, expansion or improvement (as applicable) being financed with such Indebtedness, (ii) other than the property financed by such Indebtedness, such Liens do not at any time encumber any property, except for replacements thereof and accessions and additions to such property and the proceeds and the products thereof and customary security deposits and (iii) with respect to Capital Leases, such Liens do not at any time extend to or cover any assets (except for accessions and additions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capital Leases; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender, and (y) on any date that is not during an Investment Grade Period, Liens on the assets of a Restricted Subsidiary that is not a Credit Party securing Indebtedness permitted pursuant to Section 10.1(m);

(d) Liens existing on the date hereof; provided that any Lien securing Indebtedness in excess of (i) $5,000,000 individually or (ii) $10,000,000 in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (d) that are not listed on Schedule 10.2) shall only be permitted to the extent such Lien is listed on Schedule 10.2;

(e) (i) the modification, replacement, extension or renewal of any Lien permitted by clauses (a), (b), (c), (d), (f), (s), (t), (u) and (x) of this Section 10.2 upon or in the same assets theretofore subject to such Lien or upon or in after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) in the case of Liens permitted by clauses (f) and (s), the Indebtedness secured by such Lien requires or includes a pledge of after-acquired property (it being understood that such Lien may not extend to property that would not have been encumbered thereby but for such acquisition) and (C) the proceeds and products thereof or (ii) on any date that is not during an Investment Grade Period, Liens securing Indebtedness incurred in replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder) of secured Indebtedness, to the extent the replacement, extension or renewal of the Indebtedness secured thereby is permitted by Section 10.1;

(f) On any date that is not during an Investment Grade Period, Liens existing on the assets of any Person that becomes a Subsidiary, or existing on assets acquired, pursuant to a Permitted Acquisition to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1(i); provided that such Liens attach at all times only to the same assets that such Liens (or upon or in after-acquired property that is (i) affixed or incorporated into the property covered by such Lien, (ii) after-acquired property subject to a Lien securing Indebtedness permitted under Section 10.1(i), the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof) attached to, and secure only, the same Indebtedness or obligations (or any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness permitted by Section 10.1) that such Liens secured, immediately prior to such Permitted Acquisition;

(g) On any date that is not during an Investment Grade Period, Liens placed upon the Stock and Stock Equivalents of any Person that becomes a Restricted Subsidiary pursuant to a Permitted Acquisition, or the assets of such a Restricted Subsidiary, in each case, to secure Indebtedness incurred pursuant to Section 10.1(j); provided that such Liens attach at all times only to the Stock and Stock Equivalents or assets so acquired;

(h) Liens securing Indebtedness or other obligations (i) of the Borrower or a Restricted Subsidiary in favor of a Credit Party and (ii) of any Restricted Subsidiary that is not a Credit Party in favor of any Restricted Subsidiary that is not a Credit Party;

(i) Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off);

(j) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 10.5 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a transaction permitted under Section 10.4, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(l) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.5;

(m) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage and securities accounts (and the assets therein) incurred in the ordinary course of business and not for speculative purposes;

(n) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance or incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(o) Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(p) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(q) Liens in respect of Production Payments, subject to adjustment of the Borrowing Base as set forth in Section 2.14(e) to the extent required under Section 10.4(b);

(r) the prior right of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(s) agreements to subordinate any interest of the Borrower or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(t) Liens on Stock in a joint venture that does not constitute a Restricted Subsidiary securing obligations of such joint venture so long as the assets of such joint venture do not constitute Collateral;

(u) Liens securing any Indebtedness permitted by Section 10.1(k);

(v) Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9607(l), or other Environmental Law, unless such Lien (i) by action of the lienholder, or by operation of law, takes priority over any Liens arising under the Credit Documents on the property upon which it is a Lien, and (ii) relates to a liability of the Borrower or any Restricted Subsidiary that is reasonably likely to exceed $5,000,000;

(w) On any date that is not during an Investment Grade Period, Liens on any property of the Borrower or any Restricted Subsidiary, other than property or assets securing the Obligations or any Borrowing Base Properties, to secure Indebtedness and obligations of the Borrower or such Restricted Subsidiary under Hedge Agreements permitted under Section 10.10 with counterparties other than a Hedge Bank; and

(x) Additional Liens on property not constituting Borrowing Base Properties so long as the aggregate principal amount of the obligations secured thereby at the time of the incurrence thereof and after giving pro forma effect thereto and the use of proceeds thereof, does not exceed the greater of $150,000,000 and 1.50% of Consolidated Total Assets (measured as of the date such Lien or the obligations secured is incurred based upon the financial statements most recently available prior to such date).

10.3 Limitation on Fundamental Changes. Except as permitted by Sections 10.4 or 10.5, the Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all its business units, assets or other properties, except that:

(a) any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower; provided that (i) the Borrower shall be the continuing or surviving Person or, in the case of a merger, amalgamation or consolidation with or into the Borrower, the Person formed by or surviving any such merger, amalgamation or consolidation (if other than the Borrower) shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Borrowing Base Deficiency, Default or Event of Default has occurred and is continuing at the date of such merger, amalgamation or consolidation or would result from such consummation of such merger, amalgamation or consolidation, and (iv) if such merger, amalgamation or consolidation involves the Borrower and a Person that, prior to the consummation of such merger, amalgamation or consolidation, is not a Subsidiary of the Borrower (A) the Successor Borrower shall be in compliance, on a pro forma basis after giving effect to such merger, amalgamation or consolidation, with the Financial Performance Covenants, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger, amalgamation or consolidation had occurred on the first day of such Test Period, (B) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is the Borrower, shall have by a supplement to the Guarantee confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (C) each Subsidiary pledgor, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is the Borrower, shall have by a supplement to the Credit Documents confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (D) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation or unless the Successor Borrower is the Borrower, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (E) the

Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and any supplements to the Credit Documents preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents, (F) if reasonably requested by the Administrative Agent, an opinion of counsel shall be required to be provided to the effect that such merger, amalgamation or consolidation does not violate this Agreement or any other Credit Document and that the Credit Documents are enforceable against the Successor Borrower; and (G) such merger, amalgamation or consolidation shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 10.5; provided, further, that if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement;

(b) any Subsidiary of the Borrower or any other Person (other than the Borrower) may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guarantee, the Pledge Agreement and any applicable Mortgage, each in form and substance reasonably satisfactory to the Administrative Agent in order for the surviving Person to become a Guarantor and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties, (iii) no Borrowing Base Deficiency, Default or Event of Default has occurred and is continuing on the date of such merger, amalgamation or consolidation or would result from the consummation of such merger, amalgamation or consolidation and (iv) if such merger, amalgamation or consolidation involves a Subsidiary and a Person that, prior to the consummation of such merger, amalgamation or consolidation, is not a Restricted Subsidiary of the Borrower, (A) the Borrower shall be in compliance, on a pro forma basis after giving effect to such merger, amalgamation or consolidation, with the Financial Performance Covenants, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger, amalgamation or consolidation had occurred on the first day of such Test Period, (B) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and such supplements to any Credit Document preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents (if involving a Guarantor) and (C) such merger, amalgamation or consolidation shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 10.5;

(c) any Restricted Subsidiary that is not a Guarantor may (i) merge, amalgamate or consolidate with or into any other Restricted Subsidiary and (ii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, a Guarantor or any other Restricted Subsidiary of the Borrower;

(d) any Subsidiary Guarantor may (i) merge, amalgamate or consolidate with or into any other Subsidiary Guarantor, (ii) merge, amalgamate or consolidate with or into any other Subsidiary which is not a Guarantor or Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Subsidiary that is not a Guarantor; provided that if such Subsidiary Guarantor is not the surviving entity, such merger, amalgamation or consolidation shall be deemed to be, and any such Disposition shall be, an “Investment” and subject to the limitations set forth in Section 10.5 and (iii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Guarantor;

(e) any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Credit Party, any assets or business of such Restricted Subsidiary not otherwise Disposed of or transferred in accordance with Section 10.4 or 10.5 or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution; and

(f) to the extent that no Borrowing Base Deficiency, Default or Event of Default would result from the consummation of such Disposition, the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 10.4.

10.4 Limitation on Sale of Assets. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, (x) convey, sell, lease, sell and leaseback, assign, farm-out, transfer or otherwise dispose (each of the foregoing a “Disposition”) of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired or (y) sell to any Person (other than the Borrower or a Guarantor) any shares owned by it of any Restricted Subsidiary’s Stock and Stock Equivalents, except that:

(a) the Borrower and the Restricted Subsidiaries may Dispose of (i) inventory and other goods held for sale, including Hydrocarbons, obsolete, worn out, used or surplus equipment, vehicles and other assets (other than accounts receivable) in the ordinary course of business (including equipment that is no longer necessary for the business of the Borrower or its Restricted Subsidiaries or is replaced by equipment of at least comparable value and use), (ii) Permitted Investments, and (iii) assets for the purposes of charitable contributions or similar gifts to the extent such assets are not material to the ability of the Borrower and its Restricted Subsidiaries, taken as a whole, to conduct its business in the ordinary course;

(b) the Borrower and the Restricted Subsidiaries may Dispose of any Oil and Gas Properties or any interest therein or the Stock or Stock Equivalents of any Restricted Subsidiary owning Oil and Gas Properties (and including, but without limitation, Dispositions in respect of Production Payments and in connection with net profits interests, operating agreements, farm-ins, joint exploration and development agreements and other agreements customary in the oil and gas industry for the purpose of developing such Oil and Gas Properties); provided that such Disposition is for Fair Market Value; provided, further, that if such Disposition of Oil and Gas Properties or of any Stock or Stock Equivalents of any Restricted Subsidiary owning Oil and Gas Properties involves Borrowing Base Properties included in the most recently delivered Reserve Report and the aggregate PV-9 (calculated at the time of such Disposition) of all such Borrowing Base Properties Disposed pursuant to this clause (b), when aggregated with the Hedge PV (as calculated at the time of any such termination or creation of off-setting positions) of terminated and/or offsetting positions that were relied upon by the Lenders in determining the Borrowing Base (as calculated at the time of any such termination or creation of offsetting positions and after taking into account any other Hedge Agreement entered into since the later of clause (i) or (ii) below, as applicable), since the later of (i) the last Redetermination Date and (ii) the last adjustment of the Borrowing Base made pursuant to Section 2.14(e) exceeds 10% of the then-effective Borrowing Base, then such Disposition may be consummated so long as the Borrower shall have provided notice to the Administrative Agent of such Disposition and the Borrowing Base Properties so Disposed no later than five Business Days prior to the date of consummation of any such Disposition, and the Borrowing Base shall be adjusted in accordance with the provisions of Section 2.14(e); provided, further, that to the extent that the Borrower is notified by the Administrative Agent that a Borrowing Base Deficiency could result from an adjustment to the Borrowing Base resulting from such Disposition, after the consummation of such Disposition(s), the Borrower shall have received net cash proceeds, or shall have cash on hand, sufficient to eliminate any such potential Borrowing Base Deficiency;

(c) the Borrower and the Restricted Subsidiaries may Dispose of property or assets to the Borrower or to a Restricted Subsidiary; provided that if the transferor of such property is a Credit Party (i) the transferee thereof must either be a Credit Party or (ii) such transaction is permitted under Section 10.5;

(d) the Borrower and any Restricted Subsidiary may effect any transaction permitted by Section 10.3, 10.5 or 10.6;

(e) the Borrower and the Restricted Subsidiaries may lease, sublease, license or sublicense (on a non-exclusive basis with respect to any intellectual property) real, personal or intellectual property in the ordinary course of business;

(f) Dispositions constituting like-kind exchanges of Borrowing Base Properties to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or the proceeds of such Disposition are applied to the purchase price of such replacement property, in each case under Section 1031 of the Code or otherwise, and (ii) after giving effect to such Disposition, the difference between (x) the Borrowing Base in effect immediately prior to such Disposition minus (y) the PV-9 (calculated at the time of such Disposition) of the Borrowing Base Properties Disposed of since the later of (A) the last Redetermination Date and (B) the last adjustment of the Borrowing Base made pursuant to Section 2.14(e), exceeds the Loan Limit in effect immediately prior to such Disposition;

(g) Dispositions of Hydrocarbon Interests to which no Proved Reserves are attributable and farm-outs of undeveloped acreage to which no Proved Reserves are attributable and assignments in connection with such farm-outs;

(h) Dispositions of Investments in joint ventures (regardless of the form of legal entity) to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements to the extent the same would be permitted under Section 10.5(h);

(i) transfers of property subject to (i) a Casualty Event or in connection with any condemnation proceeding with respect to Collateral upon receipt of the net cash proceeds of such Casualty Event or condemnation proceeding or (ii) in connection with any Casualty Event or any condemnation proceeding, in each case with respect to property that does not constitute Collateral;

(j) Dispositions of accounts receivable (i) in connection with the collection or compromise thereof, (ii) in connection with a Disposition of a Restricted Subsidiary permitted hereunder or (iii) otherwise if no Default exists;

(k) the unwinding, terminating and/or offsetting of any Hedge Agreement (a “Hedge Termination”) (subject to the terms of Section 2.14(e)); provided, that if the Hedge PV of the unwound, terminated and/or offsetting positions that were relied upon by the Lenders in determining the Borrowing Base (as calculated at the time of any such Hedge Termination and after taking into account any other Hedge Agreement entered into since the later of clause (i) or (ii) below, as applicable) when aggregated with the aggregate PV-9 of all Borrowing Base Properties Disposed pursuant to clause (b) above (calculated at the time of such Disposition) included in the most recently delivered Reserve Report, since the later of (i) the last Redetermination Date and (ii) the last adjustment of the Borrowing Base made pursuant to Section 2.14(e), exceeds 10% of the then-effective Borrowing Base, then such Hedge

Termination may be consummated so long as the Borrower shall have provided notice to the Administrative Agent of such Hedge Termination no later than five Business Days prior to the date of consummation of any such Hedge Termination, and the Borrowing Base shall be adjusted in accordance with the provisions of Section 2.14(e); provided, further, that to the extent that the Borrower is notified by the Administrative Agent that a Borrowing Base Deficiency could result from an adjustment to the Borrowing Base resulting from such Hedge Termination, after the consummation of such Hedge Termination, the Borrower shall have received net cash proceeds, or shall have cash on hand, sufficient to eliminate any such potential Borrowing Base Deficiency;

(l) Dispositions of Oil and Gas Properties and other assets not included in the Borrowing Base;

(m) Disposition of any asset between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (l) above; and

(n) On any date during an Investment Grade Period, any Disposition provided that after giving pro forma effect to such Disposition no Default or Event of Default would result therefrom (including that the Borrower shall be in compliance with Section 10.11(a) and Section 10.11(b), in each case, on a pro forma basis after giving effect to such Disposition, as such covenants are recomputed as at the last day of the most recently ended Test Period as if such Disposition had occurred on the first day of such Test Period).

10.5 Limitation on Investments. The Borrower will not, and will not permit any of the Restricted Subsidiaries, to make any Investment except:

(a) extensions of trade credit and purchases of assets and services (including purchases of inventory, supplies and materials) in the ordinary course of business;

(b) Investments in assets that constituted Permitted Investments at the time such Investments were made;

(c) loans and advances to officers, directors, employees and consultants of the Borrower (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances), (ii) in connection with such Person’s purchase of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof; provided that, to the extent such loans and advances are made in cash, the amount of such loans and advances used to acquire such Stock or Stock Equivalents shall be contributed to the Borrower in cash) and (iii) for purposes not described in the foregoing subclauses (i) and (ii); provided that the aggregate principal amount outstanding pursuant to subclause (iii) shall not exceed $20,000,000;

(d) (i) Investments existing on, or made pursuant to legally binding written commitments in existence on, the Closing Date as set forth on Schedule 10.5, (ii) Investments existing on the Closing Date of the Borrower or any Subsidiary in any other Subsidiary and (iii) any extensions, renewals or reinvestments thereof, so long as the amount of any Investment made pursuant to clause (d)(i) is not increased at any time above the amount of such Investment set forth on Schedule 10.5;

(e) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(f) Investments to the extent that payment for such Investments is made with Stock or Stock Equivalents (other than Disqualified Stock not otherwise permitted by Section 10.1) of the Borrower (or any direct or indirect parent thereof);

(g) Investments in Unrestricted Subsidiaries (provided that no Event of Default shall then exist and, to the extent such Investment is made in the form of a transfer of assets other than cash or Permitted Investments, the Borrower shall be in compliance with the Financial Performance Covenants on a pro forma basis after giving effect to such Investment, as such covenants are recomputed as at the last day of the most recently ended Test Period as if such Investment had occurred on the first day of such Test Period);

(h) Investments (including but not limited to (i) Permitted Acquisitions and (ii) Investments in respect of royalty trusts and master limited partnerships), in each case valued at the Fair Market Value (determined by the Borrower acting in good faith) of such Investment at the time each such Investment is made, in an aggregate amount pursuant to this Section 10.5(h) that, at the time each such Investment is made, would not exceed the sum of (A) the greater of (1) $125,000,000 and (2) 1.25% of Consolidated Total Assets (measured as of the date such Investment is made based upon the financial statements most recently available prior to such date) plus (B) the Applicable Equity Amount at such time plus (C) to the extent not otherwise included in the determination of the Applicable Equity Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the Fair Market Value of such Investment at the time such Investment was made); provided that the foregoing limits shall not apply during the period in which, and Investments may be made pursuant to this Section 10.5(h) without limit at any such time during which, after giving pro forma effect to the making of any such Investment, (1) no Event of Default shall have occurred and be continuing and (2) Liquidity is not less than 10% of the then effective Loan Limit (on a pro forma basis after giving effect to such Investment); provided, further, that intercompany current liabilities incurred in the ordinary course of business and consistent with past practices, in connection with the cash management operations of the Borrower and the Subsidiaries shall not be included in calculating any limitations in this paragraph at any time;

(i) Investments constituting non-cash proceeds of Dispositions of assets to the extent such Disposition is permitted by Section 10.4;

(j) Investments made to repurchase or retire Stock or Stock Equivalents of the Borrower or any direct or indirect parent thereof owned by any employee or any stock ownership plan or key employee stock ownership plan of the Borrower (or any direct or indirect parent thereof);

(k) loans and advances to any direct or indirect parent of the Borrower in lieu of, and not in excess of the amount of, Restricted Payments to the extent permitted to be made to such parent in accordance with Section 10.6;

(l) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(m) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(n) advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business;

(o) guarantee obligations of the Borrower or any Restricted Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(p) Investments held by a Person acquired (including by way of merger or consolidation) after the Closing Date otherwise in accordance with this Section 10.5 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(q) Investments in Industry Investments and in interests in additional Oil and Gas Properties and gas gathering systems related thereto or Investments related to farm-out, farm-in, joint operating, joint venture, joint development or other area of mutual interest agreements, other similar industry investments, gathering systems, pipelines or other similar oil and gas exploration and production business arrangements whether through direct ownership or ownership through a joint venture or similar arrangement;

(r) Investments in Hedge Agreements permitted by Section 10.1 and Section 10.10;

(s) Investments consisting of Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 10.1, 10.3, 10.4 and 10.6 (other than 10.6(c)); and

(t) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business.

10.6 Limitation on Restricted Payments. The Borrower will not pay any dividends (other than Restricted Payments payable solely in its Stock that is not Disqualified Stock) or return any capital to its equity holders or make any other distribution, payment or delivery of property or cash to its equity holders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Stock or Stock Equivalents or the Stock or Stock Equivalents of any direct or indirect parent now or hereafter outstanding, or set aside any funds for any of the foregoing purposes, or permit any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 10.5) any Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof), now or hereafter outstanding (all of the foregoing, “Restricted Payments”); except that:

(a) the Borrower may redeem in whole or in part any of its Stock or Stock Equivalents in exchange for another class of its Stock or Stock Equivalents or with proceeds from substantially concurrent equity contributions or issuances of new Stock or Stock Equivalents; provided that such new Stock or Stock Equivalents contain terms and provisions at least as advantageous to the Lenders in all material respects to their interests as those contained in the Stock or Stock Equivalents redeemed thereby, and the Borrower may pay Restricted Payments payable solely in the Stock and Stock Equivalents (other than Disqualified Stock not otherwise permitted by Section 10.1) of the Borrower;

(b) the Borrower may (i) redeem, acquire, retire or repurchase shares of its Stock or Stock Equivalents held by any present or former officer, manager, consultant, director or employee (or their respective Affiliates, estates, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees or immediate family members) of the Borrower and its Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership, benefit or incentive plan or agreement, equity subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that, with respect to non-discretionary repurchases, acquisitions, retirements or redemptions pursuant to the terms of any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership, benefit or incentive plan or agreement, equity subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement, the aggregate amount of all cash paid in respect of all such shares of Stock or Stock Equivalents so redeemed, acquired, retired or repurchased in any calendar year does not exceed the $50,000,000; and (ii) pay Restricted Payments in an amount equal to withholding or similar Taxes payable or expected to be payable by any present or former employee, director, manager or consultant (or their respective Affiliates, estates or immediate family members) and any repurchases of Stock or Stock Equivalents in consideration of such payments including deemed repurchases in connection with the exercise of stock options so long as the amount of such payments made during any calendar year does not exceed $50,000,000 in the aggregate; provided that the amount of Restricted Payments permitted to be made pursuant to this clause (ii) in respect of any calendar year shall be increased by the unused amount of Restricted Payments that were permitted to be made pursuant to this clause (ii) during the immediately preceding calendar year without giving effect to any carryover amount from prior calendar years (with such Restricted Payments being deemed to use first, the $50,000,000 permitted for such for such calendar year and, second, any amount carried forward to such calendar year);

(c) to the extent constituting Restricted Payments, the Borrower may make Investments permitted by Section 10.5;

(d) to the extent constituting Restricted Payments, the Borrower may enter into and consummate transactions expressly permitted by any provision of Section 10.3;

(e) the Borrower may repurchase Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) upon exercise of stock options or warrants if such Stock or Stock Equivalents represents all or a portion of the exercise price of such options or warrants;

(f) the Borrower or any of the Restricted Subsidiaries may (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination thereof or any Permitted Acquisition and (ii) so long as, after giving pro forma effect thereto, (A) no Default or Event of Default shall have occurred and be continuing and (B) no Borrowing Base Deficiency exists, honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(g) the Borrower may pay any Restricted Payment within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(h) so long as, after giving pro forma effect thereto, together with any concurrent Restricted Payments being paid under this Section 10.6(h) and Section 10.6(i), (i) no Event of Default shall have occurred and be continuing, and (ii) the Available Commitment is not less than 10% of the then effective

Loan Limit (on a pro forma basis after giving effect to such Restricted Payment), the Borrower may make, declare and pay additional Restricted Payments without limit in cash or otherwise to the holders of its Stock and Stock Equivalents; provided, that, in the case of any Restricted Payment in the form of assets other than cash, no such Restricted Payment shall be made if a Borrowing Base Deficiency would result from an adjustment to the Borrowing Base resulting from such Restricted Payment (unless the Borrower shall have cash on hand sufficient to eliminate any such potential Borrowing Base Deficiency);

(i) in addition to the foregoing Restricted Payments and so long as no Event of Default shall have occurred and be continuing or would result therefrom and after giving effect to the making of any such Restricted Payment, together with any concurrent Restricted Payments being paid under Section 10.6(h) and this Section 10.6(i), the Borrower shall be in compliance on a pro forma basis with the Financial Performance Covenants as such covenants are re-computed as of the last day of the most recently ended Test Period as if such Restricted Payment had been paid on the first day of such Test Period, the Borrower may declare and pay Restricted Payments in an aggregate amount not to exceed the Applicable Equity Amount at the time such Restricted Payment is paid; and

(j) the Borrower may make payments described in Sections 10.12(a), (c), (d), (e) and (h) (subject to the conditions set out therein).

10.7 Limitations on Debt Payments and Amendments.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, prepay, repurchase or redeem or otherwise defease the Senior Notes or any Permitted Additional Debt comprised of senior subordinated or subordinated Indebtedness (it being understood that payments of regularly scheduled cash interest in respect of the Senior Notes or such Permitted Additional Debt shall be permitted); provided, however, that the Borrower or any Subsidiary may prepay, repurchase, redeem or defease the Senior Notes or any such Permitted Additional Debt (A) with the proceeds of any Permitted Refinancing Indebtedness, (B) by converting or exchanging the Senior Notes or any such Permitted Additional Debt to Stock (other than Disqualified Stock) of the Borrower or any of its direct or indirect parent or (C) so long as, after giving pro forma effect thereto, (1) no Event of Default has occurred and is continuing and (2) Available Commitment is not less than 10% of the then effective Loan Limit (on a pro forma basis after giving effect to such prepayment, repurchase, redemption or defeasance);

(b) The Borrower will not amend or modify the Indenture or the documentation governing any senior subordinated or subordinated Permitted Additional Debt or the terms applicable thereto to the extent that (i) any such amendment or modification, taken as a whole, would be adverse to the Lenders in any material respect or (ii) the provisions of the Indenture or the documentation governing any senior subordinated or subordinated Permitted Additional Debt, as so amended or modified, would not be permitted to be included in the documentation governing any senior subordinated or subordinated Permitted Additional Debt that was issued at such time; and

(c) Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Section 10.7 shall prohibit (i) the repayment or prepayment of intercompany subordinated Indebtedness owed among the Borrower and/or the Restricted Subsidiaries, in either case unless an Event of Default has occurred and is continuing and the Borrower has received a notice from the Administrative Agent instructing it not to make or permit the Borrower and/or the Restricted Subsidiaries to make any such repayment or prepayment, (ii) substantially concurrent transfers of credit positions in connection with intercompany debt restructurings so long as such Indebtedness is permitted by Section 10.1 after giving effect to such transfer or (iii) the prepayment, repurchase, redemption or other defeasance of the Senior Notes or any Permitted Additional Debt comprised of senior subordinated or subordinated Indebtedness with an aggregate amount not to exceed the Applicable Equity Amount (with the Applicable Equity

Amount being re-computed as of the last day of the most recently ended Test Period as if such prepayment, repurchase, redemption or other defeasance had occurred on the first day of such Test Period).

10.8 Negative Pledge Agreements. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into or permit to exist any Contractual Requirement (other than this Agreement or any other Credit Document or any documentation in respect of secured Indebtedness otherwise permitted hereunder) that limits the ability of the Borrower or any Guarantor to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Credit Documents; provided that the foregoing shall not apply to Contractual Requirements that (i)(x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 10.8) are listed on Schedule 10.8 and (y) to the extent Contractual Requirements permitted by clause (x) are set forth in an agreement evidencing Indebtedness or other obligations, are set forth in any agreement evidencing any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness or obligation so long as such Permitted Refinancing Indebtedness does not expand the scope of such Contractual Requirement, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such Contractual Requirements were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, (iii) represent Indebtedness of a Restricted Subsidiary of the Borrower that is not a Guarantor to the extent such Indebtedness is permitted by Section 10.1 so long as such Contractual Requirement applies only to such Subsidiary, (iv) arise pursuant to agreements entered into with respect to any sale, transfer, lease or other Disposition permitted by Section 10.4 and applicable solely to assets under such sale, transfer, lease or other Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 10.5 and applicable solely to such joint venture or otherwise arise in agreements which restrict the Disposition or distribution of assets or property in oil and gas leases, joint operating agreements, joint exploration and/or development agreements, participation agreements and other similar agreements entered into in the ordinary course of the oil and gas exploration and development business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 10.1, but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 10.1 to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) restrict the use of cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) are imposed by Applicable Law, (xiii) exist under any documentation governing any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness but only to the extent such Contractual Requirement was contained in the document evidencing the Indebtedness being refinanced, (xiv) customary net worth provisions contained in real property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligation and (xv) any restrictions regarding licenses or sublicenses by the Borrower and its Restricted Subsidiaries of Intellectual Property in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property).

10.9 Limitation on Subsidiary Distributions. The Borrower will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary that is not a Guarantor to pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary on its Stock or with respect to any other interest or participation in, or measured by, its profits or transfer any property to the Borrower or any Restricted Subsidiary except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Closing Date that are described on Schedule 10.9 or pursuant to the Credit Documents;

(b) the Senior Notes, the Indenture and related guarantees;

(c) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions on transferring the property so acquired;

(d) Requirement of Law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Stock or assets of such Subsidiary;

(g) secured Indebtedness otherwise permitted to be incurred pursuant to Sections 10.1 and 10.2 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to Section 10.1 and either (A) the provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable to the Borrower, taken as a whole, as determined by the board of directors of the Borrower in good faith, than the provisions contained in this Agreement as in effect on the Closing Date or (B) any such encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by the board of directors of the Borrower in good faith, to make scheduled payments of cash interest on the Obligations when due;

(j) customary provisions in joint venture agreements or agreements governing property held with a common owner and other similar agreements or arrangements relating solely to such joint venture or property;

(k) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business; and

(l) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts,

instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower’s board of directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

10.10 Hedge Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Hedge Agreements with any Person other than:

(a) Hedge Agreements entered into with an Approved Counterparty that are non-speculative (including Hedge Agreements entered into to unwind or offset other permitted Hedge Agreements); provided that, at any time other than when, during any Investment Grade Period, the Borrower has both a Rating from Moody’s of Baa3 or better and a Rating from S&P of BBB- or better:

(i) any such Hedge Agreement does not have a term greater than sixty (60) months from the date such Hedge Agreement is entered into;

(ii) at all times, on a net basis, the aggregate notional volume for each of natural gas, natural gas liquids and crude oil, calculated separately, covered by market sensitive Hedge Agreements (other than Excluded Hedges) shall not exceed 90% of the Projected Volume of natural gas, natural gas liquids and crude oil production, calculated separately, for each month in the forthcoming five year period;

(iii) notwithstanding the limitations set forth in clause (ii) of this Section 10.10(a), in contemplation of a Permitted Acquisition, the Borrower and its Restricted Subsidiaries may enter into additional market sensitive Hedge Agreements such that the aggregate notional volumes for each of natural gas, natural gas liquids and crude oil, calculated separately, for each month in the forthcoming five year period covered by such additional market sensitive Hedge Agreements do not exceed 70% of the Projected Volume of natural gas, natural gas liquids and crude oil production, calculated separately, from the estimated reserves to be acquired in such Permitted Acquisition for each month in such forthcoming period; provided such additional Hedge Agreements are entered into (A) on or after the date of execution of a definitive agreement with respect to a proposed Permitted Acquisition, but in any event no earlier than 90 days prior to the proposed closing date of such Permitted Acquisition and (B) in the event such agreement is terminated or such Permitted Acquisition is otherwise not consummated within 90 days after such initial additional market sensitive Hedge Agreements have been entered into (or such longer period as may be reasonably acceptable to the Administrative Agent in the event the proposed closing of such Permitted Acquisition has been delayed beyond what the Borrower originally expected), then within 15 days (or such longer period as the Administrative Agent may agree in its reasonable discretion) after such termination or the end of such 90 day (or longer) period, as applicable, the Borrower shall and shall cause the Restricted Subsidiaries to novate, unwind or otherwise dispose of market sensitive Hedge Agreements to the extent necessary to be in compliance with the limitations set forth in clause (ii) of this Section 10.10(a); and

(iv) notwithstanding the separate calculation requirements for natural gas, natural gas liquids and crude oil in clauses (ii) and (iii) above, so long as the Borrower and the Restricted Subsidiaries properly identify and consistently report such hedges, the Borrower and the Restricted Subsidiaries may utilize crude oil hedges as a substitute for hedging natural gas liquids.

(b) Hedge Agreements entered into with the purpose and effect of (i) fixing or limiting interest rates on a principal amount of indebtedness of any Credit Party that is accruing interest at a variable rate or (ii) obtaining variable interest rates on a principal amount of indebtedness of any Credit Party that is accruing interest at a fixed rate (in each case including Hedge Agreements entered into to unwind or offset other permitted Hedge Agreements), provided that, at any time other than when, during any Investment Grade Period, the Borrower has both a Rating from Moody’s of Baa3 or better and a Rating from S&P of BBB- or better, the aggregate notional amount of such Hedge Agreements does not (on a net basis) exceed 80% of the principal balance of the variable or fixed rate, as the case may be, Indebtedness of the Credit Parties projected to be outstanding at the time such Hedge Agreement is entered into.

(c) It is understood that for purposes of this Section 10.10, the following Hedge Agreements shall not be deemed speculative or entered into for speculative purposes: (i) any commodity Hedging Agreement intended, at inception of execution, to hedge or manage any of the risks related to existing and or forecasted Hydrocarbon production of the Borrower or its Restricted Subsidiaries (whether or not contracted) and (ii) any Hedge Agreement intended, at inception of execution, (A) to hedge or manage the interest rate exposure associated with any debt securities, debt facilities or leases (existing or forecasted) of the Borrower or its Restricted Subsidiaries, (B) for foreign exchange or currency exchange management, (C) to manage commodity portfolio exposure associated with changes in interest rates or (D) to hedge any exposure that the Borrower or its Restricted Subsidiaries may have to counterparties under other Hedge Agreements such that the combination of such Hedge Agreements is not speculative taken as a whole.

(d) Notwithstanding any of the foregoing, the Borrower shall have thirty (30) days following the end of any Investment Grade Period (or such longer period as the Administrative Agent may agree) to enter into Hedge Terminations or otherwise take any other actions necessary to comply with the hedging covenants in this Section 10.10.

10.11 Financial Performance Covenants.

(a) Consolidated Funded Debt to Consolidated EBITDAX Ratio. The Borrower will not permit the Consolidated Funded Debt to Consolidated EBITDAX Ratio as of the last day of any Test Period to be greater than 4.25 to 1.00.

(b) Current Ratio. The Borrower will not permit the ratio of Consolidated Current Assets to Consolidated Current Liabilities as of the last day of any Test Period to be less than 1.00 to 1.00.

(c) Asset Coverage Test. The Borrower will not permit the ratio of the PV-9 of its and its Restricted Subsidiaries’ Oil and Gas Properties reflected in the most recently delivered Reserve Report to Consolidated Funded Debt as of the last day of any Test Period ending during any Investment Grade Period if, as of such date, the Borrower does not have both (i) a Rating from Moody’s of Baa3 or better and (ii) a Rating from S&P of BBB- or better, to be less than 1.50 to 1.00; provided that, for the purposes of this Section 10.11(c), no more than 35% of the Borrower’s and its Restricted Subsidiaries’ Oil and Gas Properties may be attributable to Proved Reserves that are not then categorized as Proved Developed Producing Reserves.

10.12 Transactions with Affiliates. The Borrower will not, and will not permit any of the Restricted Subsidiaries to conduct, any material transaction with any of its Affiliates (other than the Borrower and the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction) on terms other than those that are substantially as favorable to the Borrower or such Restricted Subsidiary as it would obtain at the time in a comparable arm’s-length transaction with a Person that is not an Affiliate, as determined by the board of directors or managers of the Borrower or such Restricted Subsidiary in good faith; provided that the foregoing restrictions shall not apply to:

(a) the payment of Transaction Expenses;

(b) loans, advances and other transactions between or among the Borrower, any Subsidiary or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower or such Subsidiary, but for the Borrower’s or such Subsidiary’s ownership of Stock or Stock Equivalents in such joint venture or such Subsidiary) to the extent permitted under Section 10.5;

(c) employment and severance arrangements and health, disability and similar insurance or benefit plans between the Borrower (or any direct or indirect parent thereof) and the Subsidiaries and their respective directors, officers, employees or consultants (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Stock or Stock Equivalents pursuant to put/call rights or similar rights with current or former employees, officers, directors or consultants and equity option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the board of directors or managers of the Borrower (or any direct or indirect parent thereof);

(d) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Borrower (or any direct or indirect parent thereof) and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of, or in connection with any services provided to, the Borrower and the Subsidiaries;

(e) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 10.12 or any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect;

(f) Restricted Payments, redemptions, repurchases and other actions permitted under Section 10.6 and Section 10.7;

(g) any issuance of Stock or Stock Equivalents or other payments, awards or grants in cash, securities, Stock, Stock Equivalents or otherwise pursuant to, or the funding of, employment arrangements, equity options and equity ownership plans approved by the board of directors or board of managers of the Borrower (or any direct or indirect parent thereof);

(h) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by companies in the industry of the Borrower and its Subsidiaries;

(i) payments by the Borrower (or any direct or indirect parent thereof) and the Subsidiaries pursuant to tax sharing agreements among the Borrower (and any such parent) and the Subsidiaries on customary terms; provided that payments by Borrower and the Subsidiaries under any such tax sharing agreements shall not exceed the excess (if any) of the amount they would have paid on a standalone basis over the amount they actually pay directly to Governmental Authorities; and

(j) customary agreements and arrangements with oil and gas royalty trusts and master limited partnership agreements that comply with the affiliate transaction provisions of such royalty trust or master limited partnership agreement.

10.13 Change in Business. The Borrower and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business of Industry Investments by the Borrower and its Restricted Subsidiaries and other business activities incidental or reasonably related to any of the foregoing.

10.14 Use of Proceeds.

(a) The Borrower will not, and will not permit any of its Subsidiaries to, use the proceeds of any Loans or Letter of Credit, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

(b) The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 11.	Events of Default

Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1 Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans or any Unpaid Drawings, fees or of any other amounts owing hereunder or under any other Credit Document (other than any amount referred to in clause (a) above).

11.2 Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made.

11.3 Covenants. Any Credit Party shall:

(a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(d)(i), Section 9.5 (solely with respect to the Borrower), Section 9.16 or Section 10; or

(b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice thereof by the Borrower from the Administrative Agent.

11.4 Default Under Other Agreements.

(a) The Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than Indebtedness described in Section 11.1) or Hedge Obligations in excess of $125,000,000, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Hedge Obligations was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, (1) with respect to any Hedge Obligations, termination events or equivalent events pursuant to the terms of the related Hedge Agreements, (2) secured Indebtedness that becomes due as a result of a Disposition (including as a result of Casualty Event and (3) prepayments, tender offers or calls of Indebtedness to the extent permitted under Section 10.1) of the property or assets securing such Indebtedness permitted under this Agreement), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or

(b) without limiting the provisions of clause (a) above, any such Indebtedness or Hedge Obligations shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, (i) with respect to any Hedge Obligations, other than due to a termination event or equivalent event pursuant to the terms of the related Hedge Agreements and (ii) other than secured Indebtedness that becomes due as a result of a Disposition (including as a result of Casualty Event) of the property or assets securing such Indebtedness permitted under this Agreement), prior to the stated maturity thereof.

11.5 Bankruptcy, Etc. The Borrower or any Specified Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy”; or (b) in the case of any Foreign Subsidiary that is a Specified Subsidiary, any domestic or foreign law relating to bankruptcy, judicial management, insolvency, reorganization, administration or relief of debtors in effect in its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against the Borrower or any Specified Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action or, in connection with any such involuntary proceeding or action, the Borrower or any Specified Subsidiary commences any other proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Specified Subsidiary; or a custodian (as defined in the Bankruptcy Code), receiver, receiver manager, trustee or similar person is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any Specified Subsidiary; or there is commenced against the Borrower or any Specified Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or any order of relief or other order approving any such case or proceeding or action is entered; or the Borrower or any Specified Subsidiary suffers any appointment of any custodian, receiver, receiver manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any Specified Subsidiary makes a general assignment for the benefit of creditors.

11.6 ERISA.

(a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan or Multiemployer Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); the Borrower or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan or a Multiemployer Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof);

(b) there results from any event or events set forth in clause (a) of this Section 11.6 the imposition of a lien, the granting of a security interest, or a liability; and

(c) such lien, security interest or liability would be reasonably likely to have a Material Adverse Effect.

11.7 Guarantee. The Guarantee or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any Guarantor or any other Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under the Guarantee.

11.8 Security Documents. At any time other than during an Investment Grade Period, any Mortgage or any other Security Document pursuant to which the assets of the Borrower or any Subsidiary are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof) or any grantor thereunder or any other Credit Party shall deny or disaffirm in writing any grantor’s obligations under the Mortgage or any other Security Document.

11.9 Judgments. One or more monetary judgments or decrees shall be entered against the Borrower or any of the Restricted Subsidiaries involving a liability of $125,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not paid or covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof.

11.10 Change of Control. A Change of Control shall occur.

Then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent may and, upon the written request of the Majority Lenders, shall, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower or any other Credit Party, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a), (b) and (d) below shall occur automatically without the giving of any such notice): (a) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately and any fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (b) declare the principal of and any accrued interest and fees in respect of any or all Loans and any or all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (c) terminate any Letter of Credit that may be terminated in accordance with its terms; and/or (d) at the request of the Required Lenders, direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to the Borrower, it will pay) to the Administrative Agent at the Administrative Agent’s Office such additional amounts of cash, to be held as security for the Borrower’s respective reimbursement obligations for Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding. In addition, after the occurrence and during the continuance of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

Any amount received by the Administrative Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 11.5 shall be applied:

(i) first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in each Person’s capacity as such;

(ii) second, to the Secured Parties, an amount equal to all Obligations due and owing to them on the date of distribution and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amount thereof; and

(iii) third, pro rata to any other Obligations then due and owing; and

(iv) fourth, any surplus then remaining, after all of the Obligations then due shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or its successors or assigns or to whomever may be lawfully entitled to receive the same or as a court of competent jurisdiction may award.

Notwithstanding the foregoing, amounts received from the Borrower or any Credit Party that is not an “eligible contract participant” under the Commodity Exchange Act shall not be applied to any Excluded Hedge Obligations (it being understood, that in the event that any amount is applied to Obligations other than Excluded Hedge Obligations as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause second above from amounts received from “eligible contract participants” under the Commodity Exchange Act to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in clause second above by the holders of any Excluded Hedge Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to clause second above).

SECTION 12.	The Administrative Agent

12.1 Appointment.

(a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 12 (other than Section 12.1(b) with respect to the Joint Lead Arrangers, the Bookrunner, the Co-Syndication Agents and the Co-Documentation Agents and Section 12.9 with respect to the Borrower) are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

(b) Each of the Co-Syndication Agents, the Co-Documentation Agents, the Joint Lead Arrangers and the Bookrunner, each in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.

12.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

12.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein (IT BEING THE INTENTION OF THE PARTIES HERETO THAT THE ADMINISTRATIVE AGENT AND ANY RELATED PARTIES SHALL, IN ALL CASES, BE INDEMNIFIED FOR ITS ORDINARY, COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE)) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any of the Borrower, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of the Borrower or any other Credit Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. The Administrative Agent shall not be under any obligation to any Lender or any Letter of Credit Issuer to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

12.4 Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Majority Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Majority Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable

Requirements of Law. For purposes of determining compliance with the conditions specified in Section 6 and Section 7 on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

12.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

12.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender or any Letter of Credit Issuer. Each Lender and each Letter of Credit Issuer represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower or any other Credit Party that may come into the possession of the Administrative Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Commitments or Loans, as applicable, outstanding in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Commitments, this

Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable to the Administrative Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence, bad faith or willful misconduct as determined by a final judgment of a court of competent jurisdiction (IT BEING THE INTENTION OF THE PARTIES HERETO THAT THE ADMINISTRATIVE AGENT AND ANY RELATED PARTIES SHALL, IN ALL CASES, BE INDEMNIFIED FOR ITS ORDINARY, COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE); provided, further, that no action taken in accordance with the directions of the Majority Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence, bad faith or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from the Administrative Agent gross negligence, bad faith or willful misconduct. The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder.

12.8 Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any other Credit Party as though the Administrative Agent were not the Administrative Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

12.9 Successor Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, each Letter of Credit Issuer and the Borrower. If the Administrative Agent becomes a Defaulting Lender, then such Administrative Agent may be removed as the Administrative Agent at the reasonable request of the Borrower and the Required Lenders. Upon receipt of any such notice of resignation or removal, as the case may be, the Majority Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Default under Section 11.1 or 11.5 is continuing, to appoint a successor, which shall be a bank with an office in the

United States, or an Affiliate of any such bank with an office in the United States. If, in the case of the resignation of the Administrative Agent, no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the Administrative Agent gives notice of its resignation, then the Administrative Agent may on behalf of the Lenders and each Letter of Credit Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Majority Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower (following the effectiveness of such appointment) to the successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 12 (including Section 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.

Any resignation of any Person as Administrative Agent pursuant to this Section shall also constitute its resignation as a Letter of Credit Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer, (b) the retiring Letter of Credit Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.

12.10 Withholding Tax. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this Section 12.10. For the avoidance of doubt, for purposes of this Section 12.10, the term “Lender” includes any Letter of Credit Issuer.

12.11 Security Documents and Guarantee. Each Secured Party hereby further authorizes the Administrative Agent, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents. Subject

to Section 13.1, without further written consent or authorization from any Secured Party, the Administrative Agent may (a) execute any documents or instruments necessary in connection with a Disposition of assets permitted by this Agreement, (b) release any Lien encumbering any item of Collateral that is the subject of such Disposition of assets or with respect to which Majority Lenders (or such other Lenders as may be required to give such consent under Section 13.1) have otherwise consented or (c) release any Guarantor from the Guarantee in connection with a Disposition of such Guarantor permitted hereunder or with respect to which Majority Lenders (or such other Lenders as may be required to give such consent under Section 13.1) have otherwise consented.

12.12 Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee; it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Administrative Agent, and (b) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Majority Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

12.13 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding, constituting an Event of Default under Section 11.5, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel, to the extent due under Section 13.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, to the extent due under Section 13.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 13.	Miscellaneous

13.1 Amendments, Waivers and Releases. Except as expressly set forth herein, neither this Agreement nor any terms hereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Majority Lenders may, or, with the written consent of the Majority Lenders, the Administrative Agent shall, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or (b) waive in writing, on such terms and conditions as the Majority Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce any portion of any Loan or reduce the stated rate (it being understood that only the consent of the Majority Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate or amend Section 2.8(e)), or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment (provided that any Lender, upon the request of the Borrower, may extend the final expiration date of its Commitment without the consent of any other Lender, including the Majority Lenders) or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date unless arrangements which are satisfactory to the applicable Letter of Credit Issuer to Cash Collateralize (or backstop) such Letter of Credit have been made (provided, that no Lenders shall be obligated to fund participations in respect of any Letter of Credit after the Maturity Date), or increase the amount of the Commitment of any Lender (provided that, any Lender, upon the request of the Borrower, may increase the amount of its Commitment without the consent of any other Lender, including the Majority Lenders), or make any Loan, interest, fee or other amount payable in any currency other than Dollars, in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 13.1, or amend or modify any of the provisions of Section 13.8(a) to the extent it would alter the ratable allocation of payments thereunder, or reduce the percentages specified in the definitions of the terms “Majority Lenders”, “Required Lenders” or “Borrowing Base Required Lenders”, consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3) or alter the order of application set forth in the final paragraph of Section 11 or modify any definition used in such final paragraph if the effect thereof would be to alter the order of payment specified therein, in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent, as applicable, or any other former Administrative Agent to whom Section 12 then applies in a manner that directly and adversely affects such Person, or (iv) amend, modify or waive any provision of Section 3 with respect to any Letter of Credit without the written consent of each Letter of Credit Issuer to whom Section 3 then applies in a manner that directly and adversely affects such Person, or (v) release all or substantially all of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee or this Agreement) without the prior written consent of each Lender, or (vi) release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement) without the prior written consent of each Lender, or (vii) amend Section 2.9 so as to permit Interest Period intervals greater than six months without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby, or (viii) increase the Borrowing Base without the written consent of the Borrowing Base Required Lenders (other than Defaulting Lenders), decrease or maintain the Borrowing Base without the written consent of the Required Lenders or otherwise modify Section 2.14(b), (c), (d) or (e) without the written consent of Borrowing Base Required Lenders (other than Defaulting Lenders); provided that a Scheduled Redetermination may be postponed by the Majority Lenders, or (ix) affect the rights or duties of, or any fees or other amounts payable to the Administrative Agent under this Agreement or any other Credit Document without the prior written consent of the Administrative Agent; provided, further, that any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Majority Lenders stating that the Majority Lenders object to such amendment. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

13.2 Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a) if to the Borrower, the Administrative Agent or any Letter of Credit Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent and each Letter of Credit Issuer.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii)(A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

13.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Requirements of Law.

13.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5 Payment of Expenses; Indemnification. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation and execution and delivery of, and any amendment, waiver, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of Norton Rose Fulbright, in its capacity as counsel to the Administrative Agent, and one counsel in each appropriate local jurisdiction (other than any allocated costs of in-house counsel), (b) to pay or reimburse the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent, (c) to pay, indemnify, and hold harmless each Lender, Letter of Credit Issuer and the Administrative Agent from, any and all recording and filing fees and (d) to pay, indemnify, and hold harmless each Lender, Letter of Credit Issuer and the Administrative Agent and their respective Related Parties from and against any and all other liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, whether or not such proceedings are brought by the Borrower, any of its Related Parties or any other third Person, including reasonable and documented fees, disbursements and other charges of one primary counsel for all such Persons, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such Persons, taken as a whole (unless there is an actual or perceived conflict of interest in which case each such Person may, with the consent of the Borrower (not to be unreasonably withheld or delayed) retain its own counsel), with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law (other than by such indemnified person or any of its Related Parties (other than any trustee or advisor)) or to any actual or alleged presence, release or threatened release of Hazardous Materials involving or attributable to the operations of the Borrower, any of its Subsidiaries or any of the Oil and Gas Properties (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to the Administrative Agent or any Lender or any of their respective Related Parties with respect to Indemnified Liabilities to the extent it has been determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of the party to be indemnified or any of its Related Parties (IT BEING THE INTENTION OF THE PARTIES HERETO THAT EACH LENDER, LETTER OF CREDIT ISSUER AND THE ADMINISTRATIVE AGENT AND THEIR RESPECTIVE RELATED PARTIES SHALL, IN ALL CASES, BE INDEMNIFIED FOR ITS ORDINARY COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE), (ii) any material breach of any Credit Document by the party to be indemnified or (iii) disputes, claims, demands, actions, judgments or suits not arising from any act or omission by the Borrower or its Affiliates, brought by an indemnified Person against any other indemnified Person (other than disputes, claims, demands, actions, judgments or suits involving claims against the Administrative Agent in its capacity as such). NO PERSON ENTITLED TO INDEMNIFICATION UNDER CLAUSE (D) OF THIS SECTION 13.5 SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS USED BY THE ADMINISTRATIVE AGENT IS PROVIDED “AS IS” AND “AS AVAILABLE.” NONE OF THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES WARRANT THE ADEQUACY OF SUCH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH ANY COMMUNICATIONS OR ANY TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS. No Person entitled to indemnification under clause (d) of this Section 13.5, nor the Borrower or any of its Subsidiaries, shall have any liability for any special, punitive, indirect, exemplary or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that the foregoing shall not negate the Borrower’s obligations with respect to Indemnified Liabilities. All amounts payable under this Section 13.5 shall be paid within 10 Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expense in reasonable detail. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder. This Section 13.5 shall not apply with respect to any claims for Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.

13.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), except that (i) except as expressly permitted by Section 10.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Letter of Credit Issuer and the Lenders and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may at any time assign to one or more assignees (other than the Borrower, its Subsidiaries or any natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including participations in L/C Obligations) at the time owing to it) with the prior written consent (such consent not be unreasonably withheld or delayed; it being understood that the Borrower shall have the right to withhold or delay its consent to any assignment solely if, in order for such assignment to comply with applicable Requirements of Law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment (1) if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing or (2) to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B) the Administrative Agent and each Letter of Credit Issuer (in each case, not to be unreasonably withheld or delayed).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and increments of $1,000,000 in excess thereof, unless each of the Borrower, each Letter of Credit Issuer and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; provided, further, that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500 payable by the assignor or the assignee; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 13.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest amounts) of the Loans and L/C Obligations and any payment made by the Letter of Credit Issuer under any Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Letter of Credit Issuer and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, each Letter of Credit Issuer and, solely with respect to itself, each other Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.6 (unless waived) and any written consent to such assignment required by clause (b) of this Section 13.6, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Letter of Credit Issuer, sell participations to one or more banks or other entities other than the Borrower or any Subsidiary of the Borrower (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i) or (ii) of the proviso to Section 13.1 that affects such Participant, provided that the Participant shall have no right to consent to any modification to the percentages specified in the definitions of the terms “Majority Lenders”, “Required Lenders” or “Borrowing Base Required Lenders”. Subject to clause (c)(ii) of this Section 13.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, 3.5 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (e) of Section 5.4). To the extent permitted by Requirements of Law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.5 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld); provided that the Participant shall be subject to the provisions in Section 2.12 as if it were an assignee under clauses (a) and (b) of this Section 13.6. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment or for any other reason, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit G evidencing the Loans owing to such Lender.

(e) Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

13.7 Replacements of Lenders under Certain Circumstances.

(a) The Borrower shall be permitted to replace any Lender that (i) requests reimbursement for amounts owing pursuant to Section 2.10, 3.5 or 5.4, (ii) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (iii) becomes a Defaulting Lender, with a replacement bank, lending institution or other financial institution; provided that (A) such replacement does not conflict with any Requirement of Law, (B) no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing at the time of such replacement, (C) the replacement bank or institution shall purchase, at par, all Loans and the Borrower shall pay all other amounts (other than any disputed amounts), pursuant to Section 2.10, 3.5 or 5.4, as the case may be) owing to such replaced Lender prior to the date of replacement, (D) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent (and if a Commitment is being assigned, the Letter of Credit Issuer), (E) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6(b) (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (F) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) (i) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of all of the Lenders affected or the Required Lenders and with respect to which the Majority Lenders shall have granted their consent, or (ii) does not consent to a proposed increase of the Borrowing Base with respect to which the Super-Majority Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent), to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent (and if a Commitment is being assigned, the Letter of Credit Issuer); provided that: (i) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced (other than principal and interest) shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6.

(c) Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 13.7 may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.

13.8 Adjustments; Set-off.

(a) If any Lender (a “benefited Lender”) shall at any time receive any payment in respect of any principal of or interest on all or part of the Loans made by it, or the participations in Letter of Credit Obligations held by it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall (i) notify the Administrative Agent of such fact, and (ii) purchase for cash at face value from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably in accordance with the aggregate principal of and accrued interest on their respective Loans and other amounts owing them; provided, however, that, (A) if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (B) the provisions of this paragraph shall not be construed to apply to (1) any payment made by the Borrower or any other Credit Party pursuant to and in accordance with the express terms of this Agreement and the other Credit Documents, (2) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, Commitments or participations in Drawings to any assignee or participant or (3) any disproportionate payment obtained by a Lender as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments or any increase in the Applicable Margin in respect of Loans or Commitments of Lenders that have consented to any such extension. Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

(b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by Requirements of Law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Requirements of Law, upon any amount becoming due and payable by the Borrower hereunder or under any Credit Document (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower (and the Credit Parties, if applicable) and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission, i.e. a “pdf” or a “tif”), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

13.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11 INTEGRATION. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE AGREEMENT OF THE BORROWER, THE GUARANTORS, THE ADMINISTRATIVE AGENT AND THE LENDERS WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF, AND THERE ARE NO PROMISES, UNDERTAKINGS, REPRESENTATIONS OR WARRANTIES BY THE BORROWER, THE GUARANTORS, THE ADMINISTRATIVE AGENT NOR ANY LENDER RELATIVE TO SUBJECT MATTER HEREOF NOT EXPRESSLY SET FORTH OR REFERRED TO HEREIN OR IN THE OTHER CREDIT DOCUMENTS.

13.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.13 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b) consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Requirements of Law or shall limit the right to sue in any other jurisdiction;

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages; and

(f) agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

13.14 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and the other Credit Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for any of the Borrower, any other Credit Parties or any of their respective Affiliates, equity holders, creditors or employees or any other Person; (iii) neither the Administrative Agent, the Bookrunner, any Joint Lead Arranger, nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent, the Bookrunner, any Joint Lead Arranger or any Lender has advised or is currently advising any of the Borrower, the other Credit Parties or their respective Affiliates on other matters) and none of the Administrative Agent, the Bookrunner, any Joint Lead Arranger or any Lender has any obligation to any of the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent and its Affiliates and each Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and none of the Administrative Agent or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither the Administrative Agent nor any Lender has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.

13.15 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, EACH LETTER OF CREDIT ISSUER AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16 Confidentiality. The Administrative Agent, each other Agent, each Letter of Credit Issuer and each other Lender shall hold all non-public information furnished by or on behalf of the Borrower or any of its Subsidiaries in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender, the Administrative Agent, any Letter of Credit Issuer or such other Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and in any event may make disclosure (a) as required or requested by any Governmental Authority, self-regulatory agency or representative thereof or pursuant to legal process or applicable Requirements of Law, (b) to such Lender’s or the Administrative Agent’s, any Letter of Credit Issuer’s or such other Agent’s attorneys, professional advisors, independent auditors, trustees or Affiliates, in each case who need to know such information in connection with the administration of the Credit Documents and are informed of the confidential nature of such information, (c) to an investor or prospective investor in a securitization that agrees its access to information regarding the Credit Parties, the Loans and the Credit Documents is solely for purposes of evaluating an investment in a securitization and who agrees to treat such information as confidential, (d) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for a securitization and who agrees to treat such information as confidential, (e) to a nationally recognized ratings agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued with respect to a securitization and (f) with the consent of the Borrower; provided that unless specifically prohibited by applicable Requirements of Law, each Lender, the Administrative Agent, each Letter of Credit Issuer and each other Agent shall endeavor to notify the Borrower (without any liability for a failure to so notify the Borrower) of any request made to such Lender, the Administrative Agent, any Letter of Credit Issuer or such other Agent, as applicable, by any governmental, regulatory or self-regulatory agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; provided further that in no event shall any Lender, the Administrative Agent, any Letter of Credit Issuer or any other Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary. In addition, each Lender, the Administrative Agent and each other Agent may provide Confidential Information to prospective Transferees or to any pledgee referred to in Section 13.6 or to prospective direct or indirect contractual counterparties in Hedge Agreements to be entered into in connection with Loans made hereunder as long as such Person is advised of and agrees to be bound by the provisions of this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in the Section 13.16.

13.17 Release of Collateral and Guarantee Obligations.

(a) The Lenders hereby irrevocably agree that the Liens granted to the Administrative Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, as set forth in clauses (b) or (c) below, (ii) upon the Disposition of such Collateral (including as part of or in connection with any other Disposition permitted hereunder) to any Person other than another Credit Party, to the extent such Disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Majority Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee (in accordance with the second succeeding sentence and Section 5.14(b) of the Guarantee) and (vi) as required by the Administrative Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Administrative Agent pursuant to the Security Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that the Guarantors shall be released from the Guarantees upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary or otherwise becoming an Excluded Subsidiary. The Lenders hereby authorize the Administrative Agent to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender. Any representation, warranty or covenant contained in any Credit Document relating to any such Collateral or Guarantor shall no longer be deemed to be repeated.

(b) Notwithstanding anything to the contrary contained herein or in any other Credit Document, when all Obligations (other than (i) Hedging Obligations in respect of any Secured Hedge Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent or indemnification obligations not then due) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not Cash Collateralized or back-stopped, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Credit Document, whether or not on the date of such release there may be any (i) Hedging Obligations in respect of any Secured Hedge Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent or indemnification obligations not then due. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c) Notwithstanding anything to the contrary contained herein or any other Credit Document, upon the Borrower’s election to enter into an Investment Grade Period pursuant to Section 13.23(a) and delivery of the written notice contemplated therein, the Administrative Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral (including, without limitation, the filing of record of mortgage releases and UCC termination statements), and to release all obligations under any Security Document, in each case, within 60 days of the receipt by the Administrative Agent of such notice.

13.18 USA PATRIOT Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow the Administrative Agent and such Lender to identify each Credit Party in accordance with the Patriot Act.

13.19 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

13.20 Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

13.21 Disposition of Proceeds. The Security Documents contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Lenders of all of the Borrower’s or each Guarantor’s interest in and to their as-extracted collateral in the form of production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Documents further provide in general for the application of such proceeds to the satisfaction of the Obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Documents, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.

13.22 Collateral Matters; Hedge Agreements. The benefit of the Security Documents and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available on a pro rata basis to any Person (a) under any Secured Hedge Agreement, in each case, after giving effect to all netting arrangements relating to such Hedge Agreements or (b) under any Secured Cash Management Agreement; provided that, with respect to any Secured Hedge Agreement or Secured Cash Management Agreement that remains secured after the Hedge Bank thereto or the Cash Management Bank thereunder is no longer a Lender or an Affiliate of a Lender, the provisions of Section 12 shall also continue to apply to such Hedge Bank or Cash Management Bank in consideration of its benefits hereunder and each such Hedge Bank or Cash Management Bank, as applicable, shall, if requested by the Administrative Agent, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to evidence the continued applicability of the provisions of Section 12. No Person shall have any voting rights under any Credit Document solely as a result of the existence of obligations owed to it under any such Secured Hedge Agreement or Secured Cash Management Agreement.

13.23 Investment Grade Election.

(a) At any time that is not an Investment Grade Period, on any date on which the Borrower has either (i) a Rating from Moody’s of Baa3 or better or (ii) a Rating from S&P of BBB- or better, the Borrower may provide written notice to the Administrative Agent of its election to enter into an Investment Grade Period, together with a certificate of an Authorized Officer of the Borrower confirming that (A) no Event of Default exists, (B) the release of the Security Documents securing the Obligations does not violate the terms of any Secured Hedge Agreement or Secured Cash Management Agreement, and (C) the Hedge Agreements (including the Secured Hedge Agreements) and the Cash Management Agreements (including any Secured Cash Management Agreements) of the Borrower and its Restricted Subsidiaries are not otherwise secured (except to the extent secured by a Permitted Lien), which Investment Grade Period will commence upon the Administrative Agent’s receipt of such notice.

(b) At any time during an Investment Grade Period, the Borrower may provide notice to the Administrative Agent of its election to exit such Investment Grade Period, which Investment Grade Period will end upon the Administrative Agent’s receipt of such notice.

13.24 Existing Credit Agreement. On the Closing Date, this Agreement shall supersede and replace in its entirety the Existing Credit Agreement; provided, however, that (a) all loans, Existing Letters of Credit, and other indebtedness, obligations and liabilities outstanding under the Existing Credit Agreement on such date shall continue to constitute Loans, Letters of Credit and other indebtedness, obligations and liabilities under this Agreement, (b) the execution and delivery of this Agreement or any of the Credit Documents hereunder shall not constitute a novation, refinancing or any other fundamental change in the relationship among the parties and (c) the Loans, Letters of Credit, and other indebtedness, obligations and liabilities outstanding hereunder, to the extent outstanding under the Existing Credit Agreement immediately prior to the date hereof, shall constitute the same loans, letters of credit, and other indebtedness, obligations and liabilities as were outstanding under the Existing Credit Agreement.

13.25 Reaffirmation and Grant of Security Interest. Each Credit Party hereby (a) confirms that each Security Instrument (as defined in the Existing Credit Agreement) to which it is a party or is otherwise bound and all Collateral encumbered thereby, will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Credit Documents, the payment and performance of all Obligations under this Agreement and the Secured Obligations (as such term is defined in the Security Documents) under the Security Documents, as the case may be, including without limitation the payment and performance of all such Obligations under this Agreement and the Secured Obligations under the Security Documents, and (b) reaffirms its grant to the Administrative Agent for the benefit of the Secured Parties of a continuing Lien on and security interest in and to such Credit Party’s right, title and interest in, to and under all Collateral as collateral security for the prompt payment and performance in full when due of the Obligations under this Agreement and the Secured Obligations under the Security Documents (whether at stated maturity, by acceleration or otherwise) in accordance with the terms thereof.

13.26 Reallocation of Commitments. The Lenders (as defined in the Existing Credit Agreement) have agreed among themselves to reallocate the Aggregate Commitment (as defined in the Existing Credit Agreement) as contemplated by this Agreement and to adjust their interests in the Aggregate Commitment and the Loans (as defined in the Existing Credit Agreement) accordingly. On the Closing Date and after giving effect to such reallocation and adjustment of such Commitment and such Loans, the Lenders shall hold the Commitments set forth on Schedule 1.1(a). The outstanding Loans (as defined in the Existing Credit Agreement) and the funds delivered to the Administrative Agent on the Closing Date by the Lenders shall be allocated such that after giving effect to such allocation each of the Lenders shall hold the Commitments set forth on Schedule 1.1(a) and such Lenders shall own the Loans consistent with their percentage of the Commitments set forth on Schedule 1.1(a). The Borrower shall pay any funding indemnification amounts required by Section 2.17 of the Existing Credit Agreement in the event the payment of any principal of any Eurodollar Loan (as defined in the Existing Credit Agreement) or the conversion of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto is required in connection with the reallocation contemplated by this Section 13.26.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

RANGE RESOURCES CORPORATION, as the Borrower

By:	/s/ Mark Scucchi
	Name:	Mark Scucchi
	Title:	Vice President - Finance

Signature Page

Range Resources Corporation

Fifth Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent, a Letter of Credit Issuer and a Lender

By:	/s/ Robert L. Mendoza
	Name:	Robert L. Mendoza
	Title:	Authorized Officer

Signature Page

Range Resources Corporation

Fifth Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as a Letter of Credit Issuer and as a Lender

By:	/s/ Bryan Heller
	Name:	Bryan Heller
	Title:	Director

Signature Page

Range Resources Corporation

Fifth Amended and Restated Credit Agreement

ROYAL BANK OF CANADA, as a Letter of Credit Issuer and as a Lender

By:	/s/ Kristan Spivey
	Name:	Kristan Spivey
	Title:	Authorized Signatory

Signature Page

Range Resources Corporation

Fifth Amended and Restated Credit Agreement

BANK OF MONTREAL, as a Lender

By:	/s/ James V. Ducote
	Name:	James V. Ducote
	Title:	Managing Director

Signature Page

Range Resources Corporation

Fifth Amended and Restated Credit Agreement

CAPITAL ONE, N.A., as a Lender

By:	/s/ Nancy M. Mak
	Name:	Nancy M. Mak
	Title:	Senior Vice President

Signature Page

Range Resources Corporation

Fifth Amended and Restated Credit Agreement

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as a Lender

By:	/s/ Trudy Nelson
	Name:	Trudy Nelson
	Title:	Authorized Signatory

By:	/s/ William Reid
	Name:	William Reid
	Title:	Authorized Signatory

Signature Page

Range Resources Corporation

Fifth Amended and Restated Credit Agreement

CITIBANK, N.A., as a Lender

By:	/s/ Eamon Baqui
	Name:	Eamon Baqui
	Title:	Vice President

Signature Page

Range Resources Corporation

Fifth Amended and Restated Credit Agreement

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By:	/s/ Michael Willis
	Name:	Michael Willis
	Title:	Managing Director

By:	/s/ Sharada Manne
	Name:	Sharada Manne
	Title:	Managing Director

Signature Page

Range Resources Corporation

Fifth Amended and Restated Credit Agreement

MUFG UNION BANK, N.A., as a Lender

By:	/s/ Rachel Bowman
	Name:	Rachel Bowman
	Title:	Vice President

Signature Page

Range Resources Corporation

Fifth Amended and Restated Credit Agreement

U.S. BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Daniel K. Hansen
	Name:	Daniel K. Hansen
	Title:	Vice President

Signature Page

Range Resources Corporation

Fifth Amended and Restated Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	Brandon Kast
	Name:	Brandon Kast
	Title:	Vice President

Signature Page

Range Resources Corporation

Fifth Amended and Restated Credit Agreement

BARCLAYS BANK PLC, as a Lender

By:	/s/ Vanessa A. Kurbatskiy
	Name:	Vanessa A. Kurbatskiy
	Title:	Vice President

Signature Page

Range Resources Corporation

Fifth Amended and Restated Credit Agreement

COMPASS BANK, as a Lender

By:	/s/ Umar Hassan
	Name:	Umar Hassan
	Title:	Senior Vice President

Signature Page

Range Resources Corporation

Fifth Amended and Restated Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Nupur Kumar
	Name:	Nupur Kumar
	Title:	Authorized Signatory

By:	/s/ Samuel Miller
	Name:	Samuel Miller
	Title:	Authorized Signatory

Signature Page

Range Resources Corporation

Fifth Amended and Restated Credit Agreement

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By:	/s/ Laureline de Lichana-Mouret
	Name:	Laureline de Lichana-Mouret
	Title:	Vice President

By:	/s/ David Geraghty
	Name:	David Geraghty
	Title:	Assistant Vice President

Signature Page

Range Resources Corporation

Fifth Amended and Restated Credit Agreement

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ George E. McKean
	Name:	George E. McKean
	Title:	Senior Vice President

Signature Page

Range Resources Corporation

Fifth Amended and Restated Credit Agreement

NATIXIS, NEW YORK BRANCH, as a Lender

By:	/s/ Louis P. Laville, III
	Name:	Louis P. Laville, III
	Title:	Managing Director

By:	/s/ Stuart Murray
	Name:	Stuart Murray
	Title:	Managing Director

Signature Page

Range Resources Corporation

Fifth Amended and Restated Credit Agreement

SOCIÉTÉ GÉNÉRALE, as a Lender

By:	/s/ Elena Robciuc
	Name:	Elena Robciuc
	Title:	Managing Director

Signature Page

Range Resources Corporation

Fifth Amended and Restated Credit Agreement

SUNTRUST BANK, as a Lender

By:	/s/ Yann Pirio
	Name:	Yann Pirio
	Title:	Managing Director

Signature Page

Range Resources Corporation

Fifth Amended and Restated Credit Agreement

AMEGY BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ H. Brock Hudson
	Name:	H. Brock Hudson
	Title:	Senior Vice President

Signature Page

Range Resources Corporation

Fifth Amended and Restated Credit Agreement

BOKF, NA DBA BANK OF TEXAS, as a Lender

By:	/s/ Colin Watson
	Name:	Colin Watson
	Title:	Vice President

Signature Page

Range Resources Corporation

Fifth Amended and Restated Credit Agreement

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Jeff Forbis
	Name:	Jeff Forbis
	Title:	Senior Vice President

Signature Page

Range Resources Corporation

Fifth Amended and Restated Credit Agreement

BNP PARIBAS, as a Lender

By:	/s/ Sriram Chandrasekaran
	Name:	Sriram Chandrasekaran
	Title:	Director

By:	/s/ Julien Pecoud-Bouvet
	Name:	Julien Pecoud-Bouvet
	Title:	Vice-President

Signature Page

Range Resources Corporation

Fifth Amended and Restated Credit Agreement

COMERICA BANK, as a Lender

By:	/s/ Brandon M. White
	Name:	Brandon M. White
	Title:	Assistant Vice President

Signature Page

Range Resources Corporation

Fifth Amended and Restated Credit Agreement

COMMONWEALTH BANK OF AUSTRALIA, as a Lender

By:	/s/ Sanjay Remond
	Name:	Sanjay Remond
	Title:	Director

Signature Page

Range Resources Corporation

Fifth Amended and Restated Credit Agreement

FROST BANK, as a Lender

By:	/s/ Erica Spencer
	Name:	Erica Spencer
	Title:	Vice President

Signature Page

Range Resources Corporation

Fifth Amended and Restated Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jonathan Luchansky
	Name:	Jonathan Luchansky
	Title:	Assistant Vice President

Signature Page

Range Resources Corporation

Fifth Amended and Restated Credit Agreement

SANTANDER BANK N.A., as a Lender

By:	/s/ Aidan Lanigan
	Name:	Aidan Lanigan
	Title:	Senior Vice President

By:	/s/ Puiki Lok
	Name:	Puiki Lok
	Title:	Vice President

Signature Page

Range Resources Corporation

Fifth Amended and Restated Credit Agreement

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Mark Sparrow
	Name:	Mark Sparrow
	Title:	Director

Signature Page

Range Resources Corporation

Fifth Amended and Restated Credit Agreement

SCHEDULE 1.1(a)

COMMITMENTS

Lender	Title	Commitment Percentage	Commitment
JPMorgan Chase Bank, N.A.	Administrative Agent	5.800000000%	$116,000,000
Bank of America, N.A.	Co-Syndication Agent	5.800000000%	$116,000,000
Royal Bank of Canada	Co-Syndication Agent	5.800000000%	$116,000,000
Bank of Montreal	Co-Documentation Agent	4.500000000%	$90,000,000
Capital One, N.A.	Co-Documentation Agent	4.500000000%	$90,000,000
Canadian Imperial Bank of Commerce, New York Branch	Co-Documentation Agent	4.500000000%	$90,000,000
Citibank, N.A.	Co-Documentation Agent	4.500000000%	$90,000,000
Credit Agricole Corporate and Investment Bank	Co-Documentation Agent	4.500000000%	$90,000,000
MUFG Union Bank, N.A.	Co-Documentation Agent	4.500000000%	$90,000,000
U.S. Bank, National Association	Co-Documentation Agent	4.500000000%	$90,000,000
Wells Fargo Bank, National Association	Co-Documentation Agent	4.500000000%	$90,000,000
Barclays Bank PLC		3.325000000%	$66,500,000
Compass Bank		3.325000000%	$66,500,000
Credit Suisse AG, Cayman Islands Branch		3.325000000%	$66,500,000
Deutsche Bank Trust Company Americas		3.325000000%	$66,500,000
KeyBank National Association		3.325000000%	$66,500,000
Natixis		3.325000000%	$66,500,000
Société Générale		3.325000000%	$66,500,000
Suntrust Bank		3.325000000%	$66,500,000
Amegy Bank National Association		2.000000000%	$40,000,000
BOKF, NA dba Bank of Texas		2.000000000%	$40,000,000
Branch Banking and Trust Company		2.000000000%	$40,000,000
BNP Paribas		2.000000000%	$40,000,000

- Schedule 1.1(a) -

Lender	Title	Commitment Percentage	Commitment
Comerica Bank		2.000000000%	$40,000,000
Commonwealth Bank of Australia		2.000000000%	$40,000,000
Frost Bank		2.000000000%	$40,000,000
PNC Bank, National Association		2.000000000%	$40,000,000
Santander Bank N.A.		2.000000000%	$40,000,000
The Bank of Nova Scotia		2.000000000%	$40,000,000

TOTAL		100.0000000%	$2,000,000,000

- Schedule 1.1(a) -

SCHEDULE 1.1(b)

EXCLUDED STOCK

None.

Schedule 1.1(b)

SCHEDULE 1.1(c)

EXCLUDED SUBSIDIARIES

None.

Schedule 1.1(c)

SCHEDULE 1.1(d)

CLOSING DATE SUBSIDIARY GUARANTORS

1.	Range Energy Services Company, LLC, a Delaware limited liability company

2.	Energy Assets Operating Company, LLC, a Delaware limited liability company

3.	Range Resources–Pine Mountain, Inc., a Delaware corporation

4.	Range Resources – Appalachia, LLC, a Delaware limited liability company

5.	Range Production Company, LLC, a Delaware limited liability company

6.	Range Resources–Midcontinent, LLC, a Delaware limited liability company

Schedule 1.1(d)

SCHEDULE 1.1(e)

CLOSING DATE HEDGE BANKS

None.

Schedule 1.1(e)

SCHEDULE 1.1(f)

EXISTING LETTERS OF CREDIT

Letter of Credit Issuer	Letter of Credit Number	Face Amount	Expiry Date
JPMorgan Chase Bank, N.A.	CPCS-880673	4,850,000.00	September 30, 2015
JPMorgan Chase Bank, N.A.	CPCS-297614	1,006,000.00	December 31, 2014
JPMorgan Chase Bank, N.A.	CPCS-683889	55,380,000.00	November 6, 2015
JPMorgan Chase Bank, N.A.	CPCS-754537	200,000.00	December 31, 2014
JPMorgan Chase Bank, N.A.	CPCS-860998	42,522,462.00	March 5, 2015

Schedule 1.1(f)

SCHEDULE 8.4

LITIGATION

None.

Schedule 8.4

SCHEDULE 8.12

SUBSIDIARIES

Name	State of Formation	Ownership	Guarantor (yes/no)	Unrestricted Subsidiary (yes/no)	Material Subsidiary[1] (yes/no)
Range Energy Services Company, LLC	Delaware	100% owned by Range Resources Corporation	Yes	No	No
Energy Assets Operating Company, LLC	Delaware	100% owned by Range Resources Corporation	Yes	No	No
Range Resources–Pine Mountain, Inc.	Delaware	100% owned by Range Resources Corporation	Yes	No	Yes
Range Resources–Appalachia, LLC	Delaware	100% owned by Range Resources – Pine Mountain, Inc.	Yes	No	Yes
Range Production Company LLC	Delaware	100% owned by Range Resources – Pine Mountain, Inc.	Yes	No	Yes
Range Resources–Midcontinent, LLC	Delaware	100% owned by Range Resources – Pine Mountain, Inc.	Yes	No	Yes

[1]	Material Subsidiaries indicated above are 5% or greater of Total Assets as of June 30, 2014.

Schedule 8.12

SCHEDULE 10.1

CLOSING DATE INDEBTEDNESS

None.

Schedule 10.1

SCHEDULE 10.2

CLOSING DATE LIENS

None.

Schedule 10.2

SCHEDULE 10.5

CLOSING DATE INVESTMENTS

None.

Schedule 10.5

SCHEDULE 10.8

CLOSING DATE NEGATIVE PLEDGE AGREEMENTS

None.

Schedule 10.8

SCHEDULE 10.12

CLOSING DATE AFFILIATE TRANSACTIONS

None.

Schedule 10.12

SCHEDULE 13.2

NOTICE ADDRESSES

Borrower:

100 Throckmorton Street, Suite 1200

Fort Worth, Texas

Attention: Mark S. Scucchi

Fax: 817-869-9188

Telephone: 817-869-4288

E-mail: mscucchi@rangeresources.com

with a copy to: finance@rangeresources.com

Administrative Agent:

JPMorgan Chase Bank, N.A.

Mail Code TX1-2911

2200 Ross Avenue, 3rd Floor

Dallas, Texas 75201

Attention: Michele Jones

Telephone: (214) 965 3274

Facsimile: (214) 965-3280

Letter of Credit Issuer:

JPMorgan Chase Bank, N.A.

Mail Code TX1-2911

2200 Ross Avenue, 3rd Floor

Dallas, Texas 75201

Attention: Michele Jones

Telephone: (214) 965 3274

Facsimile: (214) 965-3280

Schedule 13.2

EXHIBIT A

FORM OF NOTICE OF BORROWING

[Letterhead of Borrower]

[Date] 1

JPMorgan Chase Bank, N.A.

as Administrative Agent

Re:	Range Resources Corporation Notice of Borrowing

Ladies and Gentlemen:

This Notice of Borrowing is delivered to you pursuant to Section 2.3 of the Fifth Amended and Restated Credit Agreement, dated as of October 16, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Range Resources Corporation, a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent (such terms and each other capitalized term used but not defined herein having the meaning provided in Section 1 of the Credit Agreement).

The Borrower hereby requests that a Loan be extended as follows:

(i) Aggregate amount of the requested Loan is $[        ];

(ii) Date of such Borrowing is [            ], 201[    ];

(iii) Requested Borrowing is to be [an ABR Loan][a LIBOR Loan];

(iv) In the case of a LIBOR Loan, the initial Interest Period applicable thereto is [                    ];2

(v) Amount of Borrowing Base in effect on the date hereof is $[        ];

(vi) Total Exposures on the date hereof (i.e., outstanding principal amount of Loans and total Letter of Credit Exposure) is $[        ];

(vii) Pro forma Total Exposures (giving effect to the requested Borrowing) is $[        ]; and

[1]	Date of Notice of Borrowing: To be submitted (A) prior to 1:00 p.m. (Central time) at least three Business Days’ prior to each Borrowing of Loans if such Loans are to be initially LIBOR Loans; or (B) prior to 12:00 noon (Central time) on the date of each Borrowing of Loans that are to be ABR Loans
[2]	If no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

A-1

(viii) Location and number of the Borrower’s account to which funds are to be disbursed is as follows:

[                                         ]

[                                         ]

[                                         ]

[                                         ]

[                                         ]

The Borrower hereby represents and warrants that:

(i) Each of the representations and warranties of the Credit Parties set forth in the Credit Documents are true and correct in all material respects on and as of the date hereof, both before and after giving effect to the Loan requested hereby, unless stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date; and

(ii) No Default or Event of Default has occurred and is continuing under the Credit Agreement.

[Remainder of page intentionally left blank; signature page follows]

A-2

IN WITNESS WHEREOF, the undersigned has duly executed this Notice of Borrowing by its authorized representative as of the day and year first above written.

RANGE RESOURCES CORPORATION

By:
Name:
Title:

Signature Page

Range Resources Corporation

Notice of Borrowing

EXHIBIT B

FORM OF LETTER OF CREDIT REQUEST

[Letterhead of Borrower]

[Date] 3

[JPMorgan Chase Bank, N.A.

as Administrative Agent and a Letter of Credit Issuer]

[[                    ],

as a Letter of Credit Issuer

Re:	Range Resources Corporation Letter of Credit Request

Ladies and Gentlemen:

This Letter of Credit Request is delivered to you pursuant to Section 3.2 of the Fifth Amended and Restated Credit Agreement, dated as of October 16, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Range Resources Corporation, a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent (such terms and each other capitalized term used but not defined herein having the meaning provided in Section 1 of the Credit Agreement).

The Borrower hereby requests that a Letter of Credit be issued:

(i) on [insert date of issuance]

(ii) in the aggregate Stated Amount of $[        ];

(iii) in favor of [insert name and address of beneficiary];

(iv) which expires on [insert date at least five days prior to Maturity Date]; and

(v) which specifies that a drawing may be made only in the event of the occurrence of the following conditions: [insert drawing conditions]

The Borrower hereby represents and warrants that:

(i) The Stated Amount of the Letter of Credit requested by this Letter of Credit Request shall not (x) when added to the Letters of Credit Outstanding at this time, exceed the Letter of Credit Commitment now in effect or (y) cause the aggregate amount of the Lenders’ Total Exposures to exceed the Loan Limit now in effect.

[3]	Date of Letter of Credit Request (prior to 1:00 p.m. (Central time) at least two Business Days prior to the date of issuance or such lesser number as may be agreed by the Administrative Agent and the Letter of Credit Issuer).

B-1

(ii) Each of the representations and warranties of the Credit Parties set forth in the Credit Documents are true and correct in all material respects on and as of the date hereof, both before and after giving effect to the issuance of the Letter of Credit requested hereby, unless stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date; and

(iii) No Default or Event of Default has occurred and is continuing under the Credit Agreement.

The undersigned hereby agrees that the Letter of Credit Issuer is expressly authorized to make such changes from the forms of this Request as the Letter of Credit Issuer in its sole discretion may deem advisable, provided no such changes shall vary the principal terms hereof.

[Remainder of page intentionally left blank; signature page follows]

B-2

IN WITNESS WHEREOF, the undersigned has duly executed this Letter of Credit Request by its authorized representative as of the day and year first above written.

RANGE RESOURCES CORPORATION

By:
Name:
Title:

Signature Page

Range Resources Corporation

Letter of Credit Request

EXHIBIT C

FORM OF GUARANTEE

C-1

GUARANTY AGREEMENT

This Guaranty Agreement dated as of October 16, 2014 (this “Guaranty”) is executed by each of the undersigned (individually a “Guarantor” and collectively, the “Guarantors”) in favor of JPMorgan Chase Bank, N.A., as Administrative Agent (as hereinafter defined) for the ratable benefit of itself and the other Secured Parties (as defined in the Credit Agreement described below).

INTRODUCTION

A. Range Resources Corporation, a Delaware corporation, as borrower (the “Borrower”), has agreed to enter into that certain Fifth Amended and Restated Credit Agreement dated as of the date hereof (as the same may hereafter be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders party thereto from time to time (individually, a “Lender” and collectively, the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

B. Each Guarantor is an affiliate of the Borrower and will derive substantial direct and indirect benefit from the transactions contemplated by the Credit Agreement and the other Credit Documents (as defined in the Credit Agreement).

C. It is a requirement under the Credit Agreement that the Guarantors shall guarantee the due payment and performance of all Obligations (as defined in the Credit Agreement) by executing this Guaranty.

D. Each Guarantor is executing and delivering this Guaranty (i) to induce the Lenders to make Loans and other extensions of credit under the Credit Agreement and (ii) intending it to be a legal, valid, binding, enforceable and continuing obligation of such Guarantor, whether or not such Guarantor derives any benefit from the Credit Agreement or from any other Credit Document.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed, each Guarantor hereby agrees as follows:

Section 1. Definitions. All capitalized terms not otherwise defined in this Guaranty that are defined in the Credit Agreement shall have the meanings assigned to such terms by the Credit Agreement.

Section 2. Guaranty.

(a) Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment and performance, when due, whether at stated maturity, by acceleration or otherwise, of all Obligations, whether absolute or contingent and whether for principal, interest (including, without limitation, interest that but for the existence of a bankruptcy, reorganization or similar proceeding would accrue), fees, amounts required to be provided as collateral, indemnities, expenses or otherwise (collectively, the “Guaranteed Obligations”). Without limiting the generality of the foregoing, (i) each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender under the Credit Documents, in any event, but for the fact that they are unenforceable or not allowable due to insolvency or the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower or such other Subsidiary and (ii) the definition of “Guaranteed Obligations” shall not create any guarantee by any Guarantor of any Excluded Hedge Obligations of such Guarantor for purposes of determining any obligations of such Guarantor.

Annex 1 to Guaranty

(b) In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree that in the event a payment shall be made on any date under this Guaranty by any Guarantor (the “Funding Guarantor”), each other Guarantor (each a “Contributing Guarantor”) shall indemnify the Funding Guarantor in an amount equal to the amount of such payment, in each case multiplied by a fraction the numerator of which shall be the net worth of the Contributing Guarantor as of such date and the denominator of which shall be the aggregate net worth of all the Contributing Guarantors together with the net worth of the Funding Guarantor as of such date. Any Contributing Guarantor making any payment to a Funding Guarantor pursuant to this Section 2(b) shall be subrogated to the rights of such Funding Guarantor to the extent of such payment.

(c) Anything contained in this Guaranty to the contrary notwithstanding, the obligations of each Guarantor under this Guaranty on any date shall be limited to a maximum aggregate amount equal to the largest amount that would not, on such date, render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any applicable provisions of comparable laws relating to bankruptcy, insolvency, or reorganization, or relief of debtors (collectively, the “Fraudulent Transfer Laws”), in each case:

(1) after giving effect to all liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws, but specifically excluding:

(i) any liabilities of such Guarantor in respect of intercompany indebtedness to the Borrower or other affiliates of the Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder;

(ii) any liabilities of such Guarantor under this Guaranty; and

(iii) any liabilities of such Guarantor under each of its other guarantees of and joint and several co-borrowings of debt, in each case entered into on the date this Guaranty becomes effective, which contain a limitation as to maximum amount substantially similar to that set forth in this Section 2(c) (each such other guarantee and joint and several co-borrowing entered into on the date this Guaranty becomes effective, a “Competing Guaranty”) to the extent such Guarantor’s liabilities under such Competing Guaranty exceed an amount equal to (A) the aggregate principal amount of such Guarantor’s obligations under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 2(c)), multiplied by (B) a fraction (1) the numerator of which is the aggregate principal amount of such Guarantor’s obligations under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 2(c)), and (2) the denominator of which is the sum of (x) the aggregate principal amount of the obligations of such Guarantor under all other Competing Guaranties (notwithstanding the operation of those limitations contained in such other Competing Guaranties that are substantially similar to this Section 2(c)), (y) the aggregate principal amount of the obligations of such Guarantor under this Guaranty (notwithstanding the operation of this Section 2(c)), and (z) the aggregate principal amount of the obligations of such Guarantor under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 2(c));

(2) after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement (including any such right of contribution under Section 2(b)); and

(d) each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guarantee in respect of a Swap Obligation (subject, however, to the limitations provided in Section 2(c) above). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 2(d) shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 2(d) constitute, and this Section 2(d) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. As used herein, “Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time this Guaranty becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 3. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Credit Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party against Borrower with respect thereto but subject to Section 2(c) above. The obligations of each Guarantor under this Guaranty are independent of the Guaranteed Obligations or any other obligations of any other Person under the Credit Documents, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower, any other Guarantor or any other Person or whether the Borrower, any other Guarantor or any other Person is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Credit Document or any agreement or instrument relating thereto or any part of the Guaranteed Obligations being irrecoverable;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any Person under the Credit Documents or any other amendment or waiver of or any consent to departure from any Credit Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of any other Person under any Credit Documents or any other assets of the Borrower or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries;

(f) any failure of any Secured Party to disclose to the Borrower or any Guarantor any information relating to the business, condition (financial or otherwise), operations, properties or prospects of any Person now or in the future known to any Secured Party (and each Guarantor hereby irrevocably waives any duty on the part of any Secured Party to disclose such information);

(g) any signature of any officer of the Borrower or any other Person being mechanically reproduced in facsimile or otherwise; or

(h) any other circumstance or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, the Borrower, any Guarantor or any other guarantor, surety or other Person.

Section 4. Continuation and Reinstatement, Etc. Each Guarantor agrees that, to the extent that payments of any of the Guaranteed Obligations are made, or any Secured Party receives any proceeds of collateral, and such payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, or otherwise required to be repaid, then to the extent of such repayment the Guaranteed Obligations shall be reinstated and continued in full force and effect as of the date such initial payment or collection of proceeds occurred. EACH GUARANTOR SHALL DEFEND AND INDEMNIFY EACH SECURED PARTY FROM AND AGAINST ANY CLAIM, DAMAGE, LOSS, LIABILITY, COST OR EXPENSE UNDER THIS SECTION 4 (INCLUDING REASONABLE ATTORNEYS’ FEES AND EXPENSES) IN THE DEFENSE OF ANY SUCH ACTION OR SUIT INCLUDING SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE ARISING AS A RESULT OF THE INDEMNIFIED SECURED PARTY’S OWN NEGLIGENCE BUT EXCLUDING SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE THAT IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNIFIED SECURED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 5. Waivers and Acknowledgments.

(a) Each Guarantor hereby waives promptness, diligence, presentment, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property or exhaust any right or take any action against the Borrower or any other Person or any collateral.

(b) Each Guarantor hereby irrevocably waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements involving the Borrower contemplated by the Credit Documents provided to the Borrower or any of its Subsidiaries, and that the waivers set forth in this Guaranty are knowingly made in contemplation of such benefits.

Section 6. Subrogation and Subordination. No Guarantor will exercise any rights that it may now have or hereafter acquire against the Borrower or any other Person to the extent that such rights arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Guaranty or any other Credit Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower or any other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower or any other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the occurrence of Guaranty Termination (as defined in Section 12 below). If any amount shall be paid to a Guarantor in violation of the preceding sentence at any time prior to the occurrence of Guaranty Termination, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations and any and all other amounts payable by the Guarantors under this Guaranty, whether matured or unmatured, in accordance with the terms of the Credit Documents. Each Guarantor hereby agrees that any indebtedness of the Borrower to each Guarantor shall be subordinated to Borrower’s Obligations in the manner and on terms satisfactory to the Administrative Agent.

Section 7. Representations and Warranties. Each Guarantor hereby represents and warrants as follows:

(a) There are no conditions precedent to the effectiveness of this Guaranty. Such Guarantor benefits from executing this Guaranty.

(b) Such Guarantor has, independently and without reliance upon any Secured Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty, and such Guarantor has established adequate means of obtaining from the Borrower and each other relevant Person on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial and otherwise), operations, properties and prospects of the Borrower and each other relevant Person.

(c) The obligations of such Guarantor under this Guaranty are the valid, binding and legally enforceable obligations of such Guarantor, (except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and (ii) general principles of equity whether applied by a court of law or equity) and the execution and delivery of this Guaranty by such Guarantor has been duly and validly authorized in all respects by such Guarantor, and the Person who is executing and delivering this Guaranty on behalf of such Guarantor has full power, authority and legal right to so do, and to observe and perform all of the terms and conditions of this Guaranty on such Guarantor’s part to be observed or performed.

Section 8. Right of Set-Off. After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by Requirements of Law, each Lender shall have the right, without prior notice to any Guarantor, any such notice being expressly waived by each Guarantor to the extent permitted by applicable Requirements of Law, upon any amount becoming due and payable by a Guarantor hereunder or under any Credit Document (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Guarantor. Each Lender agrees promptly to notify such Guarantor (and the other Credit Parties, if applicable) and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 9. Amendments, Etc. No amendment or waiver of any provision of this Guaranty and no consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the affected Guarantor and the Administrative Agent (acting as permitted under the Credit Agreement), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 10. Notices, Etc. All notices and other communications provided for hereunder shall be sent in the manner provided for in Section 13.2 of the Credit Agreement and if to a Guarantor, at its address specified on the signature page hereto and if to the Administrative Agent or any Lender, at its address specified in or pursuant to the Credit Agreement. All such notices and communications shall be effective when delivered, except that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent.

Section 11. No Waiver: Remedies. No failure on the part of the Administrative Agent or any other Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 12. Continuing Guaranty: Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and shall:

(a) remain in full force and effect (notwithstanding the fact that from time to time there may be no Obligations outstanding) until such time when the Credit Agreement has been terminated pursuant to its express terms and all of the Obligations have been paid and performed in full (other than (i) Hedging Obligations in respect of any Secured Hedge Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreement and (iii) contingent obligations for which no claim has been made) and no commitments of the Administrative Agent or the Lenders which would give rise to any Obligations are outstanding (such time being referred to herein as the “Guaranty Termination”);

(b) be binding upon each Guarantor and its successors and assigns; and

(c) inure to the benefit of and be enforceable by the Administrative Agent, each Lender, and their respective successors, transferees and assigns.

Without limiting the generality of the foregoing clause (c), subject to Section 13.6 of the Credit Agreement, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Loans owing to it and the note or notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, subject, however, in all respects to the provisions of the Credit Agreement. Each Guarantor acknowledges that upon any Person becoming a Lender or the Administrative Agent in accordance with the Credit Agreement, such Person shall be entitled to the benefits hereof.

Section 13. Incorporation of Terms of Credit Agreement. The representations and warranties, covenants, and obligations applicable to each Guarantor and to its properties contained in the Credit Agreement are hereby confirmed and restated, each such representation and warranty, covenant, and obligation, together with all related definitions and ancillary provisions, being hereby incorporated into this Guaranty by reference as though specifically set forth in this Section. Each Guarantor represents and warrants that the representations and warranties applicable to such Guarantor set forth in the Article VIII of the Credit Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof). Each Guarantor hereby agrees to comply with the covenants applicable to such Guarantor set forth in Article IX and Article X of the Credit Agreement.

Section 14. Governing Law. This Guaranty shall be governed by, and construed and enforced in accordance with, the laws of the State of New York. Each Guarantor hereby irrevocably submits to the jurisdiction of any New York state or federal court sitting in New York, New York in any action or proceeding arising out of or relating to this Guaranty and the other Credit Documents, and each Guarantor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court. Each Guarantor hereby irrevocably waives, to the fullest extent it may effectively do so, any right it may have to the defense of an inconvenient forum to the maintenance of such action or proceeding. Each Guarantor hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to such Guarantor at its address set forth in the Credit Agreement or set forth on the signature page of this Guaranty. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section shall affect the rights of any Secured Party to serve legal process in any other manner permitted by the law or affect the right of any Secured Party to bring any action or proceeding against any Guarantor or its property in the courts of any other jurisdiction.

Section 15. INDEMNIFICATION. EACH GUARANTOR HEREBY AGREES TO THE INDEMNITY SET FORTH IN SECTION 13.5 OF THE CREDIT AGREEMENT WHICH IS HEREBY INCORPORATED AS IF FULLY SET FORTH HEREIN, MUTATIS MUTANDIS.

Section 16. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

Section 17. Additional Guarantors. Pursuant to and subject to the terms of Section 9.10 of the Credit Agreement, certain Restricted Subsidiaries of the Borrower that were not in existence on the date of the Credit Agreement are required to enter into this Guaranty as a Guarantor. After the date hereof, upon execution and delivery after the date hereof by the Administrative Agent and such Restricted Subsidiary of an instrument in the form of Annex 1, such Restricted Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any instrument adding an additional Guarantor as a party to this Guaranty shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guaranty.

Section 18. ENTIRE AGREEMENT. THIS GUARANTY, THE CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES HERETO. TO THE EXTENT OF ANY CONFLICT BETWEEN THIS GUARANTY AND THE CREDIT AGREEMENT, THE TERMS OF THE CREDIT AGREEMENT SHALL CONTROL.

Section 19. Amendment and Restatement. This Guaranty amends, restates and supersedes in its entirety that certain Guaranty under Article VIII of the Existing Credit Agreement (the “Original Guaranty”), by the Guarantors in favor of the Administrative Agent for the benefit of the lenders under

67834451.3

the Existing Credit Agreement; provided however, that no novation of the Original Guaranty shall be effected hereby and all of the terms and provisions of the Original Guaranty shall continue to apply for the period prior to the date hereof and the Guaranteed Obligations described herein shall hereafter be subject to the terms of this Guaranty.

[Remainder of this page intentionally left blank.]

Each Guarantor has caused this Guaranty to be duly executed as of the date first above written.

GUARANTORS:

RANGE ENERGY SERVICES COMPANY, LLC ENERGY ASSETS OPERATING COMPANY, LLC
RANGE RESOURCES–PINE MOUNTAIN, INC. RANGE RESOURCES – APPALACHIA, LLC RANGE PRODUCTION COMPANY, LLC RANGE RESOURCES–MIDCONTINENT, LLC

By:
	Name:	Mark Scucchi
	Title:	Vice President - Finance of all of the foregoing Guarantors

Address for each Guarantor:

100 Throckmorton Street, Suite 1200
Fort Worth, Texas
Attention: Mark S. Scucchi
Fax: 817-869-9188
Telephone: 817-869-4288
E-mail: mscucchi@rangeresources.com

Signature Page to Guaranty

ADMINISTRATIVE AGENT:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:	Robert L. Mendoza
Title:	Authorized Officer

Signature Page to Guaranty

Annex 1 to the

Guaranty Agreement

SUPPLEMENT NO.      dated as of [            , 20    ] (the “Supplement””), to the Guaranty Agreement dated as of October 16, 2014 (as amended, supplemented or otherwise modified from time to time, the “Guaranty Agreement”), by certain Subsidiaries (each such Subsidiary individually, a “Guarantor” and collectively, the “Guarantors”) of Range Resources Corporation (the “Borrower”), in favor of JPMorgan Chase Bank, N.A., as Administrative Agent (as hereinafter defined) for the benefit of the Secured Parties (as defined in the Guaranty Agreement).

A. Reference is made to the Credit Agreement dated as of October 16, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guaranty Agreement and the Credit Agreement.

C. The Guarantors have entered into the Guaranty Agreement in order to induce the Lenders to make Loans and other extensions of credit under the Credit Agreement. Pursuant to and subject to the terms of Section 9.10 of the Credit Agreement, certain Restricted Subsidiaries of the Borrower are required to enter into the Guaranty Agreement as Guarantors. Section 17 of the Guaranty Agreement provides that such Restricted Subsidiaries of the Borrower may become Guarantors under the Guaranty Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary of the Borrower (the “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty Agreement in order to induce the Lenders to make additional Loans and other extensions of credit and as consideration for Loans and other extensions of credit previously made.

Accordingly, the Administrative Agent and the New Guarantor agree as follows:

SECTION 1. In accordance with Section 17 of the Guaranty Agreement, the New Guarantor by its signature below becomes a Guarantor under the Guaranty Agreement with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby (a) agrees to all the terms and provisions of the Guaranty Agreement applicable to it as a Guarantor thereunder, (b) guarantees the Guaranteed Obligations and (c) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects on and as of the date hereof. Each reference to a “Guarantor” in the Guaranty Agreement shall be deemed to include the New Guarantor. The Guaranty Agreement is hereby incorporated herein by reference.

SECTION 2. The New Guarantor represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Guarantor and the Administrative Agent.

Annex 1 to Guaranty

Delivery of an executed signature page to this Supplement by fax transmission shall be as effective as delivery of a manually executed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Guaranty Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. The New Guarantor hereby irrevocably submits to the jurisdiction of any New York state or federal court sitting in New York, New York in any action or proceeding arising out of or relating to this Supplement or the Guaranty Agreement and the other Credit Documents, and the New Guarantor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court. The New Guarantor hereby irrevocably waives, to the fullest extent it may effectively do so, any right it may have to the defense of an inconvenient forum to the maintenance of such action or proceeding. The New Guarantor hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to such Guarantor at its address set forth on the signature page hereof. The New Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section shall affect the rights of any Secured Party to serve legal process in any other manner permitted by the law or affect the right of any Secured Party to bring any action or proceeding against the New Guarantor or its property in the courts of any other jurisdiction.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guaranty Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 10 of the Guaranty Agreement. All communications and notices hereunder to the New Guarantor shall be given to it at the address set forth under its signature below.

SECTION 8. The New Guarantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the fees, disbursements and other charges of counsel for the Administrative Agent.

SECTION 9. THIS SUPPLEMENT, THE GUARANTY, THE CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES HERETO. TO THE EXTENT OF ANY CONFLICT BETWEEN THIS GUARANTY AND THE CREDIT AGREEMENT, THE TERMS OF THE CREDIT AGREEMENT SHALL CONTROL.

Annex 1 to Guaranty

IN WITNESS WHEREOF, the New Guarantor and the Administrative Agent have duly executed this Supplement to the Guaranty Agreement as of the day and year first above written.

[Name of New Guarantor]

By:
Name:
Title:

Address of Guarantor:

ADMINISTRATIVE AGENT:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Annex 1 to Guaranty

EXHIBIT D

FORM OF PLEDGE AGREEMENT

D-1

THIRD AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

THIS THIRD AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT dated as of October 16, 2014, by and among EACH OF THE UNDERSIGNED, whether as an original signatory hereto or as an Additional Grantor (as defined below) (individually, a “Grantor” and collectively, the “Grantors”), and JPMORGAN CHASE BANK, N.A., a national banking association, as administrative agent (“Agent”) for the Secured Parties (as defined below).

PRELIMINARY STATEMENT

WHEREAS, Range Resources Corporation, a Delaware corporation, as Borrower (“Borrower”), the lenders party thereto (the “Lenders”) and Agent, are parties to that certain Fifth Amended and Restated Credit Agreement dated as of the date hereof (as the same may hereafter be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have agreed to provide the Borrower with certain credit facilities in the form described therein;

WHEREAS, the Grantors existing as of the date hereof are party to that certain Second Amended and Restated Pledge and Security Agreement, dated as of February 18, 2011, in favor of Agent for the benefit of the Secured Parties under and as defined in the Existing Credit Agreement (as the same has been amended, supplemented or otherwise modified prior to the date hereof, the “Existing Pledge Agreement”);

WHEREAS, each of such Grantors has agreed to amend and restate the Existing Pledge Agreement in its entirety upon the terms and conditions set forth herein;

WHEREAS, in order to secure the obligations under the Credit Agreement, each Grantor has agreed, among other things, to grant liens on and security interests in the Collateral (as defined below) to Agent for the benefit of the Secured Parties, and, in furtherance of the foregoing, has agreed to execute and deliver this Pledge Agreement to Agent; and

WHEREAS, it is the intention of the Grantors that this Pledge Agreement shall not constitute a novation of the obligations and liabilities existing under the Existing Pledge Agreement or evidence satisfaction of any of such obligations and that this Pledge Agreement shall amend and restate in its entirety the Existing Pledge Agreement and re-evidence the obligations of the Grantors outstanding thereunder.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor and Agent, on behalf of the Secured Parties, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Terms Defined in Credit Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

1.2 Terms Defined in New York Uniform Commercial Code. Terms defined in the New York UCC which are not otherwise defined in this Pledge Agreement are used herein as defined in the New York UCC.

1.3 Definitions of Certain Terms Used Herein. As used in this Pledge Agreement, the following terms shall have the following meanings:

“Additional Grantors” shall have the meaning set forth in Section 4.6.

“Agent” shall have the meaning set forth in the preamble to this Pledge Agreement.

“Article” means a numbered article of this Pledge Agreement, unless another document is specifically referenced.

“Borrower” shall have the meaning set forth in the preliminary statements to this Pledge Agreement.

“Collateral” means all of the Pledged Securities, Intercompany Notes, Intercompany Debt and Hedge Agreements in which Grantor now has or hereafter acquires any right or interest, and the proceeds (including Stock Rights), insurance proceeds and products thereof, together with all books and records, credit files, computer files, programs, printouts and other computer materials and records related thereto.

“Control” shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the New York UCC.

“Credit Agreement” shall have the meaning set forth in the preliminary statements to this Pledge Agreement.

“Event of Default” means an event described in Section 5.1.

“Exhibit” refers to a specific exhibit to this Pledge Agreement, unless another document is specifically referenced.

“Existing Pledge Agreement” shall have the meaning set forth in the preliminary statements to this Pledge Agreement.

“General Intangible” shall have the meaning set forth in Article 9 of the New York UCC.

“Grantor” and “Grantors” shall have the meaning set forth in the preamble to this Pledge Agreement.

“Intercompany Debt” means Payment Intangibles owed by any Grantor or any of their respective Restricted Subsidiaries to any other Grantor.

“Intercompany Notes” means any promissory notes, including the promissory notes listed on Schedule I, evidencing loans, advances or other extensions of credit made by any Grantor to any other Grantor or any of their respective Restricted Subsidiaries.

“Investment Property” shall have the meaning set forth in Article 9 of the New York UCC.

“Issuer” means any issuer of an Intercompany Note.

“Lenders” shall have the meaning set forth in the preliminary statements to this Pledge Agreement.

“New York UCC” means the Uniform Commercial Code as in effect in the State of New York, as the same may be amended, modified or supplemented.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership or certificate of formation, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its certificate of formation or articles of organization, as amended, and its limited liability company agreement or operating agreement, as amended.

“Ownership Interests” means all equity interests in any limited liability company, general partnership, limited partnership, limited liability partnership or other partnership.

“Payment Intangibles” shall have the meaning set forth in Article 9 of the New York UCC.

“Pledge Agreement” means this Pledge Agreement, dated as of October 16, 2014, made by each of the Grantors in favor of Agent for the benefit of the Secured Parties, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Pledged Securities” means all Investment Property, Securities and Ownership Interests described on Schedule I attached hereto and all Investment Property, Securities and Ownership Interests described in any Pledge Amendment hereafter executed and delivered by any Grantor pursuant to Section 4.5 of this Pledge Agreement.

“Section” means a numbered section of this Pledge Agreement, unless another document is specifically referenced.

“Secured Parties” shall have the meaning set forth in the Credit Agreement.

“Security” has the meaning set forth in Article 8 of the New York UCC.

“Stock Rights” means any securities, dividends or other distributions and any other right or property which any Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Collateral and any securities, any right to receive securities and any right to receive earnings, in which any Grantor now has or hereafter acquires any right, issued by an issuer of such securities.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE 2

GRANT OF SECURITY INTEREST

Each Grantor hereby pledges and assigns and grants a security interest to Agent, on behalf of and for the ratable benefit of the Secured Parties, in all of such Grantor’s right, title and interest in and to the Collateral, whether now owned or hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest, to secure the prompt and complete payment and performance of the Obligations.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrants to Agent and the Secured Parties as of the date hereof that:

3.1 Title, Authorization, Validity and Enforceability. Such Grantor has good and valid rights in or the power to transfer the Collateral and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens other than Liens permitted by Section 10.2 of the Credit Agreement, and has full power and authority to grant to Agent the security interest in such Collateral pursuant hereto. The execution and delivery by such Grantor of this Pledge Agreement has been duly authorized by proper corporate, partnership or limited liability proceedings, and this Pledge Agreement constitutes a legal, valid and binding obligation of such Grantor and creates a security interest which is enforceable against such Grantor in all now owned and hereafter acquired Collateral, except as such enforceability may be limited by bankruptcy or insolvency laws and by general principles of equity.

3.2 Conflicting Laws and Contracts.

3.2.1 The execution, delivery and performance of this Pledge Agreement does not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (a) such as have been obtained or made and are in full force and effect, (b) filings and recordings in respect of the Liens created hereunder and (c) such consents, approvals, registrations, filings or actions the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

3.2.2 None of the execution, delivery or performance by the Grantors of this Pledge Agreement or the compliance with the terms and provisions thereof will (a) contravene any material applicable provision of any material Requirement of Law, (b)

result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Grantor (other than Liens created under the Credit Documents) pursuant to any Contractual Requirement to which such Grantor is a party or by which it or any of its property or assets is bound except to the extent such breach, default or Lien would not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the Organizational Documents of such Grantor.

3.3 Type and Jurisdiction of Organization. Such Grantor is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction wherein failure to have such authorization would result in a Material Adverse Effect.

3.4 Principal Location. Such Grantor’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), is disclosed in Exhibit A.

3.5 No Other Names. During the preceding four-month period, such Grantor has not conducted business under any name except those set forth in Exhibit B. Each Grantor’s name, as set forth on the signature pages hereto, is the exact name as it appears in such Grantor’s Organizational Documents, as amended, and as filed with such Grantor’s jurisdiction of organization.

3.6 No Default. No Event of Default exists.

3.7 No Financing Statements. No financing statement describing all or any portion of the Collateral which has not lapsed or been terminated naming such Grantor as debtor has been filed in any jurisdiction except for the financing statements naming Agent on behalf of the Secured Parties as the secured party.

3.8 Identification Numbers. Such Grantor’s Federal employer identification number and state organization number is set forth on Exhibit C.

3.9 Pledged Securities and Intercompany Notes. Schedule I sets forth a complete and accurate list of the Pledged Securities and Intercompany Notes constituting Collateral delivered to Agent, for the benefit of the Secured Parties. Such Grantor is the direct and beneficial owner of each Pledged Security and Intercompany Note listed on Schedule I as owned by it, free and clear of any Liens, except for Liens permitted by Section 10.2 of the Credit Agreement and the security interest granted to Agent for the benefit of the Secured Parties hereunder. Each Grantor further represents and warrants that (i) all such Pledged Securities which are shares of stock in a corporation or constitute Ownership Interests in a limited liability company have been (to the extent such concepts are relevant with respect to such Pledged Security) duly authorized and validly issued, are fully paid and non-assessable, (ii) with respect to any certificates delivered to Agent representing Ownership Interests, either such certificates are Securities as defined in

Article 8 of the Uniform Commercial Code of the applicable jurisdiction as a result of actions by the issuer or otherwise, or, if such certificates are not Securities, such Grantor has so informed Agent so that Agent may take steps to perfect its security interest therein as a General Intangible, (iii) all Intercompany Notes have been duly authorized, authenticated or issued, and delivered and are the legal, valid and binding obligation of the Issuer thereof and enforceable against such Issuer in accordance with their terms, and (iv) the Issuer of each Intercompany Note is not in default of any of its obligations thereunder. The Pledged Securities constitute all of the issued and outstanding Equity Interests of each of the direct Restricted Subsidiaries of each Grantor (other than any Excluded Stock) and, except as set forth on Exhibit D hereto, there are no outstanding warrants, options or other rights to purchase, or other agreements outstanding that require the issuance or sale of, any Pledged Securities.

ARTICLE 4

COVENANTS

From the date of this Pledge Agreement, and thereafter until this Pledge Agreement is terminated:

4.1 General.

4.1.1 Inspection. Each Grantor will permit officers and designated representatives of the Agent or the Majority Lenders (as accompanied by the Agent) upon reasonable prior notice, (i) to inspect the Collateral, (ii) to examine and make copies of the records of such Grantor relating to the Collateral and (iii) to discuss the Collateral and the related records of such Grantor with, and to be advised as to the same by, such Grantor’s officers and employees, all at such reasonable times and intervals as Agent or Majority Lenders may determine, and all at such Grantor’s expense; provided, that excluding any such visits and inspections during the continuation of an Event of Default (i) only the Agent on behalf of the Majority Lenders may exercise rights of the Agent and the Lenders under this Section 4.1.1, and (ii) only one such visit shall be at the Grantors’ expense; provided, further, that when an Event of Default exists, the Agent (or any of its representatives or independent contractors) or any representative of the Majority Lenders may do any of the foregoing at the expense of the Grantors at any time during normal business hours and upon reasonable advance notice.

4.1.2 Taxes. Each Grantor will pay prior to the date when material penalties attach thereto all Taxes, assessments and governmental charges and levies upon the Collateral, provided that no Grantor shall be required to pay or discharge any such tax, assessment or charge that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of such Grantor) with respect thereto to the extent required by, and in accordance with, GAAP or the failure to pay or discharge would not reasonably be expected to result in a Material Adverse Effect.

4.1.3 Records and Reports; Notification. Each Grantor will maintain complete and accurate books and records with respect to the Collateral, and furnish Agent such reports relating to the Collateral as Agent shall from time to time reasonably request. Each Grantor will give prompt notice in writing to Agent of any event which would reasonably be expected to result in a Material Adverse Effect on the Collateral.

4.1.4 Financing Statements and Other Actions; Defense of Title. Each Grantor hereby authorizes Agent to file all financing statements and other documents and take such other actions as may from time to time be requested by Agent in order to maintain a first perfected security interest in and, if applicable, Control of, the Collateral. Each Grantor will take any and all actions necessary to defend title to the Collateral against all persons and to defend the security interest of Agent in the Collateral and the priority thereof against any Lien not expressly permitted hereunder.

4.1.5 Disposition of Collateral. None of the Grantors will sell, lease or otherwise dispose of the Collateral to the extent prohibited by the Credit Agreement.

4.1.6 Liens. None of the Grantors will create, incur, or suffer to exist any Lien on the Collateral except the security interest created by this Pledge Agreement and the Liens expressly permitted by Section 10.2 of the Credit Agreement.

4.1.7 Change in Corporate Existence, Type or Jurisdiction of Organization, Location, Name. Except as otherwise permitted under the Credit Agreement, each Grantor will:

(a)	preserve its existence as a corporation, partnership or limited liability company and not, in one transaction or a series of related transactions, merge into or consolidate with any other entity, or sell all or substantially all of its assets;

(b)	not change its name or its state of organization; and

(c)	in the case of a Grantor that is not a registered organization as defined in the New York UCC, not maintain its place of business (if it has only one) or its chief executive office (if it has more than one place of business) at a location other than a location specified on Exhibit A;

unless such Grantor shall have given Agent written notice of such event or occurrence within 30 days thereafter (or such longer period as the Agent may agree). Agent may take such steps (with the cooperation of such Grantor to the extent necessary or advisable) as are necessary or advisable to properly maintain the validity, perfection and priority of Agent’s security interest in the Collateral.

4.1.8 Other Financing Statements. None of the Grantors will authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral, except as permitted by Section 4.1.6.

4.2 Securities and Documents. Each Grantor will (i) deliver to Agent immediately upon execution of this Pledge Agreement (or such longer period as Agent may permit in its sole discretion) the original certificates of all Pledged Securities constituting Collateral (if any then exist) and the originals of all Intercompany Notes (if any), (ii) hold in trust for Agent upon receipt and promptly thereafter deliver to Agent any certificated Pledged Securities constituting Collateral and any Intercompany Notes, and (iii) upon Agent’s request, after the occurrence and during the continuance of an Event of Default, deliver to Agent (and thereafter hold in trust for Agent upon receipt and immediately deliver to Agent) (x) any Document evidencing or constituting Collateral, (y) any dividends or distributions declared or paid, in cash or property, upon any of the Pledged Securities, and (z) any payments received, in cash or property, with respect to any Intercompany Debt or any Intercompany Note.

4.3 Uncertificated Securities and Certain Other Investment Property. Each Grantor will permit Agent from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of Investment Property not represented by certificates which are Pledged Securities to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Investment Property not represented by certificates and all rollovers and replacements therefor to reflect the Lien of Agent granted pursuant to this Pledge Agreement. Each Grantor will take any actions necessary to cause (i) the issuers of uncertificated securities which are Collateral and which are Securities or other Investment Property and (ii) any financial intermediary which is the holder of any Securities or other Investment Property constituting Collateral, to cause Agent to have and retain Control over such Securities or other Investment Property. Without limiting the foregoing, each Grantor will, with respect to uncertificated Securities and other Investment Property constituting Collateral held with a financial intermediary, cause such financial intermediary to enter into a control agreement with Agent in form and substance reasonably satisfactory to Agent.

4.4 Stock and Other Ownership Interests.

4.4.1 Changes in Capital Structure of Issuers. Except as otherwise permitted under the Credit Agreement, none of the Grantors will (i) permit or suffer any issuer of privately held corporate securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Collateral to dissolve, liquidate, retire any of its capital stock, Ownership Interests or other Securities evidencing ownership, reduce its capital or merge or consolidate with any other entity, or (ii) vote any of the Pledged Securities in favor of any of the foregoing.

4.4.2 Issuance of Additional Securities. None of the Grantors will permit or suffer the issuer of privately held corporate securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Collateral to issue any such securities or other ownership interests, any right to receive the same or any right to receive earnings, except to a Grantor.

4.4.3 Registration of Pledged Securities and other Investment Property. Upon Agent’s request following the occurrence and during the continuation of an Event of Default, each Grantor will permit any registerable Pledged Securities or any Ownership Interest which become a Security to be registered in the name of Agent or its nominee at any time at the option of the Required Lenders.

4.4.4 Exercise of Rights in Pledged Securities and other Investment Property. Each Grantor will permit Agent or its nominee at any time after the occurrence of and during the continuance of an Event of Default, after notice, to exercise all voting and corporate rights relating to the Pledged Securities, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any corporate securities or other ownership interests or Investment Property in or of a corporation, partnership or limited liability company constituting Collateral and the Stock Rights as if it were the absolute owner thereof.

4.5 Additional Shares. Each Grantor further agrees that it will, upon obtaining any additional Intercompany Notes or shares of stock, partnership interests, membership interests or other securities or instruments required to be pledged hereunder as provided in Section 4.2 or as provided in the Credit Agreement, promptly (and in any event within 30 days or such longer period as Agent may permit in its sole discretion) deliver to Agent a Pledge Amendment, duly executed by such Grantor, in substantially the form of Schedule II annexed hereto (a “Pledge Amendment”), in respect of the additional certificates or instruments to be pledged pursuant to this Pledge Agreement, if execution of a Pledge Amendment is required to create or perfect the security interest or is reasonably requested by Agent. Each Grantor hereby authorizes Agent to attach each Pledge Amendment to this Pledge Agreement and agrees that all certificates or instruments listed on any Pledge Amendment delivered to Agent shall for all purposes hereunder be considered Pledged Securities or Intercompany Notes, as the case may be; provided that the failure of such Grantor to execute a Pledge Amendment with respect to any additional certificates or instruments pledged pursuant to this Pledge Agreement shall not impair the security interest of Agent therein or otherwise adversely affect the rights and remedies of Agent hereunder with respect thereto.

4.6 Additional Grantors. From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Grantors (each, an “Additional Grantor”), by executing a joinder hereto in form and substance acceptable to Agent. Upon delivery of any such joinder agreement to Agent, notice of which is hereby waived by each Grantor, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if such Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Agent not to cause any Subsidiary of Borrower or any other Grantor to become an Additional Grantor hereunder. This Pledge Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

ARTICLE 5

DEFAULT

5.1 The occurrence of any one or more of the following events shall constitute an Event of Default:

5.1.1 Any representation or warranty made by or on behalf of any Grantor under or in connection with this Pledge Agreement shall be materially false as of the date on which made.

5.1.2 The breach by any Grantor of any of the terms or provisions of Sections 4.1.5, 4.1.6, 4.1.7, 4.4.1 and 4.4.2.

5.1.3 The breach by any Grantor (other than a breach which constitutes an Event of Default under Section 5.1.1 or 5.1.2) of any of the other terms or provisions of this Pledge Agreement which is not remedied within thirty (30) days after the giving of written notice to such Grantor by Agent.

5.1.4 The occurrence of any “Event of Default” under, and as defined in, the Credit Agreement.

5.1.5 Any Ownership Interests which are included within the Collateral shall at any time constitute a Security or the issuer of any such interests shall take any action to have such interests treated as a Security unless (i) all certificates or other documents constituting such Security have been delivered to Agent and such Security is properly defined as such under Article 8 of the Uniform Commercial Code of the applicable jurisdiction, whether as a result of actions by the issuer thereof or otherwise, or (ii) Agent has entered into a control agreement with the issuer of such Security or with a securities intermediary relating to such Security and such Security is defined as such under Article 8 of the Uniform Commercial Code of the applicable jurisdiction, whether as a result of actions by the issuer thereof or otherwise, in each case within 30 days of becoming a Security (or such longer period as Agent may permit in its sole discretion).

5.2 Acceleration and Remedies. Upon the occurrence and during the continuance of an Event of Default, Agent may exercise any or all of the following rights and remedies:

5.2.1 Those rights and remedies provided in this Pledge Agreement, the Credit Agreement, or any other Credit Document, provided that this Section 5.2.1 shall not be understood to limit any rights or remedies available to Agent and the Secured Parties prior to an Event of Default.

5.2.2 Those rights and remedies available to Agent under the New York UCC (whether or not the New York UCC applies to the affected Collateral) or under any other applicable law.

5.2.3 Without notice except as specifically provided in Section 9.1 or elsewhere herein, collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or sell, lease, assign, grant an option or options to purchase or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, for cash, on credit or for future delivery, and upon such other terms as Agent may deem commercially reasonable.

Agent, on behalf of the Secured Parties, may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral; provided, that no Grantor or issuer of Collateral shall be required to register any Securities with the Securities and Exchange Commission or under any state’s blue sky laws.

5.3 Grantor’s Obligations Upon Default. Upon the request of Agent after the occurrence and during the continuance of an Event of Default, each Grantor will:

5.3.1 Assembly of Collateral. Assemble and make available to Agent the Collateral and all records relating thereto at any place or places specified by Agent.

5.3.2 Agent Access. Permit Agent, by Agent’s representatives and agents, to enter any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral and to remove all or any part of the Collateral.

ARTICLE 6

WAIVERS, AMENDMENTS AND REMEDIES

No delay or omission of Agent or any Secured Party to exercise any right or remedy granted under this Pledge Agreement shall impair such right or remedy or be construed to be a waiver of any Event of Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. Except for any Pledge Amendment executed and delivered to Agent by any Grantor in accordance with the terms of Section 4.5, and except as otherwise provided in the Credit Agreement, no waiver, amendment or other variation of the terms, conditions or provisions of this Pledge Agreement whatsoever shall be valid unless in writing signed by Agent and then only to the extent in such writing specifically set forth. All rights and remedies contained in this Pledge Agreement or by law afforded shall be cumulative and all shall be available to Agent and the Secured Parties until the Obligations have been paid in full.

ARTICLE 7

PROCEEDS

7.1 Application of Proceeds. The proceeds of the Collateral received by Agent during the continuance of an Event of Default shall be applied by Agent to payment of the Obligations in the order and manner contemplated by the Credit Agreement.

ARTICLE 8

NOTICES

8.1 Sending Notices. Any notice required or permitted to be given under this Pledge Agreement shall be sent (and deemed received) in the manner and to the addresses set forth in Section 13.2 of the Credit Agreement. Agent, any Secured Party or any Grantor may change the address for service of notice upon it by a notice in writing to the other parties.

ARTICLE 9

GENERAL PROVISIONS

9.1 Notice of Disposition of Collateral; Condition of Collateral. Each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to a Grantor, addressed as set forth in Article 8 of the New York UCC, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. Agent shall have no obligation to prepare the Collateral for sale.

9.2 Agent Performance of Grantor Obligations. Without having any obligation to do so, Agent may perform or pay any obligation which a Grantor has agreed to perform or pay in this Pledge Agreement but has failed to timely pay or perform, and such Grantor shall reimburse Agent for any amounts paid by Agent pursuant to this Section 9.2. The Grantors’ obligations to reimburse Agent pursuant to the preceding sentence shall be an Obligation payable on demand.

9.3 Authorization for Agent to Take Certain Action. Each Grantor irrevocably authorizes Agent at any time and from time to time in the sole discretion of Agent and appoints Agent as its attorney in fact (i) to file financing statements, amendments and continuations necessary or desirable in Agent’s sole discretion to perfect and to maintain the perfection and priority of Agent’s security interest in the Collateral, (ii) when an Event of Default exists, to indorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this Pledge Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of Agent’s security interest in the Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Collateral and which are Securities or other Investment Property or with financial intermediaries holding Securities or other Investment Property as may be necessary or advisable to give Agent Control over such Securities or other Investment Property, (v) to apply the proceeds of any Collateral received by Agent to the Obligations as provided in Article 7, (vi) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted hereunder), (vii) after the occurrence and during the continuance of an Event of Default, to take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Agent for the purpose of collecting any and all such moneys due with respect to any Collateral, and (viii) after the occurrence and during the continuance of an Event of Default, to direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to Agent or as Agent shall direct. Grantor agrees to reimburse Agent on demand for any payment made or any expense incurred by Agent in connection with any actions taken by Agent pursuant to clauses (i) through (viii) above, provided that this authorization shall not relieve any Grantor of any of its obligations under this Pledge Agreement or under the Credit Agreement. The power of attorney granted hereby is coupled with an interest and shall be irrevocable until payment in full of the Obligations.

9.4 Specific Performance of Certain Covenants. Each Grantor acknowledges and agrees that a breach of any of the covenants contained in Sections 4.1.5, 4.1.6, 4.2, 5.3, or 9.5 will cause irreparable injury to Agent and the Secured Parties, that Agent and Secured Parties have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of Agent or the Secured Parties to seek and obtain specific performance of other obligations of Grantor contained in this Pledge Agreement, that the covenants of such Grantor contained in the Sections referred to in this Section 9.4 shall be specifically enforceable against such Grantor.

9.5 Dispositions Not Authorized. Except as provided in Section 4.1.5, none of the Grantors are authorized to sell or otherwise dispose of the Collateral and notwithstanding any course of dealing between any Grantor and Agent or other conduct of Agent, no authorization to sell or otherwise dispose of the Collateral shall be binding upon Agent or the Secured Parties unless such authorization is in writing signed by Agent.

9.6 Benefit of Agreement. The terms and provisions of this Pledge Agreement shall be binding upon and inure to the benefit of each Grantor, Agent and the Secured Parties and their respective successors and assigns (including all persons who become bound as a Grantor to this Pledge Agreement), except that none of the Grantors shall have the right to assign its rights or delegate its obligations under this Pledge Agreement or any interest herein, without the prior written consent of Agent.

9.7 Survival of Representations. All representations and warranties of each Grantor contained in this Pledge Agreement shall survive the execution and delivery of this Pledge Agreement.

9.8 Taxes and Expenses. Grantors agree to pay all taxes and expenses in respect of this Pledge Agreement in accordance with the terms of Sections 5.4 and 13.5 of the Credit Agreement which are hereby incorporated as if fully set forth herein, mutatis mutandis. Any and all costs and expenses incurred by Grantors in the performance of actions required pursuant to the terms hereof shall be borne solely by Grantors.

9.9 Headings. The title of and section headings in this Pledge Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Pledge Agreement.

9.10 Counterparts. This Pledge Agreement may be separately executed in any number of counterparts, all of which when so executed shall be deemed to constitute one and the same Agreement. This Pledge Agreement may be validly executed and delivered by facsimile or other electronic transmission.

9.11 Termination. This Pledge Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Obligations outstanding) until the earlier of (i) the Credit Agreement having been terminated pursuant to its express terms and all of the Obligations having been paid and performed in full (other than (1) Hedging Obligations in respect of any Secured Hedge Agreements, (2) Cash Management Obligations in respect of any Secured Cash Management Agreement and (3) contingent obligations for which no claim has been made) and no commitments of Agent or the Lenders which would give rise to any Obligations are outstanding or (ii) Borrower entering into an Investment Grade Period in accordance with Section 13.23 of the Credit Agreement and making a request under Section 13.17(c) of the Credit Agreement. Upon termination of this Pledge Agreement, all Liens shall be automatically released and the Agent agrees to execute and file such further instruments to evidence the foregoing (in accordance with Section 13.17(c) of the Credit Agreement with respect to any termination pursuant to clause (ii) above).

9.12 ENTIRE AGREEMENT. THIS PLEDGE AGREEMENT, THE CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES HERETO. TO THE EXTENT OF ANY CONFLICT BETWEEN THIS PLEDGE AGREEMENT AND THE CREDIT AGREEMENT, THE TERMS OF THE CREDIT AGREEMENT SHALL CONTROL.

9.13 CHOICE OF LAW. THIS PLEDGE AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.14 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

9.15 INDEMNITY. EACH GRANTOR HEREBY AGREES TO THE INDEMNITY SET FORTH IN SECTION 13.5 OF THE CREDIT AGREEMENT WHICH IS HEREBY INCORPORATED AS IF FULLY SET FORTH HEREIN, MUTATIS MUTANDIS.

9.16 Consent of Pledge of Pledged Securities. Each Grantor consents to the grant by each other Grantor of a security interest in all Pledged Securities to Agent, and without limiting the foregoing, consents to the transfer of such Pledged Securities to Agent or its nominee following an Event of Default and to the substitution of Agent or its nominee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto.

9.17 Amendment and Restatement; No Novation. The terms and conditions of the Existing Pledge Agreement are amended as set forth in, and restated in their entirety and superseded by, this Pledge Agreement. Nothing in this Agreement shall be deemed to be or constitute a novation of any of the Liens, obligations and liabilities existing under the Existing Pledge Agreement. This Pledge Agreement renews, extends and continues all Liens existing under the Existing Pledge Agreement. From and after the date hereof, each reference to the “Pledge Agreement” or other reference originally applicable to the Existing Pledge Agreement contained in any Credit Document shall be a reference to this Pledge Agreement, as amended, supplemented, restated or otherwise modified from time to time.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, each Grantor and Agent have executed this Third Amended and Restated Pledge and Security Agreement as of the date first above written.

GRANTORS:

RANGE RESOURCES CORPORATION

RANGE ENERGY SERVICES COMPANY, LLC

ENERGY ASSETS OPERATING COMPANY, LLC

RANGE RESOURCES–PINE MOUNTAIN, INC.

RANGE RESOURCES – APPALACHIA, LLC

RANGE PRODUCTION COMPANY, LLC

RANGE RESOURCES–MIDCONTINENT, LLC

By:
	Name:	Mark Scucchi
	Title:	Vice President - Finance of all of the foregoing Grantors

SIGNATURE PAGE

AGENT:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:	Authorized Officer

JPMorgan Chase Bank, N.A. JPMorgan Loan Services 10 South Dearborn Street, 7th Floor Chicago, Illinois 60603-2003
Attention:
Telephone: (888) 266-8058
Facsimile: (312) 385-7096

with a copy to:

JPMorgan Chase Bank, N.A. Mail Code TX1-2911
2200 Ross Avenue, 3rd Floor Dallas, Texas 75201
Attention: Michele Jones Telephone: (214) 965 3274
Facsimile: (214) 965-3280

SIGNATURE PAGE

EXHIBIT A

PLACE OF BUSINESS OR CHIEF EXECUTIVE OFFICE

Place of Business (if it has only one) or Chief Executive Office (if more than one place of business) and Mailing Address:

100 Throckmorton Street

Suite 1200

Fort Worth, TX 76102

EXHIBIT B

OTHER NAMES

GRANTOR	OTHER NAMES

Energy Assets Operating Company, LLC	None
Range Energy Services Company, LLC	None
Range Production Company, LLC	None
Range Resources – Appalachia, LLC	American Energy Systems, LLC
Range Resources Corporation	None
Range Resources–Midcontinent, LLC	None
Range Resources–Pine Mountain, Inc.	Nora Gathering, LLC

EXHIBIT C

IDENTIFICATION NUMBERS

Grantor	State of Organization	Federal Employer ID Number	State Organizational ID Number
Energy Assets Operating Company, LLC	Delaware	76-0597224	3009077
Range Energy Services Company, LLC	Delaware	75-2423912	2294719
Range Production Company, LLC	Delaware	80-0571783	4805503
Range Resources – Appalachia, LLC	Delaware	34-1902948	3085850
Range Resources Corporation	Delaware	34-1312571	0889546
Range Resources–Midcontinent, LLC	Delaware	73-1504725	5001404
Range Resources–Pine Mountain, Inc.	Delaware	56-2381865	3681898

EXHIBIT D

WARRANTS AND OTHER RIGHTS WITH RESPECT TO PLEDGED SECURITIES

None.

A. STOCKS:

Grantor	Issuer	Description of Collateral	Ownership Interest
Range Resources Corporation	Range Resources–Pine Mountain, Inc.	1,000 shares evidenced by stock certificate #11	100%

B. OTHER SECURITIES, OWNERSHIP INTERESTS

AND INVESTMENT PROPERTY

(CERTIFICATED AND UNCERTIFICATED):

Grantor	Issuer	Description of Collateral	Ownership Interest

Range Resources Corporation	Range Energy Services Company, LLC	Limited liability company membership interest	100%

Range Resources Corporation	Energy Assets Operating Company, LLC	Limited liability company membership interest	100%

Range Resources–Pine Mountain, Inc.	Range Resources – Appalachia, LLC	Limited liability company membership interest	100%

Range Resources–Pine Mountain, Inc.	Range Resources– Midcontinent, LLC	Limited liability company membership interest	100%

Range Resources–Pine Mountain, Inc.	Range Production Company, LLC	Limited liability company membership interest	100%

C. PLEDGED NOTES

Grantor	Issuer	Payee	Maturity Date	Principal Amount
Range Resources– Pine Mountain, Inc.	Range Resources –Appalachia, LLC	Range Resources– Pine Mountain, Inc.	April 1, 2019, or earlier at Range Resources – Appalachia, LLC’s election after April 1, 2016	$4,211,715,760.04

SCHEDULE II

PLEDGE AMENDMENT

This Pledge Amendment, dated [                    ] is delivered pursuant to Section 4.5 of the Pledge Agreement referred to below. The undersigned hereby agrees that this Pledge Amendment may be attached to the Third Amended and Restated Pledge and Security Agreement dated as of October 16, 2014, by and among RANGE RESOURCES CORPORATION, certain of its Subsidiaries and JPMORGAN CHASE BANK, N.A., a national banking association (“Agent”), as administrative agent for the Secured Parties (as amended, restated, amended and restated, supplemented or otherwise modified, the “Pledge Agreement”; capitalized terms defined therein being used herein as defined therein) and that the Pledged Securities listed on this Pledge Amendment shall be deemed to be part of the Pledged Securities and shall become part of the Collateral and shall secure all Obligations.

[ ]

By:
Name:
Title:

List of Additional Pledged Securities and Additional Pledged Notes

A. STOCKS:

Grantor	Issuer	Certificate Number	Number of Shares	Ownership Interest

B. OTHER SECURITIES, OWNERSHIP INTERESTS,

AND INVESTMENT PROPERTY

(CERTIFICATED AND UNCERTIFICATED):

Grantor	Issuer	Certificate Number	Type of Equity Interest	Ownership Interest

C. PLEDGED NOTES

Grantor	Issuer	Payee	Maturity Date	Principal Amount

EXHIBIT E

FORM OF CREDIT PARTY CLOSING CERTIFICATE

October 16, 2014

A. Reference is hereby made to that certain Fifth Amended and Restated Credit Agreement (as amended, supplemented, modified, or amended and restated from time to time, the “Credit Agreement”) dated October 16, 2014, among Range Resources Corporation, a Delaware corporation (the “Company”), JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto (the “Lenders”), pursuant to which the Lenders will provide certain loans, advances, and other financial accommodations (collectively, the “Loans”) to the Company. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

B. In connection with the Credit Agreement, I, David P. Poole, hereby certify that I am the Corporate Secretary of the Company, and that, as such, I am duly elected, qualified and authorized to execute this Secretary’s Certificate on behalf of the Company, and, DO HEREBY FURTHER CERTIFY THAT:

1.	The resolutions attached hereto as Exhibit A (i) represent a true, complete and correct copy of the resolutions pertaining to the Credit Agreement duly adopted in accordance with the law of the Company’s state of incorporation and bylaws in a meeting of the Board of Directors of the Company on September 9, 2014; (ii) these resolutions authorize the execution, delivery and performance of the Credit Agreement and the other Credit Documents to which the Company is a party; and (iii) these resolutions are the only resolutions adopted by the Board of Directors of the Company or any committee thereof in connection with the Credit Agreement and transactions completed thereby and are in full force and effect as of the date hereof.

2.	The Certificate of Authorization and Incumbency attached hereto as Exhibit B (i) accurately indicates the office, incumbency and authority of the officers named therein with regard to the execution and delivery of the Credit Agreement and each other Credit Document to which the Company is a party; and (ii) this certificate is in full force and effect as of the date hereof.

3.	Attached hereto as Exhibit C is a true, complete and correct copy of the Certificate of Incorporation of the Company, together with all amendments thereto through and including the date hereof, certified by the Delaware Secretary of State and such Certificate of Incorporation is in full force and effect as of the date hereof.

E-1

4.	Attached hereto as Exhibit D is a true, complete and correct copy of the bylaws of the Company, as amended through and including the date hereof, which are currently in full force and effect.

5.	Attached hereto as Exhibit E is a true, complete and correct copy of a certificate of existence or good standing for the Company as issued by the Secretary of State of Delaware on October 8, 2014 and since the date of certification there has been no change in the standing of the Company in Delaware.

[Signature page follows]

E-2

IN WITNESS WHEREOF, the undersigned has executed this Secretary’s Certificate as of the date first written above.

Name:	David P. Poole
Title:	Corporate Secretary

Signature Page

[Certifying Credit Party]

Closing Certificate

EXHIBIT F

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement (as defined below), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and accepts from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters or credit) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Borrower:	Range Resources Corporation

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement (as defined below).

5.	Credit Agreement:	The Fifth Amended and Restated Credit Agreement, dated as of October 16, 2014 (the “Credit Agreement”), among RANGE RESOURCES CORPORATION, a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent (such terms and each other capitalized term used but not defined herein having the meaning provided in Section 1 of the Credit Agreement).

F-1

6.	Assigned Interest:

Total Commitment for all Lenders	Amount of Commitment/Loans Assigned	Commitment Percentage[1]

$	$		%

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:

Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:

Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

[ ]	[ ]

[Remainder of page intentionally left blank; signature page follows]

1	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

F-2

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

Signature Page

Range Resources Corporation

Assignment and Acceptance Agreement

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Signature Page

Range Resources Corporation

Assignment and Acceptance Agreement

Consented to:

RANGE RESOURCES CORPORATION

By:
Name:
Title:

Signature Page

Range Resources Corporation

Assignment and Acceptance Agreement

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ACCEPTANCE AGREEMENT

Representations and Warranties.

Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (iv) attached to the Assignment is any tax or related documentation required to be delivered by it pursuant to the terms of Section 5.4 of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart

Annex 1-1

of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York.

Annex-1-2

EXHIBIT G

FORM OF PROMISSORY NOTE

New York, New York

[            ], 201[    ]

FOR VALUE RECEIVED, the undersigned, RANGE RESOURCES CORPORATION, a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to [                    ] or its registered assigns (the “Lender”), at the Administrative Agent’s Office or such other place as JPMORGAN CHASE BANK, N.A. (the “Administrative Agent”) shall have specified, in Dollars and in immediately available funds, in accordance with Section 5.3 of the Credit Agreement (as defined below; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in Section 1 of the Credit Agreement) on the Maturity Date the aggregate unpaid principal amount, if any, of all advances made by the Lender to the Borrower in respect of Loans pursuant to the Credit Agreement. The Borrower further promises to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in Section 2.8 of the Credit Agreement.

This Promissory Note is one of the promissory notes referred to in Section 2.5(e) of the Fifth Amended and Restated Credit Agreement, dated as of October 16, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the lenders from time to time party thereto (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

This Promissory Note is subject to, and the Lender is entitled to the benefits of, the provisions of the Credit Agreement, and the Loans evidenced hereby are guaranteed and secured as provided therein and in the other Credit Documents. The Loans evidenced hereby are subject to prepayment prior to the Maturity Date in whole or in part, as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Promissory Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever in connection with this Promissory Note. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or the Lender, any right, remedy, power or privilege hereunder or under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by the Administrative Agent or the Lender of any right, remedy, power or privilege hereunder or under any Credit Document on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or the Lender would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.

All payments in respect of the principal of and interest on this Promissory Note shall be made to the Person recorded in the Register as the holder of this Promissory Note, as described more fully in Section 2.5 of the Credit Agreement, and such Person shall be treated as the Lender hereunder for all purposes of the Credit Agreement.

[Remainder of page intentionally left blank]

G-1

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

RANGE RESOURCES CORPORATION

By:
Name:
Title:

Promissory Note

Range Resources Corporation

Fifth Amended and Restated Credit Agreement

- Schedule 1.1(f) -